                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                              EXCHANGE ACT OF 1934


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                   LASERSCOPE
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                   LASERSCOPE
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies: Common stock, no par value of Heraeus Surgical, Inc.


        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies: 100

        ------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: 1/50 of 1% of $14,472,000, the sum of the respective book values of the Heraeus Surgical, Inc. securities and other assets as of March 31, 1996 to be acquired by Laserscope. There is no market for Heraeus Surgical, Inc. securities, and the filing fee, therefore has been computed pursuant to the second sentence of Rule 0-11(a)(4).


        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction: $14,472,000


        /X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.



     (1)  Amount Previously Paid: $3,000


        ------------------------------------------------------------------------


     (2)  Form, Schedule or Registration Statement No.: Schedule 14A


        ------------------------------------------------------------------------


     (3)  Filing Party: Laserscope


        ------------------------------------------------------------------------


     (4)  Date Filed: June 12, 1996


        ------------------------------------------------------------------------

                                      LOGO


                               3052 ORCHARD DRIVE

                        SAN JOSE, CALIFORNIA 95134-2011

Dear Shareholder:

     A Special Meeting of Shareholders (the "Special Meeting") of Laserscope will be held at the executive offices of Laserscope, 3052 Orchard Drive, San Jose, California 95134-2011 on August 29, 1996, at 9:00 a.m. local time.

     At the Meeting, you will be asked to consider a proposal to approve the agreement dated April 23, 1996 (the "Agreement"), between Laserscope and Heraeus Med GmbH, a corporation organized under the laws of the Federal Republic of Germany ("HME"), and the transactions and agreements contemplated thereby (the "Acquisition"), including the issuance by Laserscope of 4,609,345 shares of Laserscope common stock and the payment of $2 million by Laserscope in exchange for all of the outstanding capital stock of Heraeus Surgical, Inc., a wholly-owned subsidiary of HME, and certain assets and liabilities of HME's laser distribution operations. In addition, you will be asked to consider proposals to amend Laserscope's 1994 Stock Option Plan to increase the number of shares of Laserscope common stock reserved for issuance under such plan and to approve the adoption of the 1995 Directors' Stock Option Plan.

     After careful consideration, your Board of Directors has unanimously approved the Agreement described in the attached material and the transactions contemplated thereby and has concluded that they are fair to and in the best interests of Laserscope and its shareholders. Your Board of Directors unanimously recommends a vote in favor of the Acquisition. Your Board of Directors also unanimously recommends a vote in favor of the proposals to amend the 1994 Stock Option Plan and adopt the 1995 Directors' Stock Option Plan.


     In the material accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Proxy Statement relating to the actions to be taken by Laserscope shareholders at the Special Meeting, a proxy card and Laserscope's Annual Report on Form 10-K for the year ended December 31, 1995 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1996. The Proxy Statement more fully describes the proposed acquisition and includes information about Laserscope and the purchased assets and assumed liabilities, including certain risks associated with the acquisition, and certain other matters for consideration at the Special Meeting.


     All shareholders are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy. It is important that your shares be represented and voted at the Special Meeting.

                                          Sincerely,

                                          BENJAMIN L. HOLMES
                                          Chairman of the Board

                                      LOGO

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 29, 1996

To the Shareholders of Laserscope:

     A Special Meeting of Shareholders (the "Special Meeting") of Laserscope, a California corporation ("Laserscope" or the "Company"), will be held at the executive offices of Laserscope, 3052 Orchard Drive, San Jose, California, on August 29, 1996 at 9:00 a.m. local time, for the following purposes:


          1. To consider a proposal to approve the agreement dated April 23, 1996 (the "Agreement"), between Laserscope and Heraeus Med GmbH, a corporation organized under the laws of the Federal Republic of Germany, and the transactions and agreements contemplated thereby (the "Acquisition"), including the issuance by Laserscope of 4,609,345 shares of Laserscope common stock and the payment by Laserscope of $2 million in exchange for all of the outstanding capital stock of Heraeus Surgical, Inc., a wholly-owned subsidiary of HME, and certain assets and liabilities of HME's laser distribution operations. A vote in favor of approval of the Agreement will also constitute a vote in favor of each of the foregoing elements of the Acquisition and all other transactions and agreements set forth in the Agreement for all purposes. The Agreement is attached as Exhibit A to the accompanying Proxy Statement.


          2. To authorize an amendment to Laserscope's 1994 Stock Option Plan to increase the number of shares of Laserscope common stock reserved for issuance thereunder by 975,000 shares.

          3. To approve the adoption of Laserscope's 1995 Directors' Stock Option Plan and the reservation of 300,000 shares of Laserscope common stock for issuance thereunder.

          4. To transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on July 15, 1996, will be entitled to notice of, and to vote at, the Special Meeting or any postponement or adjournment thereof. All shareholders are cordially invited to attend the Special Meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you decide to attend the meeting, you may vote in person even if you have previously returned a proxy card.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          CRAIG W. JOHNSON
                                          Secretary

San Jose, California

July 29, 1996


                             YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS...................................    1
SUMMARY...............................................................................    2
  Date, Time and Place of Special Meeting.............................................    2
  Purpose of the Special Meeting......................................................    2
  Certain Risks Associated with the Acquisition.......................................    2
  Voting and Proxies..................................................................    3
  The Acquisition.....................................................................    3
  Additional Agreements...............................................................    5
  Dissenters' Rights..................................................................    5
  Interest of Certain Persons in the Acquisition......................................    6
  Certain Federal Income Tax Considerations...........................................    6
  Recommendation of the Board of Directors............................................    6
CERTAIN RISKS ASSOCIATED WITH THE ACQUISITION.........................................    7
VOTING AND PROXIES....................................................................   12
  Date, Time and Place of Special Meeting.............................................   12
  Records Date and Share Ownership....................................................   12
  Revocability of Proxies.............................................................   12
  Voting, Vote Required and Solicitation..............................................   12
  Dilution............................................................................   13
SELECTED HISTORICAL AND PRO FORMA COMBINED CONDENSED FINANCIAL DATA...................   14
SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL DATA..................................   14
SELECTED LASERSCOPE CONSOLIDATED FINANCIAL DATA.......................................   14
SELECTED CONSOLIDATED FINANCIAL DATA RELATING TO HSI..................................   15
COMPARATIVE PER SHARE DATA............................................................   16
PROPOSAL NO. 1 THE ACQUISITION AND RELATED TRANSACTIONS...............................   17
  Background..........................................................................   17
  Reasons for the Acquisition.........................................................   18
  Laserscope Financial Advisor........................................................   20
  Recommendation of the Board of Directors............................................   21
TERMS OF THE ACQUISITION..............................................................   21
  Effective Time of the Acquisition...................................................   21
  Assets and Liabilities to be Acquired...............................................   22
  Consideration for the HME Assets....................................................   22
  Certain Covenants...................................................................   22
  Indemnification.....................................................................   23
  Continuing Liability................................................................   24
  Escrow..............................................................................   25
  Indemnification -- Additional Laserscope Shares.....................................   25
  Registration Rights.................................................................   26
  Closing and Conditions to the Acquisition...........................................   26
  Fees, Expenses and Taxes............................................................   27
  Appointment of Directors............................................................   27

                                                                                        PAGE
                                                                                        ----
  Termination of Agreement............................................................   27
  Additional Agreements...............................................................   28
  Dissenters' Rights..................................................................   28
  Certain Federal Income Tax Considerations...........................................   29
  Governmental and Regulatory Approvals...............................................   30
  Accounting Treatment................................................................   31
PROPOSAL NO. 2 AMENDMENT TO THE 1994 STOCK OPTION PLAN................................   32
  General.............................................................................   32
  Purpose.............................................................................   32
  Administration......................................................................   32
  Eligibility.........................................................................   33
  Terms of Options....................................................................   33
  Adjustments Upon Changes in Capitalization..........................................   35
  Amendment and Termination...........................................................   35
  Federal Income Tax Aspects of the 1994 Option Plan..................................   35
  Required Vote.......................................................................   36
PROPOSAL NO. 3 ADOPTION OF THE 1995 DIRECTORS STOCK OPTION PLAN.......................   37
  General.............................................................................   37
  Purpose.............................................................................   37
  Administration......................................................................   37
  Eligibility.........................................................................   37
  Terms of Options....................................................................   38
  Adjustment Upon Changes in Capitalization...........................................   39
  Amendment and Termination...........................................................   39
  Tax Information.....................................................................   39
  Required Vote.......................................................................   40
INFORMATION CONCERNING LASERSCOPE.....................................................   41
  Executive Officers of the Company...................................................   41
  Executive Compensation..............................................................   42
TRANSACTIONS WITH MANAGEMENT AND OTHERS...............................................   45
HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION........................   47
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT....................   48
MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED SHAREHOLDER MATTERS.................   49
  Transfer Agent......................................................................   49
INFORMATION CONCERNING HSI AND THE LDB................................................   50
  Overview............................................................................   50
  Products............................................................................   50
  Manufacturing.......................................................................   51
  Marketing and Sales.................................................................   51
  Service and Installation............................................................   52
  Research and Development............................................................   52
  Patents and Licenses................................................................   52

                                                                                        PAGE
                                                                                        ----
  Competition.........................................................................   53
  Regulation and Quality Assurance....................................................   53
  Facilities..........................................................................   54
  Hazardous Materials.................................................................   54
  Legal Proceedings...................................................................   54
  Description of Securities...........................................................   54
  Employees...........................................................................   54
  Risk Factors........................................................................   54
HSI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................   55
  Overview............................................................................   55
  Quarters Ended March 31, 1996 and 1995..............................................   55
  Years Ended December 31, 1995 and 1994..............................................   56
  Years Ended December 31, 1994 and 1993..............................................   57
  Liquidity and Capital Resources.....................................................   58
INCORPORATION BY REFERENCE............................................................   58
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE
  ACT OF 1934.........................................................................   59
SHAREHOLDER PROPOSALS FOR 1997 MEETING................................................   59
OTHER MATTERS.........................................................................   59
INDEX TO FINANCIAL STATEMENTS.........................................................  F-1
INDEX TO EXHIBITS

                                   LASERSCOPE
                               3052 ORCHARD DRIVE
                        SAN JOSE, CALIFORNIA 95134-2011

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS


     The accompanying proxy is solicited by the Board of Directors of Laserscope for use at the Special Meeting of Shareholders of Laserscope to be held August 29, 1996 (the "Special Meeting"), and at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. The date of this Proxy Statement is July 29, 1996. This Proxy Statement and accompanying proxy were first sent to shareholders on or about July 29, 1996.



     Except for the historical information in this Proxy Statement and documents incorporated herein by reference (collectively, the "Proxy Statement") the matters discussed herein are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. Factors that could cause actual results to differ materially include, but are not limited to, the risks associated with the proposed acquisition transaction between Laserscope and Heraeus Med GmbH, including the integration of the assets to be acquired by Laserscope and other matters described more fully herein, the timing of orders and shipments of the Company's products, the timely development and market acceptance of new products and surgical procedures, the impact of competitive products and pricing, the Company's ability to further expand into international markets, public policy relating to health care reform in the United States and other countries, approval of the Company's products by government agencies such as the United States Food and Drug Administration, and other risks detailed below and included from time to time in the Company's reports filed with the Securities and Exchange Commission and press releases, copies of which are available from the Company upon request. The Company assumes no obligation to update any forward-looking statements contained herein.



     References made in this Proxy Statement to "Laserscope," the "Company" or the "Registrant" refer to Laserscope and its subsidiaries. The following Laserscope trademarks are mentioned in this Proxy Statement: Laserscope, Dermastat, KTP/532 and Microbeam, are registered trademarks of the Company; and Endostat, KTP/YAG, Microstat, KTP Disc Kit, Laparostat, SpineStat, ADD, ADDStat, LDD, Orion, Aura, SmartScan and StarPulse are trademarks of the Company. Hexascan is a trademark of Prein and Partners. Photofrin is a registered trademark of QLT Phototherapeutics, Inc.


     The following trademarks of Heraeus Med GmbH ("HME") and Heraeus Surgical, Inc. ("HSI") are referred to in this Proxy Statement: HANAULUX, HANAUPORT and HANAUVISION are registered trademarks of HME; LaserSonics, ULTRALINE and ILLUMINA are registered trademarks of HSI; PARAGON and HERCULES are trademarks of HSI. MAQUET is a registered trademark of Stierlen Maquet AG.

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This summary does not contain a complete statement of all material features of the proposals to be voted on at the Special Meeting and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement, the Exhibits hereto and the documents referenced herein, which shareholders are urged to read. The information set forth in this Proxy Statement concerning Laserscope has been furnished by Laserscope. The information set forth in this Proxy Statement concerning HME, HSI and the LDB (each as defined below) has been furnished by HME.

DATE, TIME AND PLACE OF SPECIAL MEETING

     The Special Meeting will be held at the executive offices of Laserscope, 3052 Orchard Drive, San Jose, California 95134-2011, on August 29, 1996 at 9:00 a.m. local time.

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, the shareholders of Laserscope will be asked to consider a proposal to approve the agreement dated April 23, 1996 (the "Agreement"), between Laserscope and Heraeus Med GmbH ("HME"), and the transactions and agreements contemplated thereby (the "Acquisition"). The Acquisition is being presented to shareholders as a single unified proposal, and adoption of the Acquisition by Laserscope's shareholders will constitute adoption by such shareholders of all transactions and agreements contemplated by the Agreement, as described more fully below. See "SUMMARY -- The Acquisition," "THE ACQUISITION AND RELATED TRANSACTIONS," and Exhibit A.

     In addition, shareholders will be asked to consider proposals to: (a) approve an amendment to Laserscope's 1994 Stock Option Plan to increase the number of shares of Laserscope common stock reserved for issuance thereunder by 975,000 shares; and (b) adopt Laserscope's 1995 Directors' Stock Option Plan and the reservation of 300,000 shares of Laserscope common stock for issuance thereunder. See "AMENDMENT TO THE 1994 STOCK OPTION PLAN" and "ADOPTION OF THE 1995 DIRECTORS' STOCK OPTION PLAN." Shareholders will also consider such other matters as may properly come before the Special Meeting. See "OTHER MATTERS."


CERTAIN RISKS ASSOCIATED WITH THE ACQUISITION



     The anticipated benefits of the Acquisition are subject to the successful and timely integration of the HME Assets (as defined below). Such integration will require substantial attention of Laserscope's management, which does not have experience integrating businesses of this size. The Acquisition will be recorded as a purchase and as a result Laserscope will record certain non-recurring and recurring charges. In the period in which the transaction closes, Laserscope will record a non-recurring charge of approximately $1.1 million relating to the write-off of in-process technology.



     As of March 31, 1996, Laserscope's total assets and liabilities were $23.0 million and $5.6 million, respectively. As of such date Laserscope's working capital was $12.8 million while cash and cash equivalents amounted to approximately $2.6 million. In connection with the Acquisition, Laserscope may need to raise additional capital which, if available, may result in dilution to Laserscope shareholders and/or financial and operating restrictions. Both Laserscope and HSI have a history of significant losses. There can be no assurance that, following the consummation of the Acquisition, the combined companies will achieve profitability.



     As part of the Acquisition, Laserscope will issue 4,609,345 shares of Laserscope common stock (representing approximately a 39.5% ownership interest) to HME and will appoint three designees of HME to the Laserscope Board of Directors. As a result, Laserscope shareholders will experience substantial dilution in their ownership interest while HME will be in a position to exert significant influence on Laserscope.



     In addition, factors such as regulatory actions, technological change, uncertainty of new product developments, dependence on single-source suppliers, competition, reliance on intellectual property protection, dependence on key personnel, transfers of Laserscope shares by HME, fluctuations in Laserscope's actual or anticipated quarterly operating results, product liability and general economic conditions may have a material adverse impact on the market price of Laserscope common stock. See "CERTAIN RISKS ASSOCIATED WITH THE ACQUISITION."


VOTING AND PROXIES


     Only shareholders of record at the close of business on July 15, 1996 are entitled to notice of, and to vote at, the Special Meeting and any postponements or adjournments thereof. As of that date, there were approximately 7,189,890 shares of common stock of Laserscope issued and outstanding. Each holder of shares of Laserscope common stock is entitled to one vote for each share of stock held by him or her on the proposals presented in this Proxy Statement. The presence, either in person or by properly executed proxy, of a majority of the outstanding shares of Laserscope, on an as-converted basis, will constitute a quorum, at the Special Meeting.


     Under the California General Corporation Law, the proposal to approve the Agreement and the Acquisition must be approved by the affirmative vote of a majority of the outstanding shares of Laserscope's common stock. The proposals for the Acquisition are not structured so that approval of at least a majority of Laserscope's unaffiliated shareholders is required for adoption. Certain of Laserscope's directors and executive officers have advised Laserscope that they and their affiliates intend to vote all shares of Laserscope held by them, representing approximately 2% of the outstanding shares of Laserscope's common stock, in favor of the Acquisition. The affirmative vote of a majority of the shares represented and voting at the Special Meeting (providing that a quorum is present), which shares voting affirmatively also constitute a majority of the required quorum, is required under California law for approval of the amendment to the 1994 Stock Option Plan and the adoption of 1995 Directors' Stock Option Plan. See "VOTING AND PROXIES."

THE ACQUISITION


     Effective Time. Laserscope and HME executed the Agreement on April 23, 1996. The transactions contemplated by the Agreement will take place at the closing (the "Closing") which shall occur on or before August 31, 1996 (the "Closing Date").



     Assets and Liabilities to be Acquired. The Agreement provides that at the Closing Laserscope will acquire all of the outstanding shares of capital stock of HSI (the "HSI Shares") and certain assets and liabilities of HME's German laser distribution operations (the "LDB Assets and Liabilities"), consisting principally of inventory, trade payables and employee-related liabilities. The HSI Shares and the LDB Assets and Liabilities are collectively referred to herein as the "HME Assets." The Agreement also provides that, effective upon the Closing, HME will grant to Laserscope the right to purchase and resell in the United States certain products for HME. In addition, Laserscope has agreed to assume any product liability arising after the Closing, relating to products manufactured or sold by HSI or HME's laser distribution operations any time before or after the Closing. See "TERMS OF THE ACQUISITION -- Assets and Liabilities to be Acquired," "-- Indemnification" and "-- Additional Agreements."


     Consideration for the HME Assets. As consideration for the HME Assets, Laserscope will issue to HME 4,609,345 shares of Laserscope common stock (500,000 of which will be placed in an escrow account for one year to cover certain indemnification obligations of HME under the Agreement), and will pay to HME $2 million in cash.

     Additional Rights. At the Closing, Laserscope will grant to HME: the right to obtain from Laserscope, at any time within four years of the Closing Date, a nonexclusive worldwide sublicense outside the United States (the "CVAC Sublicense") to all of HSI's rights to manufacture and sell central smoke evacuation equipment ("CVAC"), and all related rights, for so long as HSI continues to have such rights; and a nonexclusive worldwide license outside the United States to all of HSI's technology relating to mounting devices (the "Mounting Device License") for a period of ten years from the Closing. See "TERMS OF THE ACQUISITION -- Indemnification" and "-- Additional Agreements."

     Certain Covenants. Pursuant to the terms of the Agreement, HME and Laserscope have each agreed to certain additional covenants in connection with the Acquisition and related agreements, including an agreement by: (i) HME not to develop, manufacture or sell hospital or physician office-based laser surgical systems or accessories for a period of seven years from the Closing Date; (ii) Laserscope not to develop, manufacture, service or sell mounting device products outside of the United States during the term of its related license to HME; (iii) Laserscope not to develop, manufacture, service or sell products based on certain technology sublicensed to HME relating to CVAC outside of the United States during the seven year period after the Closing; (iv) HME not to acquire any additional shares of Laserscope common stock without the approval of Laserscope's Board of Directors, during the seven year period after Closing; (v) HME not to sell, transfer or pledge any shares of Laserscope common stock received at the Closing (other than to Laserscope pursuant to the indemnification provisions described above) for a period of one year from the Closing Date; (vi) Laserscope to cause the reduction in its authorized number of directors from eight to seven upon the first anniversary of the Closing and to use its best efforts to have a certain number of nominees of HME elected to the Laserscope Board of Directors, as more fully described below; and (vii) Laserscope until the Closing not to issue and sell more than $3 million of its capital stock (excluding sales upon exercise of employee, director or consultant stock options), grant options to purchase more than 150,000 shares of Laserscope common stock to employees and directors of, and consultants to Laserscope or grant effective upon the Closing, options to purchase more than one million shares of Laserscope common stock to employees and directors of, and consultants to Laserscope or HSI, not more than 200,000 of which shall be granted to Laserscope's executive officers, without obtaining the prior written consent of HME. In addition, Laserscope and HME have each agreed to conduct their respective businesses in the ordinary course consistent with prior practices. See "TERMS OF THE ACQUISITION -- Certain Covenants" and "-- Additional Agreements."

     Indemnification. Laserscope and HME have agreed to indemnify and hold each other harmless from breaches of representations and warranties and covenants and for certain liabilities in connection with the Acquisition, the HME Assets and the operation of their respective businesses. See "TERMS OF THE
ACQUISITION -- Indemnification" and "-- Continuing Liability."


     Continuing Liability. In the absence of fraud and for a period of one year from the Closing Date and except for certain HSI tax-related liabilities, HME's liability to Laserscope for breach of HME's representations and warranties under the Agreement will be limited to the 500,000 shares of Laserscope common stock placed in escrow as described below, and Laserscope's liability to HME for breach of Laserscope's representations and warranties under the Agreement will be limited to 500,000 additional shares of Laserscope common stock. In the event of fraud or any claim other than for a breach of a representation or warranty, the Agreement entitles the aggrieved party to all rights and remedies at law and in equity which may accrue to such party. See "TERMS OF THE
ACQUISITION -- Continuing Liability."


     Escrow. At the Closing, or as soon thereafter as possible, Laserscope's transfer agent will deposit into escrow a certificate representing 500,000 of the shares of Laserscope common stock issuable to HME under the Agreement to cover certain indemnification obligations of HME under the Agreement. If the Escrow Agent (as defined below) has not received written notice of a claim for indemnification by Laserscope under the Agreement within one year after the Closing, the Escrow Agent will release the certificate for the escrowed shares to HME. Any escrowed shares used to settle any claim under the Agreement will be valued at the average of the closing prices of Laserscope common stock on the Nasdaq National Market ("Nasdaq") over the five trading days immediately preceding the date on which the claim is settled. See "TERMS OF THE
ACQUISITION -- Escrow."


     Additional Laserscope Shares. If HME notifies Laserscope within one year after the Closing that it has a claim or claims for indemnification under the Agreement, and such claim has been resolved by Laserscope and HME or by an arbitrator (selected by the parties), Laserscope shall issue up to 500,000 additional shares of Laserscope common stock to HME to compensate HME for the amount of such claim or claims. Such additional shares issued to HME to settle any claim under the Agreement will be valued at the average of the closing prices of Laserscope common stock on Nasdaq over the five trading days immediately preceding the date on which the claim is settled. See "TERMS OF THE ACQUISITION -- Indemnification Shares."

     Registration Rights. The Agreement provides HME with certain registration rights which become effective one year following the Closing. See "TERMS OF THE ACQUISITION -- Registration Rights."

     Closing and Conditions to the Acquisition. The Agreement provides that the Closing will take place following the approval of the Acquisition by the shareholders of Laserscope at such time and place as the parties may mutually agree, prior to August 31, 1996. The respective obligations of HME and Laserscope to consummate the Acquisition are subject to the satisfaction of a number of conditions, including, but not limited to, (a) the truth and accuracy in all material respects of the representations and warranties of the other party set forth in the Agreement; (b) the legality of the Acquisition; (c) the approval of the Agreement by the shareholders of Laserscope; (d) the Closing of the Acquisition on or before August 31, 1996; and (e) the obtaining of all material government approvals and agreements and consents of any party necessary for the other party's consummation of the transactions contemplated by the Agreement. In addition, the obligation of Laserscope to consummate the Acquisition is further subject to the satisfaction of a number of conditions, unless waived in writing by Laserscope, including the receipt by Laserscope of an opinion of counsel to HME reasonably satisfactory to Laserscope as to matters usual in transactions similar to the Acquisition. Furthermore, the obligation of HME to consummate the Acquisition is further subject to the satisfaction of a number of conditions, unless waived in writing by HME, including (a) the receipt by HME of an opinion of counsel to Laserscope reasonably satisfactory to HME as to matters usual in transactions similar to the Acquisition, and (b) the expansion of the Board of Directors of Laserscope to eight members, and the appointment of three directors designated by HME to fill the three resulting vacancies. See "TERMS OF THE ACQUISITION -- Certain Covenants -- Directors,"
"-- Closing and Conditions to the Acquisition," and "-- Appointment of
Directors."

     Appointment of Directors. Upon the consummation of the Acquisition, the number of directors on the Board of Directors of Laserscope will be set at eight, and three directors designated by HME will be appointed by the Laserscope Board to fill the three resulting vacancies. See "TERMS OF THE ACQUISITION -- Certain Covenants -- Directors," "-- Closing and Conditions to the Acquisition," and "-- Appointment of Directors."

     Termination of Agreement. The Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Acquisition by the shareholders of Laserscope, by either Laserscope or HME if (a) the other party has breached a material provision of the Agreement and has not corrected such failure within thirty days after receipt of written notice describing such breach; or (b) every condition to Closing is not either satisfied or waived, and Closing does not occur, by August 31, 1996.

ADDITIONAL AGREEMENTS

     In connection with the Acquisition, Laserscope has also entered or agreed to enter into certain other agreements involving the distribution or licensing of certain products and technology. In addition, in connection with the Agreement's indemnification provisions, Laserscope and HME will enter into an escrow agreement with respect to 500,000 of the shares of Laserscope common stock to be issued to HME upon Closing (the "Escrow Agreement"). Under the Escrow Agreement, Laserscope and HME agree to indemnify the Escrow Agent (as defined below) against any and all losses, claims, damages, liabilities and expenses incurred by the Escrow Agent in connection with performing his duties under the Escrow Agreement, provided the Escrow Agent acts in good faith and in the exercise of good business judgment. In the event of any dispute with respect to the Escrowed Shares (as defined below), the Escrow Agent is authorized under the Escrow Agreement to retain possession of the Escrowed Shares until such dispute is resolved.

DISSENTERS' RIGHTS

     If the Acquisition is approved by the required vote of Laserscope's shareholders and is not abandoned or terminated, any holder of Laserscope's stock may, by complying with the provisions of the California General Corporation Law, require Laserscope to purchase for cash at their fair market value the shares owned by such shareholder which were voted against the Acquisition. Under California law, the fair market value shall be determined as of the day before the first announcement of the terms of the Acquisition, excluding any appreciation or depreciation in consequence of the Acquisition.


INTEREST OF CERTAIN PERSONS IN THE ACQUISITION



     As part of the Acquisition, the Company has agreed to appoint three designees to HME to Laserscope's Board of Directors, contingent upon the Closing. See "TERMS OF THE ACQUISITION -- Certain Covenants -- Directors,"
"-- Closing Conditions to the Acquisition." Upon the Closing, HME will own approximately 39.5% of the Laserscope common stock and will be in a position to have significant influence on the election of directors and other corporate matters which require the vote of Laserscope shareholders. See "CERTAIN RISKS ASSOCIATED WITH THE ACQUISITION -- Dilution of Ownership of Laserscope; Significant Influence on Laserscope by HME."


CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


     A Laserscope shareholder will not recognize gain or loss as a result of the Acquisition except to the extent that the shareholder exercises dissenters' rights. Laserscope's issuance to HME of 4,609,395 shares of Laserscope common stock as partial consideration for the purchased assets could, when aggregated with other changes in ownership of Laserscope stock over the preceding three years, cause Laserscope to be deemed to have undergone an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, which could limit the amount of Laserscope's net operating loss carryforwards available to offset taxable income which may be earned by Laserscope in future periods. See "TERMS OF THE ACQUISITION -- Certain Federal Income Tax Considerations" and "-- Dissenters' Rights."


RECOMMENDATION OF THE BOARD OF DIRECTORS

     LASERSCOPE'S DIRECTORS HAVE UNANIMOUSLY AUTHORIZED AND APPROVED THE ACQUISITION AND BELIEVE THAT THE ACQUISITION IS IN THE BEST INTERESTS OF LASERSCOPE AND THE SHAREHOLDERS, AND UNANIMOUSLY RECOMMEND THAT LASERSCOPE'S SHAREHOLDERS APPROVE THE AGREEMENT AND THE ACQUISITION. IN ADDITION, LASERSCOPE'S DIRECTORS HAVE UNANIMOUSLY APPROVED, AND UNANIMOUSLY RECOMMEND, THAT LASERSCOPE'S SHAREHOLDERS APPROVE THE PROPOSALS TO AMEND LASERSCOPE'S 1994 STOCK OPTION PLAN AND TO ADOPT LASERSCOPE'S 1995 DIRECTORS' STOCK OPTION PLAN. A VOTE IN FAVOR OF APPROVAL OF THE AGREEMENT WILL ALSO CONSTITUTE A VOTE IN FAVOR OF EACH OF THE ELEMENTS OF THE ACQUISITION AND ALL OTHER TRANSACTIONS AND AGREEMENTS SET FORTH IN THE AGREEMENT FOR ALL PURPOSES.

                 CERTAIN RISKS ASSOCIATED WITH THE ACQUISITION



     Difficulties and Cost of Integration. The anticipated benefits of the Acquisition will not be achieved unless the HME Assets are successfully integrated in a smooth and timely manner. The transition will require among other matters, integration of the respective companies' engineering, manufacturing and marketing and sales organizations, product offerings and research and development personnel and activities. The integration will require substantial attention from management, which does not have experience integrating businesses of this size. There can be no assurance that the integration can be accomplished smoothly or successfully. In addition, the diversion of management attention from the day-to-day operations of the businesses to the integration, and any difficulties encountered in the transition process could have a material adverse impact on the business, revenues and operating results of Laserscope.



     Impact of Amortization on Earnings. The transaction will be recorded as a purchase and as a result Laserscope will record certain non-recurring and recurring charges. In the period in which the transaction closes, the Company will record a non-recurring charge of approximately $1.1 million relating to the write-off of the in-process technology included in the Acquisition. In addition, the Company will record annually for a period of five to seven years, approximately $300,000 in charges resulting from the amortization of other intangibles determined by the purchase price allocation.



     Limited Working Capital; Potential Need to Raise Additional Capital. As of March 31, 1996, Laserscope's total assets and liabilities were $23.0 million and $5.6 million, respectively. As of such date, Laserscope's working capital was $12.8 million while cash and cash equivalents amounted to approximately $2.6 million. Laserscope's need for capital is affected by the current and anticipated demand for its products as well as procurement and production lead times in its manufacturing processes. In addition, pursuant to the Agreement, Laserscope has agreed to pay HME $2 million as partial consideration for the HME Assets. Laserscope also expects to pay approximately $1.5 million of additional costs relating to the Acquisition within the first six months after the Closing of the Acquisition. Changes in these factors could have a material impact on capital requirements. Laserscope is exploring alternatives, in addition to using existing cash resources, to finance the Acquisition, including debt and equity. Such financing alternatives may not be available on satisfactory terms, or at all. In addition, future equity financings could result in dilution to Laserscope's shareholders, and future debt financings could result in certain financial and operational restrictions. Laserscope currently anticipates that additional financing either through the Company's bank line of credit or otherwise would be required for the Company's currently envisioned long term needs.



     History of Losses. At March 31, 1996, the Company had an accumulated deficit of $19.2 million. The Company experienced annual net losses of $3.6 million, $931,000, $4.4 million and $5.2 million for the years ended December 31, 1995, 1994, 1992 and 1991, respectively. HSI has also experienced significant net losses, incurring net losses of $211,000 for the three months ended March 31, 1996, and $3.3 million, $439,000, $675,000, $5.1 million and
$1.1 million for the years ended December 31, 1995, 1994, 1993, 1992 and 1991, respectively. At March 31, 1996, HSI had an accumulated deficit of approximately $26.0 million. There can be no assurance that, following consummation of the Acquisition, the combined companies can achieve profitability.



     Currency Fluctuations. Approximately 20% of HSI's sales are made outside the U.S. and significant portions of the OR Products are imported from Germany. Fluctuations in currency rates affect and could continue to affect the price competitiveness and profitability of HSI's products in international markets. HSI generally does not hedge against currency risks. See "HSI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS -- Liquidity and Capital Resources."



     Dilution of Ownership of Laserscope; Significant Influence on Laserscope by HME. Upon the closing of the Acquisition, HME will beneficially own approximately 39.5% of the outstanding Laserscope common stock, and approximately 42% if Laserscope issues all of the 500,000 Additional Laserscope Shares (as defined below). This represents substantial dilution of the ownership interest in Laserscope to its current shareholders. See "VOTING AND
PROXIES -- Dilution." In addition, contingent upon the Closing, the Laserscope Board of Directors has amended the Laserscope Bylaws to increase the number of directors on the Laserscope Board from seven to eight. Under the Agreement, Laserscope has agreed to fill the resulting vacancy, as well as the existing two vacancies on the Laserscope Board of Directors, with three designees of HME, subject to and effective upon the Closing. Under the Agreement, Laserscope has agreed to reduce its Board of Directors to seven members one year from the Closing Date. Commencing one year after the closing of the Acquisition, for so long after such anniversary as HME owns at least 3.3 million shares of Laserscope common stock, Laserscope has agreed to use its best efforts to have three nominees of HME elected to the Laserscope Board of Directors; for so long after such anniversary as HME owns at least 1.6 million shares of Laserscope common stock, Laserscope has agreed to use its best efforts to have at least two nominees of HME elected to the Laserscope Board of Directors; and for so long after such anniversary as HME owns at least 600,000 shares of Laserscope common stock, Laserscope has agreed to use its best efforts to have one nominee of HME elected to the Board. Furthermore, for so long as HME owns at least 600,000 shares of Laserscope common stock, Laserscope has agreed not to increase, or ask its shareholders to increase, the number of directors beyond seven without the prior consent of HME.



     As a result of the above agreements and as a result of HME's ownership interest in Laserscope, HME will be in a position to have a significant influence on the election of directors and other corporate matters which require the vote of Laserscope shareholders. See "TERMS OF THE ACQUISITION -- Certain Covenants -- Directors," "-- Appointment of Directors," and "INFORMATION CONCERNING LASERSCOPE -- Principal Shareholders."



     Government Regulation; Uncertainty of Obtaining Regulatory
Approval. Government regulation in the United States and other countries is a significant factor in the development, manufacturing and marketing of many of the Company's products and in the Company's ongoing research and development activities. The Company and its products are regulated by the United States Food and Drug Administration ("FDA") under the Federal Food, Drug and Cosmetic Act (the "FDC Act") and the Radiation Control for Health and Safety Act. The FDC Act provides two basic review procedures for medical devices. Certain products qualify for a Section 510(k) ("510(k)") procedure under which the manufacturer gives the FDA premarket notification of the manufacturer's intention to commence marketing the product. The manufacturer must, among other things, establish that the product to be marketed is "substantially equivalent" to a previously marketed product. In some cases, the manufacturer may be required to include clinical data gathered under an investigational device exemption ("IDE") granted by the FDA allowing human clinical studies.



     If the product does not qualify for the 510(k) procedure, the manufacturer must file a premarket approval application ("PMA") based on testing intended to demonstrate that the product is both safe and effective. The PMA requires more extensive clinical testing than the 510(k) procedure and generally involves a significantly longer FDA review process. Approval of a PMA allowing commercial sale of a product requires preclinical laboratory and animal tests and human clinical studies conducted under an IDE establishing safety and effectiveness. Generally, because of the amount of information required, the 510(k) procedure takes less time than the PMA procedure. Future applications may require clearance through the PMA procedure. There can be no assurance that such marketing clearances can be obtained on a timely basis. Delays in receiving such clearances could have a significant adverse impact on the Company. The FDA may also require post-market testing and surveillance programs to monitor certain products.



     Certain other countries require the Company to obtain clearances for its products prior to marketing the products in those countries. The requirements vary widely from country to country and are subject to change. The European community is in the process of developing a new approach to the regulation of medical products which may significantly change how medical devices are marketed in those countries within the next several years. In February 1996, the Company achieved ISO 9001 and CE (European Conformation) mark registration in anticipation of this approach.



     The Company is also required to register with the FDA and state agencies, such as the Food and Drug Branch of the California Department of Health Services, as a medical device manufacturer. The Company is inspected on a routine basis by both the FDA and the State of California for compliance with the FDA's Current Good Manufacturing Practice regulations. Those regulations impose certain procedural and documentation requirements upon the Company with respect to manufacturing, testing, and quality control activities. If violations of applicable regulations are noted during these inspections, the continued marketing of any products manufactured by the Company may be adversely affected.



     In addition, the Company's laser products are covered by a performance standard for laser products set forth in FDA regulations. The laser performance standard imposes certain specific record-keeping, reporting, product testing, and product labeling requirements on the Company. These requirements also include affixing warning labels to the Company's laser systems, as well as the incorporation of certain safety features in the design of the Company's products.



     In 1983, regulations were adopted under the Medicare program for the reimbursement of health care costs based on Diagnostic Related Groups ("DRGs"). The DRG regulations limit the dollar amount that a hospital may be reimbursed depending on the nature of the diagnosis. This provides an incentive for the hospital to treat a patient in the most cost-effective manner since the reimbursement will be fixed, regardless of how much it costs the hospital to provide the treatment. Changes in DRG regulations, such as those relating to reimbursement of capital equipment costs, could have an adverse effect on the Company. These regulations also influence reimbursements by private insurance companies. Changes in insurance coverage could impact such reimbursements and thereby adversely affect future sales of the Company's products.



     Complying with applicable governmental regulations and obtaining necessary clearances or approvals can be time consuming and expensive, and there can be no assurance that regulatory review will not involve delays or other actions adversely affecting the marketing and sale of the Company's products. The Company also cannot predict the extent or impact of future legislation or regulations.



     During the past four years, there has been substantial debate in the political arena related to prospective changes in the U.S. healthcare system. Cost containment is a major element of these policy reviews and to the extent that new policies and practices curtail hospital capital equipment and supplies procurement patterns or dictate which surgical procedures will be covered by applicable insurance or government funded or subsidized programs, this could have a negative impact on the Company.



     The Company is also subject to regulation under federal and state laws regarding, among other things, occupational safety, the use and handling of hazardous materials and protection of the environment.



     Uncertainty of Technological Change; Uncertainty of New Product Development. Laserscope and HSI operate in industries that are subject to rapid technological change. Their ability to remain competitive will depend upon, among other things, their ability to anticipate and respond to such change. As a result, the Company has devoted and will continue to devote substantial resources to research and development. Laserscope's current research and development programs are directed toward the development of new products and enhancements to existing laser, instrumentation and disposable products. Much of the Company's laser product development efforts have built on the earlier basic research of Du Pont related to the potassium titanyl phosphate ("KTP") crystal. A major element of the Company's current product development effort is related to instrumentation and disposable products. The Company's expenditures for research and development were approximately $3.8 million, $3.6 million, and $4.0 million in 1995, 1994 and 1993, respectively.



     In addition, HSI has encountered various technical problems with the production of its PARAGON CO2 laser product, which is relatively new. Although these problems are not believed to be unusual for a new product of this type, they could adversely affect sales and profitability of this product. See "HSI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Years Ended December 31, 1995 and 1994."



     No assurance can be given that the Company will be successful in designing, manufacturing or selling its enhanced or new products in a timely manner. Nor can any assurance be given that a competitor could not introduce a new or enhanced product or technology that could have an adverse effect on the Company's competitive position.



     Dependence on Single-Source Suppliers. Certain of the components used in the Company's products, including KTP crystals, molded and cast components, power supplies, and certain optical components, are purchased from single sources. KTP crystals are currently available at appropriate quality levels from only one supplier, a division of Litton Industries. This supplier has a second crystal growing and fabrication facility at a second location in the United States geographically isolated from its original production facility. An interruption in the supply of KTP crystals or other supplies from present suppliers could have a material adverse effect on the Company's business and results of operations.



     Competition. The medical laser market is highly competitive. The ability of the Company to compete effectively depends on such factors as market acceptance of its laser systems, product performance and price, customer support, and success and timing of new product development by the Company and its competitors. Some of the Company's current and prospective competitors have or may have significantly greater financial, technical, manufacturing and marketing resources than the Company.



     Laserscope competes in the nonophthalmic surgical segment of the worldwide medical laser market, in which lasers are used in hospital operating rooms, outpatient surgery centers and individual physician offices for a wide variety of procedures. A large number of companies have entered the surgical laser market over the past several years, certain of which have significantly greater financial and other resources than the Company. Certain surgical laser manufacturers have targeted their efforts on narrow segments of the market, such as angioplasty and lithotripsy. To the extent that their products compete for the same capital equipment funds, these manufacturers may be deemed to compete with the Company. More generally, surgical laser manufacturers such as Laserscope compete with standard surgical methods and other medical technologies. There can be no assurance that the Company can compete effectively against such competitors. In addition, there can be no assurance that these or other companies will not succeed in developing technologies and products that are more effective than the Company's or that would render the Company's technology or products obsolete or uncompetitive.



     Reliance on Patents and Licenses. The Company's ability to compete effectively will depend in part on its ability to develop and maintain proprietary aspects of its technology. The Company holds several patents issued in the United States, generally covering surgical laser systems, delivery devices, calibration inserts, the laser resonator and the connector used to attach disposable and reusable instrumentation to the Company's laser systems. There can be no assurance that the patents that have been issued to the Company or any patents which may be issued as a result of the Company's patent applications will provide any competitive advantages for the Company's products or that they will not be successfully challenged, invalidated or circumvented in the future. In addition, there can be no assurance that competitors, many of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, issue, use and sell its products.



     In 1986, the Company acquired a license under certain United States patents from Du Pont relating to KTP and related crystalline material used in the Company's laser systems for $270,000. The license was exclusive for in vivo diagnostic and therapeutic applications of KTP material. Although the license has a 15-year term expiring in 2001, the principal patent licensed under this agreement expired in April 1993. Accordingly, the use by competitors of a key component in the Company's surgical laser systems has not been prohibited since the expiration date. Under the terms of the Company's license, the Company is required to achieve certain minimum sales of systems using KTP material to maintain the license. In addition, Du Pont has sole discretion whether or not to enforce the license against infringers. There can be no assurance that others will not develop substantially equivalent proprietary technology or otherwise obtain access to the Company's know-how.



     Failure to Attract or Retain Key Personnel Can Adversely Affect
Results. Laserscope is and will continue to be dependent upon the efforts and abilities of a number of current key personnel. In addition, upon consummation of the Acquisition, Laserscope will be dependent upon the efforts and abilities of key personnel that will become employees in connection with the Acquisition. The success of Laserscope after the Acquisition will depend to a large extent upon its ability to attract and to retain key employees and to integrate former employees of HSI and HME. The loss of certain of these people or Laserscope's inability to attract and retain other key employees would have a material adverse effect on the business, financial condition and results of operations of Laserscope.

     Potential Adverse Effect on Price of Common Stock and Laserscope's Ability to Raise Capital upon Release of Lockup Restriction. Laserscope will issue 4,609,345 shares of Laserscope common stock to HME in connection with the Acquisition representing an approximately 39.5% ownership interest in Laserscope. HME has agreed not to sell any of such additional shares until after one year from the Closing. Laserscope has agreed to file a "shelf" registration statement with respect to HME's shares of Laserscope common stock by the end of such one year period. HME will have the ability, subject to certain restrictions set forth in the Agreement, to sell all or any of its shares of Laserscope common stock at any time after such one year period. Any sale of shares by HME would substantially alter the market float for Laserscope's common stock and could have an adverse effect on Laserscope's ability to raise capital. In addition, any such sales, especially in large amounts, could adversely affect the market price of Laserscope's common stock. See "TERMS OF THE ACQUISITION -- Certain Covenants -- Lockup" and "-- Registration Rights."



     Fluctuations in Quarterly Operating Results. A number of factors affect the Company's financial results and stock price, especially on a quarterly basis. One such factor is the timing of shipments. The Company's laser products are relatively expensive pieces of medical capital equipment and the precise shipment date of specific units can have a marked effect on the Company's results of operations on a quarterly basis. Any delay in product shipments near the end of a quarter could cause quarterly results to fall short of anticipated levels. Another related factor is the timing of orders. To the extent orders are received by the Company near the end of a quarter, the Company may not be able to fulfill the order during the balance of that same quarter. In addition, the Company typically receives a disproportionate percentage of its orders toward the end of each quarter. To the extent that anticipated orders are not received or are delayed beyond the end of the applicable quarter, the Company's revenues may be adversely affected and the Company's revenues may be unpredictable from quarter to quarter. Further, there can be no assurance that revenue growth or profitability on a quarterly or annual basis will be accomplished.



     Product Liability Risk; Limited Insurance Coverage. Laserscope's development, manufacture and sale of surgical, dermatological and therapeutic laser systems and related surgical instrumentation and disposable supplies and accessories entails significant risk of product liability claims. Laserscope has agreed to indemnify HME and its officers, directors, shareholders and affiliates, insurers, attorneys, successors and assigns, from, among other things, any and all liabilities, losses, damages, claims, costs and expenses not reimbursed by insurance resulting from any product liability claims (whether based on negligence, strict liability or any other legal theory) arising after the Closing and relating to products sold by Laserscope or HSI or the LDB at any time before or after the Closing. The Company's current product liability insurance covers claims related to products sold by Laserscope and its subsidiaries and affiliated persons, including acquired products sold prior to the Closing by HSI and HME, in an amount up to $10 million (subject to a $100,000 deductible). There can be no assurance that Laserscope's product liability insurance coverage is adequate to protect the Company from any liabilities that it might incur in connection with the development, manufacture and sale of its products or in connection with the Company's indemnification obligations to HME. In addition, product liability insurance is expensive and in the future may not be available to the Company on acceptable terms, or at all. A successful product liability claim or series of claims, or an indemnification claim by HME brought against the Company in excess of its insurance coverage, would have a material adverse effect on the Company's business, financial condition and results of operations. See "TERMS OF THE
ACQUISITION -- Indemnification" and "INFORMATION CONCERNING HSI AND THE
LDB -- Products."



     Volatility of Stock Price. The market price of the Company's common stock may be subject to significant fluctuations. These fluctuations may be due to factors specific to the Company, such as quarterly fluctuations in the Company's financial results, changes in analysts' estimates of future results, changes in investors' perceptions of the Company or the announcement of new or enhanced products by the Company or its competitors as well as announcements relating to acquisitions and strategic transactions by the Company or its competitors, including the Acquisition. In addition, such fluctuations may be due to or exacerbated by general conditions in the medical equipment industry or conditions in the financial markets generally. See "THE ACQUISITION AND RELATED TRANSACTIONS -- Certain Risks Associated with the Acquisition -- Fluctuations in Quarterly Operating Results."

                               VOTING AND PROXIES

DATE, TIME AND PLACE OF SPECIAL MEETING

     The Special Meeting will be held at the executives offices of Laserscope, 3052 Orchard Drive, San Jose, California, 95134-2011 on August 29, 1996, at 9:00 a.m. local time.

RECORD DATE AND SHARE OWNERSHIP


     Shareholders of record of Laserscope common stock at the close of business on July 15, 1996 (the "Record Date"), are entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, 7,189,890 shares of Laserscope's common stock were issued and outstanding. HME is the only shareholder of record of HSI capital stock and has agreed to the Acquisition.


REVOCABILITY OF PROXIES

     All properly executed proxies that are not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. Proxies containing no instructions regarding the proposals specified in the form of proxy will be voted for approval of the Agreement and related transactions, and for approval of the other proposals described below brought before the shareholders at the Special Meeting, in accordance with the recommendation of the Board of Directors of Laserscope. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Laserscope (Attention: Dennis LaLumandiere, Inspector of Elections) a written notice of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person.

VOTING, VOTE REQUIRED AND SOLICITATION

     Votes cast by proxy or in person at the Special Meeting will be tabulated by the Inspector of Elections with the assistance of Laserscope's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present.

     The affirmative vote of a majority of the outstanding shares of Laserscope common stock is required under California law for approval of the Agreement and the Acquisition. The affirmative vote of a majority of the shares represented and voting at the Special Meeting (providing that a quorum is present), which shares voting affirmatively also constitute a majority of the required quorum, is required under California law for approval of the amendment to the 1994 Stock Option Plan and the adoption of 1995 Directors' Stock Option Plan. Under California law a quorum generally consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but not as voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the Acquisition or any and all other proposals described below that are not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as either entitled to vote or as voting with respect to that matter. Accordingly, broker non-votes will not be considered in calculating the number of shares needed to constitute a quorum. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, Laserscope believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

     The cost of soliciting proxies will be borne by Laserscope. The Company has retained the services of Skinner & Co., Inc. to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. The Company estimates that it will pay Skinner & Co., Inc. a fee not to exceed $3,500 for its services and will reimburse Skinner & Co. for certain out-of-pocket expenses that are usual and proper. In addition, Laserscope will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of

Laserscope's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.


     The Acquisition and other proposals are not structured so that the approval of at least a majority of Laserscope's unaffiliated shareholders is required for approval. Laserscope has been advised by certain of Laserscope's directors and executive officers that they and their affiliates intend to vote all shares of Laserscope held by them, representing approximately 2% of the outstanding shares of Laserscope's common stock, in favor of the proposals. The proposals could be deemed to have a material effect on shareholders. In particular, 4,609,345 shares of Laserscope common stock (approximately 39.5% of the outstanding shares), will be issued at the Closing in consideration of the assets purchased and an additional 500,000 shares of Laserscope common stock may be issued within one year of the Closing Date to meet certain indemnification obligations under the Agreement.


     It is currently expected that representatives of Laserscope's principal accountants for the current year will be present at the Special Meeting where they will have the opportunity to make a statement if they so decide and will be available to respond to appropriate questions.


DILUTION



     As a result of the Acquisition, Laserscope's existing shareholders will experience substantial dilution in their ownership interest in the Company. The following table shows the changes in relative equity interests of affiliated and non-affiliated shareholders of Laserscope, before and after consummation of the Acquisition. See "CERTAIN RISKS ASSOCIATED WITH THE ACQUISITION -- Dilution of Ownership of Laserscope; Significant Influence on Laserscope by HME."



    ----------------------------------------------------------------------------------------
                                 BEFORE THE ACQUISITION (1)     AFTER THE ACQUISITION (1)
    ----------------------------------------------------------------------------------------
      Interest of
      Non-Affiliates                        88.7%                         44.3%
    ----------------------------------------------------------------------------------------
      Interest of Affiliates
      (2)                                   11.3%                         55.7%
    ----------------------------------------------------------------------------------------



(1) The percentage ownership interests of Laserscope "Affiliates" (as defined below) reflects all options to acquire Laserscope common stock owned by Affiliates which are exercisable within 60 days of April 30, 1996.



(2) "Affiliates" includes: (i) all persons known by Laserscope to own more than five percent of Laserscope's common stock (upon the closing of the Acquisition, HME will own approximately 39.5% of Laserscope's issued and outstanding common stock), (ii) each of Laserscope's directors and (iii) all executive officers of Laserscope.

      SELECTED HISTORICAL AND PRO FORMA COMBINED CONDENSED FINANCIAL DATA


     The following tables present selected historical and pro forma combined condensed financial data and comparative per share data for Laserscope and HSI. The historical financial information is qualified in its entirety by reference to, and should be read in conjunction with, the financial statements and notes thereto of the separate companies appearing in or incorporated by reference into this Proxy Statement. The unaudited pro forma combined condensed financial information is not necessarily indicative of future operations or the actual results that would have occurred had the Acquisition been consummated at the beginning of the periods presented. This information is qualified in its entirety by reference to, and should be read in conjunction with, the unaudited pro forma combined condensed financial statements and notes thereto included elsewhere in this Proxy Statement and with the historical financial statements and notes thereto of the separate companies appearing elsewhere herein or incorporated herein by reference. Neither Laserscope nor HSI has declared or paid any dividends on its capital stock during the periods presented below. Neither company anticipates paying cash dividends in the foreseeable future, but instead intends to retain future earnings for reinvestment in its business. In addition, the terms of Laserscope's Amended and Restated Business Loan Agreement with Silicon Valley Bank ("SVB") dated as of March 18, 1996 prohibit payment by Laserscope of dividends on Laserscope's common stock without SVB's prior consent. See "MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED SHAREHOLDER MATTERS." Any future determination to pay cash dividends will be at the discretion of each company's board of directors and will be dependent upon the company's financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.


                       SELECTED PRO FORMA FINANCIAL DATA

                                                     THREE MONTHS ENDED        YEAR ENDED
                                                       MARCH 31, 1996       DECEMBER 31, 1995
                                                     ------------------     -----------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA COMBINED CONDENSED STATEMENT OF
  OPERATIONS DATA:
Net revenues.......................................       $ 14,629               $57,909
Net income (loss)..................................            510                (4,491)
Net income (loss) per share........................       $   0.04               $ (0.39)

                                                       MARCH 31, 1996
                                                     ------------------
PRO FORMA COMBINED CONDENSED BALANCE SHEET DATA
  (END OF PERIOD):
Cash, cash equivalents and short-term
  investments......................................       $  1,460
Working capital....................................         20,424
Total assets.......................................         40,710
Shareholders' equity...............................         27,249

                SELECTED LASERSCOPE CONSOLIDATED FINANCIAL DATA

                                    THREE MONTHS ENDED
                                         MARCH 31,                         YEAR ENDED DECEMBER 31,
                                  -----------------------    ---------------------------------------------------
                                       1996         1995      1995       1994       1993       1992       1991
                                  --------------   ------    -------    -------    -------    -------    -------
STATEMENT OF OPERATIONS DATA:
Net revenues.....................     $7,722       $9,215    $30,133    $36,320    $37,831    $35,963    $41,893
Net income (loss)................        137          251     (3,552)      (931)       589     (4,421)    (5,212)
Net income (loss) per share......       0.02         0.04      (0.51)     (0.13)      0.09      (0.66)     (0.79)

                                                                                DECEMBER 31,
                                                             ---------------------------------------------------
                                  MARCH 31, 1996              1995       1994       1993       1992       1991
                                  --------------             -------    -------    -------    -------    -------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (AT THE END OF
  PERIOD):
Cash, cash equivalents and
  short-term investments.........      2,591                   2,278      6,602      8,144     10,143     12,707
Working capital..................     12,794                  12,564     16,825     17,132     16,219     20,157
Total assets.....................     22,987                  23,582     27,321     29,301     30,242     35,394
Capital leases (excluding current
  portion).......................         12                      15         27         26         97        465
Shareholders' equity.............     17,364                  17,326     20,901     21,234     20,182     24,208

              SELECTED CONSOLIDATED FINANCIAL DATA RELATING TO HSI

                                    THREE MONTHS ENDED
                                         MARCH 31,                         YEAR ENDED DECEMBER 31,
                                  -----------------------    ---------------------------------------------------
                                     1996(1)        1995      1995       1994       1993       1992       1991
                                  --------------   ------    -------    -------    -------    -------    -------
                                  (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues.....................     $6,907       $6,868    $27,776    $32,438    $32,555    $19,045    $23,045
Net (loss).......................       (211)        (841)    (3,275)      (439)      (675)    (5,065)    (1,134)


                                                                                DECEMBER 31,
                                    MARCH 31,                ---------------------------------------------------
                                     1996(1)                  1995       1994       1993       1992       1991
                                  --------------             -------    -------    -------    -------    -------
BALANCE SHEET DATA:
Cash, cash equivalents and
  short-term investments.........        869                   1,782        945        754      1,190        447
Working capital..................     10,284                   3,420      9,296      9,663      7,539     12,162
Total assets.....................     16,895                  18,554     15,383     15,297     12,343     17,712
Long term debt, including current
  installments...................         --                   6,924      2,548         --         --         --
Shareholder's equity.............     11,047                   4,261      7,536      7,975      8,649     13,715


- ---------------

(1) On February 28, 1996, Heraeus Surgical, Inc. ("Old HSI") changed its name to Heraeus Systems, Inc. In addition, a new company named Heraeus Medical, Inc. was formed. By asset transfer agreement as of March 1, 1996 all assets and liabilities (with the exception of an intercompany loan and cash) were transferred from Heraeus Systems, Inc. to Heraeus Medical, Inc. Heraeus Medical, Inc. subsequently changed its name to Heraeus Surgical, Inc. ("New HSI"). In connection with the corporate reorganization, Heraeus Med GmbH, the parent company, made a capital contribution of $10.8 million to the new company named Heraeus Medical, Inc. See "HSI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Overview."



(2) The information for the three months ended March 31, 1996, includes information of Old HSI for the two months ended February 29, 1996 and financial information of New HSI for the one month ended March 31, 1996.

                           COMPARATIVE PER SHARE DATA


     The following table sets forth certain historical per share data of Laserscope and combined per share data on an unaudited pro forma basis after giving effect to the Acquisition on a purchase accounting basis. The information presented in this table should be read in conjunction with the unaudited pro forma condensed combined financial statements and the separate financial statements of the respective companies and the notes thereto appearing elsewhere herein. The unaudited pro forma condensed combined financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as representative of future operations. Neither Laserscope nor HSI has declared or paid any dividends on its capital stock during the periods presented above. See "SELECTED HISTORICAL AND PRO FORMA COMBINED CONDENSED FINANCIAL DATA" and "MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED SHAREHOLDER MATTERS."



                                   THREE MONTHS
                                  ENDED MARCH 31,               YEAR ENDED DECEMBER 31,
                                  ---------------    ---------------------------------------------
                                       1996           1995      1994     1993      1992      1991
                                  ---------------    ------    ------    -----    ------    ------
Net income (loss) per share:
  Laserscope....................       $0.02         $(0.51)   $(0.13)   $0.09    $(0.66)   $(0.79)
  Pro Forma(1)..................       $0.04          (0.39)
Book value per share:
  Laserscope....................       $2.46         $ 2.45    $ 2.99    $3.10    $ 3.00    $ 3.63
  Pro Forma(2)..................       $2.34         $ 1.92


- ---------------
(1) Pro forma per share amounts are calculated using Laserscope's equivalent shares and assumes that the 4,609,345 shares issued in the Acquisition occurred on January 1, 1995.


(2) Historical book value per share is computed by dividing shareholders' equity by the number of common shares outstanding at the end of each period. Pro forma book value per share is computed by dividing pro forma shareholders' equity as of December 31, 1995 and March 31, 1996, respectively, by the pro forma number of common shares which would have been outstanding had the Acquisition been consummated as of December 31, 1995 and March 31, 1996, respectively.

                                 PROPOSAL NO. 1

                    THE ACQUISITION AND RELATED TRANSACTIONS

BACKGROUND


     In mid-June 1995, Thomas Ihlenfeldt, Chief Executive Officer and Chairman of HSI and Managing Director of HME contacted Dr. Rodney Perkins, then Chairman of Laserscope's Board of Directors. Mr. Ihlenfeldt and Dr. Perkins had a brief meeting to discuss the possibility of a relationship between HME and Laserscope. Dr. Perkins discussed this initial meeting with Benjamin Holmes, a Laserscope director (Mr. Holmes currently serves as Laserscope's Chairman of the Board). A subsequent meeting between Messrs. Holmes and Ihlenfeldt took place to discuss the medical laser industry and to explore possible areas of cooperation. From June through December of 1995, Mr. Ihlenfeldt met several times with Robert McCormick, Laserscope's President and Chief Executive Officer, to discuss further potential synergies that could be realized in a formal business relationship between Laserscope and HSI, including improved competitiveness in the marketplace and increased shareholder value. These discussions were general in nature and did not result in any offers or proposals being made.


     At a meeting of the Laserscope Board of Directors in November 1995, after presentations by Mr. McCormick and Mr. Holmes concerning the possibilities and benefits of pursuing a relationship with HME, the Laserscope Board authorized management to investigate the possibility of a relationship with HME, provided that no definitive agreement was entered into prior to approval of the Board of Directors. In addition, the Laserscope Board authorized management to retain Von Gehr International as its financial advisor in connection with a possible transaction with HME. George Von Gehr of Von Gehr International was retained in December 1995 to assist the Company in pursuing a relationship with HME.

     At a meeting of the Laserscope Board of Directors in early February 1996, Mr. Von Gehr presented an initial analysis of the benefits of a combination of Laserscope and HME's medical laser business and reviewed the status of discussions with HME. The Laserscope Board then discussed the timing, risks, valuation and the structure of the proposed transaction. The Laserscope Board again authorized management to continue negotiations with HME, provided that no commitments were made without the prior approval of the Board of Directors.


     Principals from Laserscope, including Mr. McCormick and Dennis LaLumandiere, the Company's Chief Financial Officer, and HME and their respective financial advisors continued to meet throughout February and March to negotiate business terms of a proposed transaction between the two companies and commence financial, business and legal due diligence. In early April 1996, the Laserscope Board of Directors again met and, after a presentation by Mr. Von Gehr, discussed the status of negotiations with HME, the potential benefits of an acquisition by Laserscope of HSI and the issues related to the integration of Laserscope and HSI. The Laserscope Board authorized management to continue to negotiate the terms of the transaction provided that no definitive agreement concerning such action was signed prior to final approval of the Board of Directors. The Laserscope Board made any future approval of a transaction with HME contingent upon the Laserscope Board receiving an opinion from Von Gehr International concerning the fairness of the proposed transaction.



     During April 1996, principals from Laserscope and HME, including Mr. Holmes and Anthony Pollace, HSI's Chief Financial Officer, and their respective financial advisors continued to negotiate the business terms, finalized a structure for the proposed acquisition by Laserscope of HSI and certain assets and liabilities of HME, and completed their financial, business and legal due diligence. At a special meeting of the Laserscope Board of Directors on April 22, 1996, Laserscope management presented to the Board an overview of their investigation of HSI and a summary of their April discussions with HME, including management's review of the financial and other information relating to the HME Assets. After a presentation by Von Gehr International described under "Laserscope Financial Advisor" below, and subject to receipt of a fairness opinion from Von Gehr International in the form described under "Laserscope Financial Advisor" (which was received by Laserscope on April 23, 1996), the Laserscope Board approved the terms of, and authorized Laserscope management to execute, the Agreement.

     The Agreement was executed after the close of trading on Tuesday, April 23, 1996, and public announcement thereof was made prior to the opening of trading of Laserscope common stock on the Nasdaq National Market on Wednesday, April 24, 1996.


     Laserscope has in the past evaluated potential business relationships with other companies. Laserscope has not aggressively pursued these opportunities due to the lack of both strategic fit and potential for improvement of shareholder value. In general, most other companies had competing products, a poor financial condition, an absence of new technologies and distant locations. Additionally, unlike HSI, other companies did not offer the same business synergies and potential reductions in operating expenses.



     Laserscope's negotiating team consisted of Mr. McCormick, Thomas Boyd and Dennis LaLumandiere, Laserscope's President and Chief Executive Officer, Senior Vice President of Operations and Finance, and Vice President of Finance and Chief Financial Officer, respectively. In addition, Mr. Von Gehr assisted Laserscope in the negotiations. The HME principals who participated in the acquisition negotiations were Mr. Klaus Goffloo, chairman of HME, and Mr. Ihlenfeldt. Vincent Hubner, HME's financial advisor, also participated in the negotiations.



     The material matters negotiated were: the scope of the business being acquired (lasers and OR systems), the distribution function/operation in Germany, the value of HSI as a stand-alone entity and in comparison to Laserscope, the composition of Laserscope's Board of Directors, the granting of registration rights to HME with respect to the Laserscope shares of common stock to be issued as partial acquisition consideration, restrictions on HME's ability to transfer such shares or acquire additional shares, and the transaction structure and consideration.



     During the negotiations, Laserscope considered two major alternatives to the current acquisition structure. The first alternative consisted of purchasing a portion of HSI instead of the complete entity. This alternative was rejected because it did not satisfy the strategic goal of acquiring both the laser products and the OR systems portfolio. In addition, HME was only interested in the sale of the complete company. The second and most significant alternative consisted of the method of payment which ranged from all cash to all stock consideration. An all cash alternative would have, in the opinion of Laserscope and its financial advisor, severely limited the combined companies' future borrowing capacity and presented a debt-heavy company to the financial community, reducing Laserscope's ability to increase shareholder value. An all stock transaction was viable from Laserscope's perspective but HME desired a minimum of $2 million in cash as partial consideration.


REASONS FOR THE ACQUISITION

     The Laserscope Board believes that the acquisition of the HME Assets will strengthen and broaden Laserscope's product offerings, expand its international distribution capabilities, and help Laserscope achieve efficiencies in manufacturing, product development, marketing, sales and customer support, as well as increase Laserscope's size, which the Board believes will enhance Laserscope's profile with customers and with the investment community.


     During the Acquisition discussions, both business and financial reasons for the Acquisition were reviewed extensively. The business factors considered were the reputation, research and engineering programs, manufacturing facilities, sales activities and customer base, and the operating efficiencies expected to be derived from the acquisition of the HME Assets. The financial factors considered were the operating histories, current operating plans, and balance sheets of the HME Assets. In addition, the Laserscope Board considered the dilutive impact of the Acquisition on Laserscope's existing shareholders. See "VOTING AND PROXIES -- Dilution," and "THE ACQUISITION AND RELATED
TRANSACTIONS -- Laserscope Financial Advisor." While the Laserscope Board believes that the prospects for Laserscope after the Acquisition are positive, the integration of the HME Assets into Laserscope's business, and the management of the larger combined business are subject to a number of risks. See "TERMS OF THE ACQUISITION -- Certain Risks Associated with the Acquisition."

     At its April 22, 1996 Board meeting, the Board of Directors of Laserscope unanimously approved the Agreement and the transactions contemplated thereby, after a presentation by management and the presentation by Von Gehr International, primarily for the following reasons:

     1. The complementary nature of the HME Assets with Laserscope's business, and the potential long-term benefits that could result from the integration of the businesses. Laserscope believes that the Acquisition presents an opportunity for Laserscope to offer a stronger and broader range of products. HSI is a prominent manufacturer of CO2 and Nd:YAG lasers as well as operating room systems. Its lasers are sold under the LaserSonics tradename. The LaserSonics CO2 PARAGON laser is used in skin resurfacing, a popular dermatological procedure. Its operating room products include lighting systems, surgical tables, ceiling-mounted equipment management systems, and centralized smoke evacuation systems. The addition of new product lines and technologies will give Laserscope the opportunity to participate in new markets, including new non-laser markets.

     2. The incremental distribution capabilities of HSI should provide new product channels for Laserscope products. Laserscope believes that the acquisition will enable Laserscope to expand its distribution capabilities in Europe, Asia and Latin America. HSI presently distributes its products in 44 countries. Laserscope presently distributes its products in 25 countries. While the ultimate number of countries in which Laserscope will distribute products may vary in the future, Laserscope believes that it will be able to take advantage of certain HSI distribution channels to expand Laserscope's distribution capabilities and at the same time reduce distribution costs by eliminating redundant distribution channels.

     3. The size of the combined company should position it well in current and future markets. While each of the companies is smaller in comparison to several other companies in the highly competitive medical laser industry, the Laserscope Board believes that the Acquisition presents an opportunity for Laserscope to broaden and strengthen both its market presence and product offerings with products that Laserscope believes are well regarded by the market. In Laserscope's experience, both companies have had strong reputations for quality products and reliable service. Laserscope believes that the Acquisition presents an opportunity for Laserscope to grow by further augmenting its reputation with its customers and with the investment community.

     4. The combined company should achieve greater efficiency of scale. As a larger company, Laserscope believes that greater combined manufacturing levels will give it additional bargaining power with suppliers and the ability to spread its fixed costs over greater production levels. Laserscope expects to be able to combine the two companies' distribution channels and administrative organizations with the objective of streamlining combined expenses and spreading those expenses over a larger revenue base.

     5. Fairness of the Consideration. The Laserscope Board believes that the consideration being paid for the HME Assets is fair to Laserscope from a financial point of view, as supported by the opinion of Von Gehr International. See "THE ACQUISITION AND RELATED TRANSACTIONS -- Laserscope Financial Advisor."

     Laserscope considered the above in light of its knowledge of the business and operations of Laserscope, information presented by Laserscope management and by Von Gehr International, the opinion delivered by Von Gehr International and its business judgment. In view of the number and complexity of factors considered, the Laserscope Board did not assign a relative weight to any of the factors considered. However, the Laserscope Board placed special emphasis on its belief in the complementary and synergistic business and financial strengths of the Laserscope and the HME Assets, its view that those complementary strengths in technologies, markets, distribution capabilities and market reputation would enhance the value of the combined company in the eyes of its customers and the investment community, and its view, as supported by the Von Gehr International opinion, that the consideration paid to HME for the HME Assets is fair to Laserscope from a financial point of view.

LASERSCOPE FINANCIAL ADVISOR

     Laserscope engaged Von Gehr International to act as its financial advisor in connection with the Acquisition and to render its opinion as to the fairness, from a financial point of view, to Laserscope of the consideration to be paid by Laserscope in the Acquisition. On April 22, 1996, in connection with the evaluation of the Agreement and the Acquisition by the Board of Directors of Laserscope, Von Gehr International made a presentation to the Laserscope Board with respect to the Acquisition, including delivery of a report summarizing Von Gehr International's analysis as described below. On April 23, 1996, Von Gehr International delivered its written opinion that subject to certain assumptions set forth in its written opinion, the consideration to be paid by Laserscope in the Acquisition is fair, from a financial point of view, to Laserscope. The full text of the written opinion of Von Gehr International is set forth in Exhibit B to this Proxy Statement.


     No limitations were imposed by Laserscope on the scope of Von Gehr International's investigation or the procedures to be followed by Von Gehr International in rendering its opinion. Von Gehr International's opinion is directed to the Board of Directors of Laserscope for the purpose of helping the Laserscope Board of Directors confirm the fairness of Laserscope's determination of the consideration to be paid for HSI and the LDB. Von Gehr International's opinion does not constitute a recommendation to any Laserscope shareholder as to how such shareholder should vote with respect to the Acquisition at the Special Meeting. Von Gehr International was not requested to opine as to, and its opinion does not in any manner address, Laserscope's underlying business decision to proceed with or effect the Acquisition.


     In arriving at its opinion, Von Gehr International reviewed the Agreement and the financial and other information that was publicly available or furnished by Laserscope and HME, including certain internal financial reports and forecasts for HSI and the LDB and for Laserscope prepared by their respective management. Von Gehr International also held discussions with members of the senior management of HSI and the LDB and Laserscope regarding the historic and current business operations and future prospects of their respective businesses, including their expectations for certain strategic benefits of the acquisition.


     Von Gehr International compared selected financial data (including latest reported twelve months ("LTM") revenues, earnings before income and taxes ("EBIT"), net income and projected financial performance of Laserscope and HSI and the LDB with similar data from the following publicly traded companies engaged in businesses considered by Von Gehr International to be comparable to those of Laserscope and HSI and the LDB: Candela Laser Corporation; Coherent, Inc.; Laser Industries Limited; Medstone International Inc.; Palomar Medical Technologies, Inc.; Spectranetics Corporation; Sunrise Technologies International; Surgical Laser Technologies, Inc.; and Trimedyne Inc. With respect to each such company, Von Gehr International calculated market capitalization to revenue and market capitalization to EBIT, after performing appropriate adjustments, as well as three year and one year historical growth rates. The results of these analyses were used to impute a range of values for Laserscope by applying the multiples derived from the analyses to Laserscope's financial results. Based on these analyses, Von Gehr International established that the relative valuation of HSI and the LDB was approximately 45% of Laserscope. When making such calculation, Von Gehr International made a 10% downward adjustment to the valuation of HSI and the LDB based on the fact that the profit margin and one and three year growth rates for HSI and the LDB was less than the average of the comparable public companies.



     Von Gehr International also compared selected financial data of Laserscope with similar data of the companies involved in the following transactions:
Coherent, Inc.'s acquisition of Applied Laser Systems; Laser Industries Limited's acquisition of Surgilase Medical Laser; and Spectranetics Corporation's acquisition of Advanced Interventional. Von Gehr International also determined the average revenue multiple from each such transaction to assign a revenue multiple to the Acquisition. Such analysis indicated that the issuance by Laserscope of up to 48% of Laserscope's common stock for HSI and the LDB would result in the Acquisition having a comparable revenue multiple to the other transactions. In addition, Von Gehr International prepared a five year discounted cash flow analysis for Laserscope and for HSI and the LDB. Von Gehr International calculated terminal values for the fifth year using multiples from comparable public companies using a discount rate of 20% as the standard estimator for cost of capital. The discounted cash flow analysis indicated that Laserscope should issue up to 40% of its common stock for HSI and the LDB.



     Von Gehr International also compared the income statement ratios of Laserscope and HSI and the LDB for the years ended December 31, 1995 and 1996, and as projected by Von Gehr International for the year ended December 31, 1997. The comparison indicated that Laserscope should issue up to 42% of its common stock for HSI and the LDB.



     Von Gehr International then took the above four analyses and weighted them equally. The weighted average valuation indicated that Laserscope should issue up to 44% of its common stock for HSI and the LDB. Von Gehr International thus determined that fair consideration for HSI and the LDB would be between 42% to 46% of Laserscope's common stock. The consideration to be paid by Laserscope in the Acquisition is approximately 39.5% of Laserscope's common stock plus $2 million which translates into 43% of Laserscope's common stock, and is within the valuation range determined by Von Gehr International.



     Von Gehr International also calculated the return on investment to Laserscope with and without assuming investment synergies. Laserscope's projected return on investment exceeded 65% assuming investment synergies, and exceeded 45% assuming no synergies, in each case well in excess of Laserscope's 20% cost of capital. In addition, Von Gehr International calculated the impact of dilution to Laserscope shareholders of the shares to be issued in connection with the Acquisition. Von Gehr International's dilution calculations indicated a potential benefit to shareholders from the Acquisition.



     In connection with its review, Von Gehr International assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information regarding Laserscope and HSI and the LDB provided by their respective representatives. Von Gehr International did not make any independent evaluation of Laserscope or HSI and the LDB nor did it review any of their corporate records. Pursuant to an engagement letter between Laserscope and Von Gehr International, Laserscope has agreed to pay Von Gehr International a fee of $185,000 for acting as financial advisor in connection with the Acquisition, including rendering its opinion. Of such fee, $15,000 was paid on December 12, 1995, with the remainder to become payable upon the Closing. Laserscope also has agreed to reimburse Von Gehr International for its reasonable expenses.



RECOMMENDATION OF THE BOARD OF DIRECTORS


     THE BOARD OF DIRECTORS BELIEVES THAT THE ACQUISITION IS FAIR AND IN THE BEST INTERESTS OF LASERSCOPE AND ITS SHAREHOLDERS, BASED ON THE REASONS FOR THE ACQUISITION SET FORTH ABOVE. CONSEQUENTLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO ADOPT THE AGREEMENT AND THE ACQUISITION. SEE "THE ACQUISITION AND RELATED TRANSACTIONS -- REASONS FOR THE ACQUISITION; FACTORS CONSIDERED BY THE BOARD."

                            TERMS OF THE ACQUISITION

     The following paragraphs summarize, among other things, the material terms of the Agreement, which is attached hereto as Exhibit A and incorporated herein by reference. Shareholders are urged to read the Agreement in its entirety for a more complete description of the Acquisition. Unless defined herein, defined terms shall have the meanings ascribed to them in the Agreement.

EFFECTIVE TIME OF THE ACQUISITION

     Laserscope and HME executed the Agreement on April 23, 1996. The transactions contemplated by the Agreement will take place on the closing (the "Closing") which shall occur on or before August 31, 1996 (the "Closing Date").

ASSETS AND LIABILITIES TO BE ACQUIRED


     The Agreement provides that at the Closing HME will transfer and Laserscope will acquire, all of the outstanding shares of capital stock of HSI (the "HSI Shares") and certain of the assets and liabilities of HME's laser distribution operations (the "LDB"). The LDB Assets consist principally of inventory, and the LDB Liabilities are comprised of trade payables (not to exceed $500,000 apart from payables to HSI), employment contracts and payroll and payroll-related obligations. The Agreement also provides that, effective upon the Closing, Laserscope will have the right to purchase from HME at agreed upon prices operating room surgical lamps and resell such lamps in the United States. See "TERMS OF THE ACQUISITION -- Additional Agreements -- Surgical Lamp Distribution Agreement."


     In addition, the Agreement provides that at the Closing, Laserscope will assume certain liabilities of HME, including: (i) certain contracts of HME related to the LDB; (ii) all outstanding purchase orders of the LDB, other than to HSI; (iii) all property taxes, lease payments, and prepaid license and registration fees with respect to the LDB Assets as of the Closing Date; (iv) insurance premiums related to the LDB Assets, pro rated as of the Closing Date;
(v) all product liability arising after the Closing, relating to products manufactured or sold by HSI or the LDB any time before or after the Closing.

CONSIDERATION FOR THE HME ASSETS

     As consideration for the HME Assets, Laserscope will issue to HME 4,609,345 shares of Laserscope common stock (500,000 of which will be placed in an escrow account for one year to cover certain indemnification obligations of HME under the Agreement), and will pay to HME $2 million in cash. All promissory notes and other indebtedness owed by HSI to HME and its affiliates will be contributed to HSI's capital effective as of the Closing, except trade accounts payable in an amount not exceeding $2.5 million resulting from product deliveries (subject to increase with Laserscope's prior written consent), and trade accounts payable in an amount not to exceed $10,000 resulting from the provision of services by HME to HSI.

     At the Closing, HSI will grant to HME: the right to obtain from Laserscope, at any time within four years of the Closing Date, a nonexclusive worldwide sublicense outside the United States (the "CVAC Sublicense") to all of HSI's rights to manufacture and sell central smoke evacuation equipment ("CVAC"), and all related rights, for so long as HSI continues to have such rights; and a nonexclusive worldwide license outside the United States to all of HSI's technology relating to mounting devices (the "Mounting Device License") for a period of ten years from the Closing.

CERTAIN COVENANTS

     Noncompetition. The Agreement provides that for a period of seven years after the Closing, HME and companies controlled by or under common control with Heraeus Holding GmbH (the "Holding Company") (with the exception of the Heraeus dental business), will not develop, manufacture, service or sell hospital or physician office-based laser surgical systems or accessories. The Holding Company is the indirect parent of HSI. See "HSI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION -- Overview." In addition, during the term of the Mounting Device License, neither Laserscope nor any of its subsidiaries or affiliated persons are permitted to develop, manufacture, service or sell mounting device products based on the licensed mounting device technology outside of the United States. Furthermore, for a period of seven years after the Closing, neither Laserscope nor any of its subsidiaries or affiliated persons are permitted to develop, manufacture, service or sell products based on the technology sublicensed to Laserscope.

     Standstill. The Agreement provides that for a period of seven years after the Closing, neither HME nor Heraeus Holding nor any other company controlled by Heraeus Holding will acquire any additional shares of Laserscope common stock or any rights, options or warrants to purchase additional Laserscope common stock without the approval of Laserscope's Board of Directors. In addition, HME may not sell or otherwise transfer more than 1 million Laserscope Shares to any person (after aggregating all Laserscope Shares held by such person's affiliates), unless such person and its affiliates agree to the above transfer restrictions; provided, that with respect to any such person, the transfer restrictions shall terminate on the third anniversary of the Closing.

     Operation of Business. The Agreement provides that prior to the Closing each party will conduct its business, in the ordinary course consistent with prior practices. In particular, neither Laserscope, HSI nor HME will make any distribution or payment of cash or other assets to their shareholders (other than normal wages, benefits and expense reimbursements to employees). In addition, during the period from April 23, 1996 through the Closing and other than in the ordinary course consistent with prior practices, HSI will not transfer any material assets, incur any material liabilities, materially shift the balance of inventory, cash and receivables as reflected in its March 31, 1996 balance sheet or enter into any material agreement.

     Insurance. The Agreement requires Laserscope to maintain in effect $10 million in product liability insurance to cover claims related to products sold by Laserscope and its subsidiaries. Laserscope also has agreed to maintain in effect affiliated persons and directors' and officers' liability insurance of the type and in the amount customarily maintained by companies of similar size and similarly situated.

     Lockup. The Agreement provides that HME shall not sell, transfer or pledge any shares of Laserscope common stock received at the Closing (other than to Laserscope pursuant to the indemnification provisions described above) for a period of one year from the Closing Date.

     Directors. Pursuant to the Agreement, the Laserscope Board of Directors has amended the Laserscope Bylaws to set the number of directors at eight, and will reduce the authorized number of directors to seven upon the first anniversary of the Closing Date. Effective upon the Closing, the Laserscope Board will appoint three persons designated by HME to fill the three resulting vacancies on the Laserscope Board. For so long after the first anniversary of the Closing Date as HME owns at least 3.3 million shares of Laserscope common stock, Laserscope has agreed to use its best efforts to have three nominees of HME elected to the Laserscope Board of Directors; for so long after such anniversary as HME owns at least 1.6 million shares of Laserscope common stock, Laserscope has agreed to use its best efforts to have at least two nominees of HME elected to the Laserscope Board; and for so long after such anniversary as HME owns at least 600,000 shares of Laserscope common stock, Laserscope has agreed to use its best efforts to have one nominee of HME elected to the Laserscope Board. In addition, for so long as HME owns at least 600,000 shares of Laserscope common stock, Laserscope has agreed not to increase, or to ask its shareholders to increase, the number of authorized directors beyond seven without the prior consent of HME. Pursuant to the terms of the Agreement, each member of the Laserscope Board designated by HME will be covered by liability insurance to the same extent as other members of the Laserscope Board in their capacity as directors. In addition, Laserscope has agreed to reimburse HME for the reasonable expenses of such board members in attending Laserscope Board meetings and fulfilling their duties as directors, up to a maximum of $25,000 per year. See "THE ACQUISITION AND RELATED TRANSACTIONS -- Certain Risks Associated with the Acquisition."

     Issuances of Capital Stock. Prior to the Closing, Laserscope has agreed that it will not, without obtaining the prior written consent of HME: (i) issue and sell more than $3 million of its capital stock (excluding sales upon exercise of employee, director or consultant stock options); (ii) grant options to purchase more than 150,000 shares of Laserscope common stock to employees and directors of, and consultants to Laserscope; and (iii) grant options to purchase more than one million shares of Laserscope common stock to employees and directors of, and consultants to Laserscope or HSI effective upon the Closing, not more than 200,000 of which may be granted to Laserscope's executive officers listed in Laserscope's Annual Report on Form 10-K for the year ended December 31, 1995, or any of them.

INDEMNIFICATION

     HME has agreed to indemnify and hold Laserscope and its officers, directors, shareholders, affiliates, insurers, attorneys, successors and assigns harmless from: (i) any liabilities, losses, damages, claims, costs and expenses of the LDB of any nature, whether absolute or contingent or otherwise, which Laserscope has not expressly agreed to assume or accept pursuant to the Agreement; (ii) any and all liabilities, losses, damages, claims, costs and expenses resulting from any misrepresentation or breach of any warranty in the Agreement or in any written statement or certificate furnished or to be furnished by HME to Laserscope pursuant to the

Agreement; (iii) any and all liabilities, losses, damages, claims, costs and expenses resulting from any breach or non-fulfillment of any covenant or agreement on the part of HME contained in the Agreement or officer's certificate delivered by HME to Laserscope under the Agreement; and (iv) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses (including attorneys' fees) incident to clauses (i), (ii) and (iii).

     Laserscope has agreed to indemnify and hold HME and its officers, directors, shareholders, affiliates, insurers, attorneys, successors and assigns harmless from: (i) any and all liabilities, losses, damages, claims, costs and expenses arising out of or resulting from Laserscope's failure to perform its obligations to assume and accept the assignment of the LDB Assets and LDB Liabilities, or the use by Laserscope or any of its affiliated persons (other than HME or any transferee of the Laserscope Shares) after the Closing of any of the LDB Assets; (ii) any and all liabilities, losses, damages, claims, costs and expenses resulting from any misrepresentation or breach of warranty by Laserscope contained in the Agreement or in any written statement or certificate furnished or to be furnished by Laserscope to HME under the Agreement; (iii) any and all liabilities, losses, damages, claims, costs and expenses resulting from any breach or non-fulfillment of any covenant or agreement on the part of Laserscope or HSI contained in the Agreement or in the officer's certificate delivered pursuant to the Agreement; (iv) any and all liabilities, losses, damages, claims, costs and expenses not reimbursed by insurance resulting from any product liability claims (whether based upon negligence, strict liability or any other legal theory) arising after the Closing and relating to products manufactured or sold by Laserscope, HSI or the LDB at any time before or after the Closing; and (v) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses (including attorneys' fees) incident to any of the foregoing.

CONTINUING LIABILITY


     In the absence of fraud and except for certain HSI tax liabilities, HME's liability to Laserscope for breach of HME's representations and warranties under the Agreement will be limited to 500,000 Laserscope Shares placed in escrow as described above. Under the Agreement, HME has represented and warranted to Laserscope, subject to certain specified exceptions, as to: (i) HME's due incorporation and good standing under the Federal Republic of Germany and HSI's due incorporation and good standing in Delaware; (ii) HME's and HSI's power to own their properties and conduct their businesses as now conducted; (iii) HME's and HSI's compliance with applicable law, charter documents and material contracts; (iv) HSI's capitalization and HME's title to the HSI Shares free and clear of any liens, and HME's status as sole shareholder of HSI; (v) HME's authority to transfer the HME Assets as contemplated under the Agreement; (vi) the accuracy of the financial statements provided Laserscope with respect to the HME Assets; (vii) the absence of any material change to the HME Assets; (viii) the timely and complete filing of all required tax returns; (ix) the absence of any default by HSI under any material agreement to which it is a party; (x) the absence of any litigation with respect to the HME Assets; (xi) HME's product liability insurance with respect to products sold by HSI prior the Closing;
(xii) neither HME nor HSI incurring any brokerage or similar commissions in connection with the Acquisition (other than as described in the Agreement;)
(xiii) the completeness of the list of material contracts relating to the LDB provided by HME to Laserscope and the absence of any breach thereunder; (xiv) HSI's ownership of certain assets; (xv) the accuracy of the representations and warranties provided by HME to Laserscope; and (xvi) the absence of any employee compensation plans subject to the Employee Retirement Income Security Act of 1974 ("ERISA") and certain other representations related to employee matters. HME's representations and warranties must have been true and correct as of April 23, 1996, must be true as of the Closing Date, and survive for a period of one year after the Closing Date.



     In the absence of fraud, Laserscope's liability to HME for breach of Laserscope's representations and warranties under the Agreement will be limited to 500,000 additional shares of Laserscope common stock (the "Additional Laserscope Shares"). Under the Agreement, Laserscope has represented and warranted to HME, subject to certain specified exceptions, as to: (i) Laserscope's due incorporation and good standing in California; (ii) Laserscope's power to own its properties and conduct its business as now conducted; (iii) Laserscope's compliance with applicable law, charter documents and material contracts; (iv) Laserscope's capitalization, outstanding securities and registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (v) Laserscope's amendment of its Common Shares Rights Agreement dated October 31, 1991 between Laserscope and American Stock Transfer & Trust Company to exempt HME's (and certain permitted transferees') acquisition of the Laserscope Shares from constituting a triggering event under such agreement; (vi) Laserscope's authority to enter the Agreement and consummate the transactions contemplated thereunder (subject to shareholder approval) and the absence, subject to certain exceptions, of the need for government approvals; (vii) Laserscope's provision to HME of copies of all of Laserscope's filings with the Securities and Exchange Commission (the "Commission") and the accuracy of such filings; (viii) the absence of any material change to Laserscope's business or assets or operating results; (ix) the timely and complete filing of all required tax returns; (x) the absence of any default by Laserscope under any material agreement to which it is a party; (xi) the absence of any litigation or knowledge of any product liability; (xii) Laserscope's product liability insurance and director and officer liability insurance; (xiii) Laserscope not incurring any brokerage or similar commissions in connection with the Acquisition; (xiv) the accuracy of the representations and warranties provided by HME to Laserscope; and (xv) the absence of any employee compensation plans subject to ERISA and certain other representations related to employee matters. Laserscope's representations and warranties must have been true and correct as of April 23, 1996, must be true as of the Closing Date, and survive for a period of one year after the Closing Date.

     In the event of fraud or any claim other than for a breach of a representation or warranty, the Agreement entitles the aggrieved party to all rights and remedies at law and in equity which may accrue to such party. In addition, as set forth above, Laserscope has agreed to assume certain liabilities of HME in connection with the Acquisition, including all product liability arising after the Closing, relating to products manufactured or sold by HSI or the LDB any time before or after the Closing. See "THE ACQUISITION AND RELATED TRANSACTIONS -- Certain Risks Associated with the Transaction -- Product Liability Risk; Limited Insurance Coverage."

ESCROW

     At the Closing, or as soon thereafter as possible, Laserscope's transfer agent will deposit into escrow with the Chief Financial Officer of Laserscope (the "Escrow Agent") a certificate representing 500,000 of the Laserscope shares of common stock issuable to HME under the Agreement (the "Escrowed Shares") and a stock assignment in blank in respect of such shares signed by HME, upon the Escrow Agent's written agreement to be bound by the terms of the agreement with respect to the Escrowed Shares. If the Escrow Agent has not received written notice of a claim for indemnification by Laserscope under the Agreement within one year after the Closing, the Escrow Agent shall promptly release the certificate for the Escrowed Shares to HME. If Laserscope has made a claim or claims for indemnification under the Agreement within such one-year period, the Escrow Agent shall retain the certificate representing such shares until the Escrow Agent shall have received from Laserscope and HME joint instructions concerning the disposition of the Escrowed Shares or the order of an arbitrator (selected by the parties) directing the release of all or a portion of such shares to Laserscope or HME. The Escrow Agent will have no liability to Laserscope or HME for any actions taken in good faith and in the exercise of good business judgment. Laserscope and HME will each pay half of the expenses, if any, of the Escrow Agent. Any escrowed shares used to settle any claim under the Agreement will be valued at the average of the closing prices of Laserscope common stock on Nasdaq over the five trading days immediately preceding the date on which the claim is settled.


INDEMNIFICATION -- ADDITIONAL LASERSCOPE SHARES



     If HME notifies Laserscope within one year after the Closing that it has a claim or claims for indemnification under the Agreement, and such claim has been resolved by Laserscope and HME or by an arbitrator (selected by the parties), in HME's favor, Laserscope shall issue up to 500,000 of the Additional Laserscope Shares to HME to compensate HME for the amount of such claim or claims. Such additional shares issued to HME to settle any claim under the Agreement will be valued at the average of the closing prices of Laserscope common stock on Nasdaq over the five trading days immediately preceding the date on which the claim is settled.

REGISTRATION RIGHTS

     The Agreement provides HME with the following registrations rights, none of which becomes effective until the first anniversary of the Closing:


     Shelf Registration. Laserscope has agreed to use its best efforts to, within one year of the Closing, prepare and file with the Commission and maintain for up to three years from the effective date, a continuous or "shelf" registration statement pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), covering sales from time to time thereafter of the shares of Laserscope common stock issued to HME pursuant to the Agreement (as further defined in the Agreement, the "Registrable Securities") in one or more transactions in the over-the-counter market or on any stock exchange on which Laserscope's common stock may then be listed; or in negotiated transactions or any combination of the foregoing; provided that such transactions do not include an underwritten public offering. Securities may not be offered or sold pursuant to the shelf registration within three months of any prior sale, or for a period of up to 90 days, if, in the reasonable judgment of the Board of Directors of Laserscope after consultation with counsel, there is or may be in existence material undisclosed information or events with respect to Laserscope (the "Suspension Right"). Once the Suspension Right has been used, it may not be used again until at least twelve months have elapsed from the end of the prior use.


     Piggyback and Demand Registration. After the date that Laserscope is no longer required to maintain the shelf registration (the "Expiration Date"), Laserscope has agreed to include the Registrable Securities in any primary offering of Laserscope's securities (other than registrations relating solely to approved stock purchase and option or other benefit plans, or a transaction under Rule 145 under the Securities Act), but only to the extent that such inclusion will not diminish the number of securities included by Laserscope and, in the discretion of the managing underwriter, market factors do not require a limitation of such Registrable Securities.

     In addition, after the Expiration Date, Laserscope has agreed to file one or more registration statements on Form S-3 for a public offering of shares of the Registrable Securities, the reasonably anticipated aggregate price to the public of which, net of underwriting discounts and commissions, would exceed $1 million, and to use its best efforts to cause such Registrable Securities to be registered for the offering on such form; provided that Laserscope is not required to effect more than two such registrations in any twelve month period.

     Registration Expenses. Under the Agreement, Laserscope has agreed to pay all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Laserscope, blue sky fees and expenses and the expense of any special audits incident to or required by any registration described in the registration rights provision of the Agreement. All underwriting discounts, selling commissions and stock transfer taxes applicable to securities registered by Holders and all fees and disbursements of counsel for the Holders shall be borne by the Holders of such securities pro rata based on the number of Registrable Securities so registered; provided that Laserscope has agreed to reimburse the Holders for up to an aggregate maximum of $25,000 for such attorney's fees and expenses.

     Indemnification. Pursuant to the Agreement, each of the parties has agreed to customary indemnification obligations in connection with the registration rights provisions.

CLOSING AND CONDITIONS TO THE ACQUISITION

     The Agreement provides that the Closing will take place, as soon as practicable, following approval of the Acquisition by the shareholders of Laserscope at such time and place as the parties may mutually agree, on or prior to August 31, 1996. The respective obligations of HME and Laserscope to consummate the Acquisition are subject to the satisfaction of a number of conditions, including, but not limited to, (a) the truth and accuracy in all material respects of the representations and warranties of the other party set forth in the Agreement; (b) the legality of the Acquisition; (c) the approval of the Agreement by the shareholders of Laserscope; (d) the Closing of the Acquisition on or before August 31, 1996; and (e) the obtaining of all material government approvals and agreements and consents of any party necessary for the other party's consummation of the transactions contemplated by the Agreement.

     In addition, the obligation of Laserscope to consummate the Acquisition is further subject to the satisfaction of a number of conditions, unless waived in writing by Laserscope, including the receipt by Laserscope of an opinion of counsel to HME reasonably satisfactory to Laserscope as to matters usual in transactions similar to the Acquisition.

     Furthermore, the obligation of HME to consummate the Acquisition is further subject to the satisfaction of a number of conditions, unless waived in writing by HME, including (a) the receipt by HME of an opinion of counsel to Laserscope reasonably satisfactory to HME as to matters usual in transactions similar to the Acquisition and (b) the expansion of the Board of Directors of Laserscope to eight members, and the designation of three directors by HME to fill the three resulting vacancies, such persons to serve as directors of Laserscope until the next meeting of the shareholders of Laserscope at which directors are elected.

FEES, EXPENSES AND TAXES

     Laserscope will pay all of its own legal, accounting and advisor expenses in connection with the transactions covered by the Agreement. HME will pay all of its own legal, accounting and advisor expenses in connection with transactions covered by the Agreement, including all expenses of HSI. If the transactions contemplated by the Agreement are consummated, Laserscope will reimburse HME for up to $200,000 of reasonable out-of-pocket legal, accounting and advisor expenses related to the Agreement (excluding costs of HME employees and any HSI expenses incurred in connection with the Agreement) or will directly assume such expenses upon receipt from HME of supporting documentation.

     Under the Agreement, HME shall pay all sales and other taxes, duties and assessments with respect to any transfer of stock, assets and other rights transferred to Laserscope which are imposed by any U.S., state or non-U.S. taxing authority, except Laserscope shall pay any German value added tax ("VAT"), if any, resulting from the sale of the LDB Assets.

APPOINTMENT OF DIRECTORS

     Effective upon Closing, the Board of Directors of Laserscope has amended the Laserscope Bylaws to set the number of directors at eight. The Laserscope Board has agreed to appoint the following persons designated by HME to fill the resulting three vacancies on the Laserscope Board (the "HME Directors"):

     Klaus Goffloo, 50, is a German national. He served as general manager of the Electrical Heating and Air Conditioning group of Siemens AG from 1986 until 1992 and since that time has served as Chairman of HME and as a member of the Board of Directors of the Holding Company.

     Thomas Ihlenfeldt, 48, is a German national. He joined the Heraeus group of companies in 1984 and has served in various positions. Since mid-1995 Mr. Ihlenfeldt has served as Managing Director of HME. From 1990 through 1995 Mr. Ihlenfeldt served as President and Chief Executive Officer of Heraeus Surgical, Inc., formerly Heraeus LaserSonics, and is presently Chairman and Chief Executive Officer of Heraeus Surgical, Inc., Milpitas, California.

     David Cohen, 43, has been an attorney practicing law with the firm of Cohen & Ostler, A Professional Corporation, for more than five years. Mr. Cohen's firm served as counsel to HME and HSI in connection with the Acquisition.

TERMINATION OF AGREEMENT

     The Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Acquisition by the shareholders of Laserscope by either Laserscope or HME if (a) the other party has breached a material provision of the Agreement and has not corrected such failure within thirty days after receipt of written notice describing such breach; or (b) every condition to Closing is not either satisfied or waived, and Closing does not occur, by August 31, 1996.

ADDITIONAL AGREEMENTS

     In connection with the Acquisition, Laserscope has also entered or agreed to enter into the following agreements:

     Surgical Lamp Distribution Agreement. Pursuant to the Surgical Lamp Distribution Agreement (the "Distribution Agreement") to be entered into between HME and Laserscope at the Closing, HME will grant Laserscope the right to purchase at a specified discount, distribute and service certain HME surgical lamp products (the "Products") in the United States. Laserscope's obligations under the Distribution Agreement will include installing, supporting, maintaining, servicing and promoting the Products within the United States. The Distribution Agreement will provide for an indefinite term which may be terminated on twelve months' prior notice but not before January 1, 2001, except that it may be terminated immediately by a party upon breach of certain provisions or covenants.

     Escrow Agreement. In connection with the Agreement's indemnification provisions, Laserscope's chief financial officer will serve without compensation as escrow agent (the "Escrow Agent") pursuant to an escrow agreement (the "Escrow Agreement") by and among Laserscope, the Escrow Agent and HME with respect to 500,000 Laserscope Shares (the "Escrowed Shares"). Under the Escrow Agreement, Laserscope and HME agree to indemnify the Escrow Agent against any and all losses, claims, damages, liabilities and expenses incurred by the Escrow Agent in connection with performing his duties under the Escrow Agreement provided the Escrow Agent acts in good faith and in the exercise of good business judgment. In the event of any dispute with respect to the Escrowed Shares, the Escrow Agent is authorized under the Escrow Agreement to retain possession of the Escrowed Shares until such dispute is resolved by the parties or otherwise.


     Common Shares Rights Agreement Amendment. Pursuant to the Agreement, and as authorized by the Laserscope Board of Directors, Laserscope and American Stock Transfer & Trust Company (the "Rights Agent") have amended that certain Common Shares Rights Agreement dated October 31, 1991 by and between Laserscope and the Rights Agent (the "Rights Agreement"). The amendment to Rights Agreement provides that the acquisition by HME, its subsidiaries, affiliates and permitted transferees, pursuant to the Agreement, of the shares of Laserscope common stock contemplated to be issued in the Acquisition, does not result in such persons being deemed "Acquiring Persons" as such term is defined in the Rights Agreement.


DISSENTERS' RIGHTS

     Laserscope shareholders who dissent and do not vote in favor of the Acquisition are entitled to certain dissenters' rights under California law in connection with the Acquisition. Such shareholders who perfect their dissenters' rights and follow certain procedures in the manner prescribed by law will be entitled to have their shares repurchased by Laserscope for cash. Set forth below is a summary of "dissenters' rights" under California law. Such summary is qualified in its entirety by reference to Sections 1300-1312 of the California General Corporation Law, the complete text of which is attached hereto as Exhibit C. ANY SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW EXHIBIT C CAREFULLY, SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

     If the Acquisition is approved by the required vote of Laserscope's shareholders and is not abandoned or terminated, any Laserscope shareholder who voted his or her shares against the Agreement (a "Dissenting Shareholder") may, by complying with the provisions of Sections 1300-1312 of the California General Corporation Law, require Laserscope to purchase for cash at their fair market value the shares owned by him or her which were voted against the Acquisition ("Dissenting Shares"). Under California law, the fair market value shall be determined as of the day before the first announcement of the terms of the Acquisition, excluding any appreciation or depreciation in consequence of the Acquisition.

     A Dissenting Shareholder wishing to require Laserscope to purchase his or her Dissenting Shares must:

          (1) Vote against the Agreement any or all of the shares he or she is entitled to vote (shares not voted are not considered to be voted against the Agreement);

          (2) Make written demand upon Laserscope or the transfer agent for Laserscope not later than the date of the Special Meeting, setting forth in his or her demand the number of shares which he or she demands that Laserscope purchase and a statement by him or her as to what he or she claims the fair market value of such shares to have been, based on the standards referred to above; and

          (3) Submit, within thirty days after the date on which the notice of approval of the Agreement by Laserscope's shareholders described below is mailed to such shareholder, at the principal office of Laserscope or at the office of the transfer agent for Laserscope's common stock, the certificates representing any shares in regard to which demand for purchase is being made, for endorsement with a statement that the shares are "Dissenting Shares."

     Written demands, notices or other communications which a Dissenting Shareholder wishes to send to Laserscope concerning the exercise of dissenters' rights should be addressed to Laserscope: 3052 Orchard Drive, San Jose, California 95134-2011, Attn: Chief Financial Officer.

     Neither a vote against approval of the Agreement nor the giving of a proxy directing a negative vote will be sufficient to constitute the demand described in clause (2) above. A proxy which fails to include instructions with respect to approval of the Agreement will be voted in favor of the Agreement. Accordingly, shares covered by such a proxy could not be Dissenting Shares. If a shareholder delivers a proxy providing for a vote in favor of the Acquisition, the shareholder may revoke the proxy as described under the above section "VOTING AND PROXIES," vote against the Agreement and exercise dissenters' rights, provided that the other requirements of California law have been satisfied by such shareholder.

     If eligible holders of Laserscope's stock have made demands for payment on or prior to the date of the Special Meeting, within ten days after the date of the approval of the Agreement, Laserscope will mail to each Dissenting Shareholder a notice of approval of the Agreement together with a statement of the price determined by Laserscope to represent the fair market value of Dissenting Shares and a brief description of the procedure to be followed if the shareholder desires to pursue his dissenters' rights under the California General Corporation Law. The statement of price will constitute an offer by Laserscope to purchase, at the price stated therein, any Dissenting Shares. If Laserscope and the Dissenting Shareholder agree that the shares are Dissenting Shares and agree upon the price of the shares, the Dissenting Shareholder will be entitled to the agreed upon price plus interest thereon at the legal rate on judgments from the date of such agreement. Subject to the provisions of the California General Corporation Law, payment of the fair market value of the Dissenting Shares will be made within thirty days after such agreement or after satisfaction of any statutory or contractual condition, whichever is later, and upon surrender of the certificates therefor. If Laserscope denies that the shares are Dissenting Shares or if Laserscope and the Dissenting Shareholder fail to agree upon the fair market value of the shares, then the Dissenting Shareholder, within six months after the date on which notice of approval of the Acquisition by the shareholders of Laserscope is mailed to such shareholder and not thereafter, may file a complaint in the California Superior Court for Santa Clara County (the "Superior Court"), requiring the court to determine whether the shares are Dissenting Shares, or the fair market value of the Dissenting Shares, or both, or may intervene in any pending action for the appraisal of any shares of Laserscope's stock. In determining the fair market value of the Dissenting Shares, the Superior Court is entitled to consider any factor relevant to such determination within the limits of California law, including, with respect to Laserscope's common stock, the price of the Dissenting Shares as reported by Nasdaq as of the day before the first announcement of the terms of the Agreement. The approach of the Superior Court in determining value in such an appraisal may differ from the approach used by the Board of Directors of Laserscope in evaluating the fairness of the Agreement. The valuation determined by the Superior Court may be more than, less than or equal to the amount offered to the Dissenting Shareholder for the Dissenting Shares. A Dissenting Shareholder may not withdraw his or her demand for purchase of Dissenting Shares without Laserscope's consent.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


     The following summary sets forth the material United States federal income tax consequences of the Acquisition under the Internal Revenue Code of 1986, as amended (the "Tax Code"), to Company shareholders and to Laserscope. This summary does not discuss all aspects of federal income taxation of the Acquisition or special tax consequences that may be relevant to a particular Company shareholder in light of such shareholder's personal circumstances or as a result of special status under the Tax Code (such as certain holders of shares acquired upon exercise of statutory stock options or otherwise as compensation for the performance of services, foreign persons, dealers in securities and tax-exempt entities). It also does not discuss any tax considerations under local, state or foreign laws. Laserscope has not sought a ruling from the Internal Revenue Service (the "IRS") or an opinion from counsel with respect to the tax consequences of the Acquisition. The IRS is therefore not precluded from taking positions contrary to those discussed herein. IN VIEW OF THE SUMMARY NATURE OF THIS DISCUSSION AND THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE ACQUISITION, AS WELL AS THE APPLICABILITY OF STATE, LOCAL AND FOREIGN TAX LAWS.


     A Company shareholder will recognize no gain or loss as a result of the Acquisition except to the extent that the shareholder exercises dissenters' rights.


     A Company shareholder who exercises dissenters' rights with respect to a share of Company stock, who holds such share as a capital asset and who receives payment for such share in cash should generally recognize capital gain or capital loss measured by the difference between the amount of cash received and the shareholder's tax basis in such share. Such capital gain or loss will be long-term capital gain or loss if the share was held by such shareholder for more than one year prior to its disposition. However, capital gain treatment will not apply unless the redemption of such dissenting shareholder's shares is either not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Tax Code, substantially disproportionate with respect to the shareholder within the meaning of Section 302(b)(2) of the Tax Code or is in complete redemption of all of Laserscope stock owned (or deemed to be owned, taking into account certain attribution rules) by the shareholder within the meaning of Section 302(b)(3) of the Tax Code. If none of the conditions of the previous sentence is satisfied, the redemption of the Dissenting Shareholder would generally be treated as a distribution to which Section 301 of the Tax Code applies. Such distribution would be treated first as a dividend to the extent of Laserscope's accumulated or current year's earnings and profits, if any, next as a reduction in the shareholder's basis in his or her shares and finally as gain from the sale or exchange of his or her shares. BECAUSE OF THE COMPLEXITY OF DETERMINING THE TAX TREATMENT OF A DISSENTING SHAREHOLDER, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS PRIOR TO EXERCISING DISSENTERS' RIGHT'S.

     Laserscope's issuance to HME of 4,609,395 shares of Laserscope common stock as partial consideration for the purchased assets could, when aggregated with other changes in ownership of Laserscope stock over the preceding three years, cause Laserscope to be deemed to have undergone an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, which could limit the amount of Laserscope's net operating loss carryforwards available to offset taxable income which may be earned by Laserscope in future periods.

GOVERNMENTAL AND REGULATORY APPROVALS


     Certain acquisition transactions, including the Acquisition, may not be consummated until certain information has been furnished to the U.S. Department of Justice (the "Justice Department") and the U.S. Federal Trade Commission (the "FTC") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and certain waiting periods thereunder have been satisfied. Laserscope and HME filed the required information and material with the Justice Department and the FTC with respect to the Acquisition on June 27, 1996.


     At any time before or after the Closing, the Justice Department or the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Acquisition or to cause HME to divest itself, in whole or in part, of Laserscope or to cause Laserscope to divest itself, in whole or in part, of the HME Assets. The obligations of the parties to consummate the Acquisition are subject to the condition that the parties have received the consent of any government authority necessary to complete the transactions contemplated by the Agreement.

ACCOUNTING TREATMENT

     The Acquisition is to be treated as a purchase of stock and assets for financial reporting purposes. The financial results of HME will be included in Laserscope's financial statements effective from the Closing Date.

     Laserscope intends to allocate the consideration for the HME Assets among the HME Assets generally in accordance with their respective fair market values. It also intends to take amortization or depreciation deductions with respect to HME Assets which are subject to amortization or depreciation over such HME Assets' respective useful lives as determined by Laserscope.

                                 PROPOSAL NO. 2

                    AMENDMENT TO THE 1994 STOCK OPTION PLAN

     At the Special Meeting, shareholders are being asked to approve an amendment to the Company's 1994 Stock Option Plan (the "1994 Option Plan") that would increase the shares reserved for issuance thereunder by 975,000 shares. A copy of the 1994 Option Plan, as amended, is included as Exhibit D hereto.

GENERAL

     The Company's 1994 Option Plan provides for the grant of options to employees and consultants of the Company. The 1994 Option Plan was adopted by the Board of Directors in March 1994 and approved by the shareholders in June 1994. A total of 725,000 shares of common stock have been reserved for issuance under the 1994 Option Plan. Subject to shareholder approval, this amount would be increased to an aggregate of 1,700,000 shares. The aggregate number of shares reserved for issuance under the 1994 Option Plan includes options previously granted and exercised under the 1994 Option Plan. The increase in shares reserved for issuance under the 1994 Option Plan has been necessitated by the hiring of new employees and the grant of additional stock options to current employees as previously granted options vest and become exercisable. The increase will assist the Company in being able to continue its policy of equity ownership by employees and consultants as an incentive to contribute to the Company's success.

     Options granted under the 1994 Option Plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options at the discretion of the Board of Directors and as reflected in the terms of the written option agreement. The 1994 Option Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     As of April 30, 1996, and after giving effect to the amendment to the 1994 Option Plan, 540 shares had been issued upon exercise of options granted under the 1994 Option Plan, options for 1,108,659 shares were outstanding under the 1994 Option Plan and 591,341 shares remained available for future grants. As of April 30, 1996, the fair market value of shares subject to outstanding options was $4,296,054, based upon the closing price of the common stock as reported on Nasdaq on such date.

     During the year ended December 31, 1995, (i) options to purchase 285,000 shares of common stock were granted under the 1994 Option Plan to the current executive officers as a group (4 persons), (ii) options to purchase 50,000 shares of common stock were granted under the 1994 Option Plan to current directors who are not executive officers as a group (one person) and (iii) options to purchase 401,000 shares of common stock were granted under the 1994 Option Plan to all other employees, including current officers who are not executive officers, as a group (109 persons as of December 31, 1995). Such option grants exclude options granted to replace certain options which were canceled during November 1995 in a repricing which numbered 109,688 shares, 50,000 shares and 295,696 shares for current executive officers, current directors and employees, respectively.

PURPOSE

     The purposes of the 1994 Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and to promote the success of the Company's business. This amendment to the 1994 Option Plan is intended primarily to grant options to employees of and consultants to the combined entity, including to former employees of HSI and HME who will become employees of Laserscope after the Closing.

ADMINISTRATION

     The 1994 Option Plan may be administered by the Board of Directors or by a committee of the Board of Directors. The 1994 Option Plan is currently administered by the Board of Directors and the Human Resources Committee of the Board of Directors. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the 1994 Option Plan. All questions of interpretation of the 1994 Option Plan are determined by the Board of Directors or its committee and its decisions are final and binding upon all participants. All directors currently hold office until the annual meeting of shareholders of the Company following their election, or until their successors are duly elected and qualified.

ELIGIBILITY

     The 1994 Option Plan provides that either incentive stock options or nonstatutory stock options may be granted to employees (including officers and directors who are also employees) of the Company or any of its subsidiaries. In addition, the 1994 Option Plan provides that nonstatutory stock options may be granted to consultants (not including directors who are not compensated for their services or are paid only a director's fee by the Company) of the Company or any of its subsidiaries. The Board of Directors or its committee selects the optionees and determines the number of shares to be subject to each option. In making such determination, there are taken into account the duties and responsibilities of the optionee, the value of the optionee's services, the optionee's present and potential contribution to the success of the Company, and other relevant factors.

     The 1994 Option Plan provides that the maximum number of shares of common stock which may be granted under options to any one employee during any fiscal year shall be 325,000, subject to adjustment as provided in the 1994 Option Plan. This limitation is intended to preserve the Company's ability to deduct for federal income tax purposes any compensation income relating to stock options granted to certain executive officers under the 1994 Option Plan. Without this limitation, federal tax legislation enacted in 1993 might not allow the Company to deduct such compensation income.


     In addition to the foregoing limitation on discretion for certain grants, there is also a limit on incentive stock options such that to the extent that an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the share was granted) in excess of $100,000, such excess options shall be treated as nonstatutory stock options.


TERMS OF OPTIONS

     Each option is evidenced by a stock option agreement between the Company and the optionee. Each option is subject to the following additional principal terms and conditions:

          (a) Exercise of the Option. The Board of Directors or its committee determines when options may be exercised. In general, such options become exercisable on a ratable basis over four years with respect to employees and over two to four years with respect to consultants. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of common stock to be purchased and by tendering of payment of the purchase price. The purchase price of the shares purchased upon exercise of an option shall be paid in consideration of such form as is determined by the Board of Directors or its committee and specified in the option agreement, and such form of consideration may vary for each option.

          (b) Exercise Price. The exercise price of each option granted under the 1994 Option Plan is determined by the Board of Directors or its committee and may not be less than 100% of the fair market value of the common stock on the date the option is granted; provided, however, that nonstatutory stock options may be granted to persons other than the Company's Chief Executive Officer or its other four most highly compensated officers whose compensation is required to be reported to shareholders under the Securities Exchange Act of 1934 at exercise prices of not less than 50% of the fair market value on the date the option is granted. The fair market value per share is equal to the closing price on Nasdaq on the date of grant. In the case of an option granted to an optionee who owns more than 10% of the voting power of all classes of stock of the Company, its parent or subsidiaries, the exercise price must not be less than 110% of the fair market value on the date of the grant.

          (c) Termination of Employment. If an optionee's employment or consulting relationship terminates for any reason other than disability or death, options under the 1994 Option Plan may be exercised not later than thirty days (or such other period of time not exceeding three months in the case of an incentive stock option as is determined by the Board of Directors or its committee) after such termination and may be exercised only to the extent the option was exercisable on the date of termination. In no event may an option be exercised by any person after the expiration of its term.

          (d) Disability. If an optionee is unable to continue his or her employment or consulting relationship with the Company as a result of his total and permanent disability, options may be exercised within six months (or such other period of time not exceeding twelve months as is determined by the Board of Directors or its committee) of termination and may be exercised only to the extent the option was exercisable on the date of termination, but in no event may the option be exercised after its termination date.

          (e) Death. Under the 1994 Option Plan, if an optionee should die while employed or retained by the Company, and such optionee has been continuously employed or retained by the Company since the date of grant of the option, the option may be exercised within six months after the date of death (or such other period of time, not exceeding twelve months, as is determined by the Board of Directors or its committee) by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance to the extent the optionee would have been entitled to exercise the option had the optionee continued living and remained employed or retained by the Company for six months (or such other period of time as is determined by the Board of Directors or its committee) after the date of death, but in no event may the option be exercised after its termination date. If an optionee should die within three months (or such other period of time not exceeding three months as is determined by the Board of Directors or its committee) after the optionee has ceased to be continuously employed or retained by the Company, the option may be exercised within six months after the date of death by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance to the extent that the optionee was entitled to exercise the option at the date of termination, but in no event may the option be exercised after its termination date.

          (f) Term of Options. The 1994 Option Plan provides that options granted under the 1994 Option Plan have the term provided in the option agreement. In general, these agreements provide for a term of five years. Incentive stock options granted to an optionee who, immediately before the grant of such option, owned more than 10% of the total combined voting power of all classes of stock of the Company, its parents or subsidiaries, may not in any case have a term of more than five years. No option may be exercised by any person after its expiration.

          (g) Option Not Transferable. An option is not transferable by the optionee other than by will or the laws of descent and distribution, and is exercisable only by the optionee during his or her lifetime and in the event of the optionee's death by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the optionee's death.

          (h) Acceleration of Options. In the event of the merger or consolidation of the Company with or into another corporation, or a proposed sale of all or substantially all of the assets of the Company, the Board of Directors is obligated to accomplish either a substitution or assumption of options or in its discretion, to give 30 days' notice of the acceleration of the optionee's right to exercise his or her outstanding options as to some or all of the optioned stock at any time within 30 days of such notice. The exercisability of options held by the Company's executive officers may also be accelerated upon the occurrence of such events. See "Transactions with Management and Others."

          (i) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1994 Option Plan as may be determined by the Board of Directors or its committee.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     In the event any change, such as a stock split or dividend, is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price of each outstanding option, the number of shares subject to each option, the annual limitation on grants to employees, as well as the number of shares available for issuance under the 1994 Option Plan. In the event of the proposed dissolution or liquidation of the Company, each option will terminate unless otherwise provided by the Board of Directors or its committee.

AMENDMENT AND TERMINATION

     The Board of Directors may amend the 1994 Option Plan at any time or from time to time or may terminate it without approval of the shareholders; provided, however, that shareholder approval is required for any amendment to the 1994 Option Plan that increases the number of shares that may be issued under the 1994 Option Plan, modifies the standards of eligibility, modifies the limitation on grants to employees described in the 1994 Option Plan or results in other changes which would require shareholder approval to qualify options granted under the 1994 Option Plan as performance-based compensation under Section 162(m) of the Code, or so long as the Company has a class of equity securities registered under Section 12 of the Exchange Act, materially increases the benefits to participants that may accrue under the 1994 Option Plan. However, no action by the Board of Directors or shareholders may alter or impair any option previously granted under the 1994 Option Plan. The 1994 Option Plan shall terminate in April 2004, provided that any options then outstanding under the 1994 Option Plan shall remain outstanding until they expire by their terms.

FEDERAL INCOME TAX ASPECTS OF THE 1994 OPTION PLAN


     The following is a brief summary of the material United States federal income tax consequences of transactions under the 1994 Stock Option Plan based on federal securities and income tax laws in effect as of this date. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of the income tax laws of any municipality, state or other country in which an optionee may reside. This summary does not purport to be complete. The Company advises all optionees to consult their own tax advisors concerning tax implications of option grants and exercises, and the disposition of shares acquired upon such exercise, under the 1994 Stock Option Plan.


     Options granted under the 1994 Option Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory stock options.

     If an option granted under the 1994 Option Plan is an incentive stock option, under U.S. tax laws the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability upon its exercise, although the exercise may give rise to alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after receipt of the shares by the optionee, any gain will be treated as long-term capital gain under U.S. tax laws. If these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized under U.S. tax laws as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. The tax rate on long-term capital gains under current U.S. tax laws is capped at 28%. Capital losses are allowed under U.S. tax laws in full against capital gains plus $3,000 of other income.

     All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income under U.S. tax laws at the time he or she is granted a nonstatutory option. However, upon its exercise, under U.S. tax laws the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or where the optionee is an officer, director or 10% shareholder of the Company, the date of taxation may be deferred unless the optionee files an election with the IRS under Section 83(b) of the Code. The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company by payment in cash or out of the current earnings paid to the optionee. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated under U.S. tax laws as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year.

REQUIRED VOTE

     The affirmative vote of a majority of shares of common stock represented and voting at the Special Meeting with respect to the amendment to the 1994 Option Plan (which shares voting affirmatively also constitute a majority of the required quorum) is required for its approval.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE AMENDMENT OF THE 1994 STOCK OPTION PLAN.

                                 PROPOSAL NO. 3

               ADOPTION OF THE 1995 DIRECTORS' STOCK OPTION PLAN

     At the Special Meeting, shareholders are being asked to approve the adoption of Laserscope's 1995 Directors' Stock Option Plan (the "Directors' Option Plan") and the reservation of 300,000 shares of Laserscope's common stock for issuance thereunder. A copy of the Director's Option Plan is attached as Exhibit E hereto.

GENERAL

     The Directors' Option Plan was adopted by the Board of Directors in November 1995 and was amended by the Board of Directors on April 22, 1996. The shareholders are being asked to approve the adoption of the Directors' Option Plan at the Special Meeting.

     As of April 30, 1996, no shares had been issued upon exercise of options granted under the Directors' Option Plan, options for 180,000 shares were outstanding under the Directors' Option Plan and 120,000 shares remained available for future grants. Shares not purchased under an option prior to its expiration will be available for future option grants under the Directors' Option Plan. As of April 30, 1996, the fair market value of shares subject to outstanding options was $697,500, based upon the closing price of the common stock as reported on Nasdaq on such date.

PURPOSE

     The purposes of the Directors' Option Plan are to attract and retain the best available persons for service as directors of Laserscope, to provide additional incentive to the non-employee directors to serve as directors and to encourage their continued service on the Board.

ADMINISTRATION

     The Directors' Option Plan is designed to work automatically and not to require administration. However, to the extent administration is necessary, it will be provided by the Board of Directors. No discretion concerning decisions regarding the Directors' Option Plan shall be afforded to any person who is not a "disinterested" person under Rule 16b-3 promulgated under the Exchange Act. The interpretation and construction of any provisions of the Directors' Option Plan by the Board of Directors shall be final and conclusive. Members of the Board receive no additional compensation for their services in connection with the administration of the Directors' Option Plan.

ELIGIBILITY

     The Directors' Option Plan currently provides for the grant of nonstatutory stock options to nonemployee directors of Laserscope at an exercise price not less than the fair market of the Company's common stock on the date of grant. Under the Director's Option Plan, persons who were nonemployee directors as of November 30, 1995 (the effective date of the Directors' Option Plan), as well as persons who have joined the Board of Directors since that date through the election by the shareholders or appointment by the Board of Directors to fill a vacancy, have been granted an option to purchase 45,000 shares of the Company's common stock. Options issued pursuant to this plan vest ratably and become exercisable on a monthly basis over three years with respect to each optionee who remains a director and expire ten years after the date of grant. Directors who are employees of the Company do not receive any additional compensation for their services as a director.

     Except for automatic option grants under the Directors' Option Plan, nonemployee directors will not be eligible to receive any additional option grants or stock issuances under the Directors' Option Plan. The Directors' Option Plan provides for neither a maximum nor a minimum number of option shares that may be granted to any one nonemployee director, but does provide for the number of shares which may be included in any grant and the method of making a grant. Laserscope currently has four nonemployee directors.

     Directors who are designated or nominated by shareholders who hold 10% or more of the outstanding Laserscope common stock, including the HME Directors, are not eligible to receive options under the Directors' Option Plan.

     The Directors' Option Plan is not a deferred compensation plan under
Section 401(a) of the Code, and is not subject to the provisions of ERISA.

TERMS OF OPTIONS

     Options granted under the Directors' Option Plan have a term of ten years. Each option is evidenced by an option agreement between Laserscope and the director to whom such option is granted and is subject to the following additional terms and conditions:

          (a) Rule 16b-3: Options granted to directors must comply with the applicable provisions of Rule 16b-3, or any successor thereto, and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Directors' Option Plan transactions.

          (b) Exercise of the Option: The options granted under the Directors' Option Plan become exercisable cumulatively to the extent of 1/36 of the shares subject to the option on each monthly anniversary of the date of grant. An option is exercised by giving written notice of exercise to Laserscope, specifying the number of full shares of common stock to be purchased and tendering payment to Laserscope of the purchase price. Payment for shares issued upon exercise of an option may consist of cash, check, an exchange of shares of Laserscope's common stock which have been held for at least six months, or a combination thereof.

          (c) Option Price: The option price is determined by the Board of Directors and under the Directors' Option Plan is 100% of the fair market value of Laserscope's common stock on the date of grant. The Board of Directors determines such fair market value based upon the closing sales price of Laserscope's common stock on Nasdaq on the date the option is granted.

          (d) Termination of Status as a Director: The Directors' Option Plan provides that if an optionee ceases to serve as a director of Laserscope, the option may be exercised within three months after the date he or she ceases to be a director as to all or part of the shares that the optionee was entitled to exercise at the date of such termination.

          (e) Death: If an optionee should die while serving as a director of Laserscope, the option may be exercised at any time within six months after death but only to the extent the that optionee was entitled to exercise the option at the date of death.

          (f) Disability: If an optionee is unable to continue his or her service as a director of Laserscope as a result of his or her total and permanent disability, the option may be exercised at any time within six months after the date of his or her termination, but only to the extent he or she was entitled to exercise it at the date of such termination.

          (g) Termination of Options: No option is exercisable by any person after the expiration of ten years from the date the option was granted.

          (h) Nontransferability of Options: An option is nontransferable by the optionee, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined by the Code), and is exercisable only by the optionee during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest, inheritance or transfer or by reason of the death of the optionee.

          (i) Acceleration of Options: In the event of a proposed sale of all or substantially all of the assets of Laserscope, the merger or consolidation of Laserscope in which Laserscope is not the surviving corporation, a dissolution or liquidation of Laserscope, or any other capital reorganization in which more than 50% of Laserscope's shares entitled to vote are exchanged, each nonemployee director shall have either (i) a reasonable time within which to exercise the option, including any part of the option that would not otherwise be exercisable, prior to the effectiveness of such liquidation, dissolution, sale, merger, consolidation or reorganization, at the end of which time the option shall terminate or (ii) the right to exercise the option, including any part of the option that would not otherwise be exercisable, or receive a substitute option with comparable terms, as to an equivalent number of shares of stock of the corporation succeeding Laserscope or acquiring its business by reason of such liquidation, dissolution, sale, merger, consolidation or reorganization.

          (j) Other Provisions: The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors' Option Plan as may be determined by the Board of Directors.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION

     In the event any change, such as a stock split or dividend, is made in Laserscope's capitalization which results in an increase or decrease in the outstanding shares of common stock without receipt of consideration by Laserscope, an appropriate adjustment shall be made in the option price and in the number of shares subject to each option, in the number of shares authorized for the issuance under the Directors' Option Plan, and in the number of shares to be granted pursuant to the automatic grant provisions described above.

AMENDMENT AND TERMINATION

     The Board of Directors may amend the Directors' Option Plan from time to time or may terminate it without approval of the shareholders, but no amendment or termination shall be made that would impair the rights of any optionee under any prior grant without his or her consent. In addition, Laserscope shall obtain shareholder approval of any amendment to the Directors' Option Plan in such a manner and to the extent necessary to comply with Rule 16b-3 under the Exchange Act, the provisions of the Code, or any other applicable law or regulation. Further, the provisions of the Directors' Option Plan concerning the grants of options under the Directors' Option Plan may not be amended more than once every six months other than to comport with changes in the Code or ERISA. In any event, the Directors' Option Plan will terminate in November 2005.

TAX INFORMATION


     The following is a brief summary of the material United States federal income tax consequences of transactions under the Directors' Stock Option Plan based on federal securities and income tax laws in effect as of this date. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of the income tax laws of any municipality, state or other country in which an optionee may reside. This summary does not purport to be complete. The Company advises all optionees to consult their own tax advisors concerning tax implications of option grants and exercises, and the disposition of shares acquired upon such exercise, under the Directors' Stock Option Plan.


     Options granted under the Directors' Option Plan are nonstatutory stock options. Under U.S. tax laws an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option exercise price. Because the optionee is a director of Laserscope, the date of taxation under U.S. tax laws (and the date of measurement of taxable ordinary income) may be deferred in certain circumstances unless the optionee files an election with the IRS under Section 83(b) of the Code. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain (or loss), and will qualify for long-term capital gains treatment if such shares are held for more than one year. Capital losses are allowed in full against capital gains plus $3,000 of other income. Laserscope will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income under U.S. tax laws with respect to shares acquired upon exercise of a nonstatutory stock option.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the common stock present and voting at the Special Meeting with respect to the adoption of the Directors' Option Plan is required for approval.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR APPROVAL OF THE ADOPTION OF THE 1995 DIRECTORS' STOCK OPTION PLAN.

                       INFORMATION CONCERNING LASERSCOPE

EXECUTIVE OFFICERS OF THE COMPANY

     The following sets forth certain information with respect to the executive officers of the Company, and their ages as of April 30, 1996:

                   NAME                  AGE                       POSITION
    -----------------------------------  ----  ------------------------------------------------
    Benjamin L. Holmes.................    61  Chairman of the Board and Director
    Robert V. McCormick................    52  President, Chief Executive Officer and Director
    Thomas B. Boyd.....................    49  Senior Vice President of Operations and Finance
    Roy Fiebiger.......................    42  Vice President of Marketing and Sales
    Bonnie Jones.......................    48  Vice President of Human Resources
    Dennis LaLumandiere................    43  Vice President of Finance and Chief Financial
                                               Officer
    E. Walter Lange....................    63  Director
    Rodney Perkins, M.D................    59  Director
    Robert J. Pressley, Ph.D. .........    64  Director

     Benjamin L. Holmes has been a Director of the Company since January 1992 and was appointed Chairman of the Board of Directors in June 1995. Mr. Holmes was General Manager of the Medical Products Group of Hewlett-Packard Company ("HP") from 1983 to 1985, and a Vice President of HP, from 1985 until his retirement in December 1994. Mr. Holmes is a member of the Board of Directors of Project HOPE and the Massachusetts High Technology Council. He is also a member of the Massachusetts Governor's Council on Economic Growth and Technology, and a member of the Board on Health Care Service, Institute of Medicine, National Academy of Sciences. He is a member of the Board of Visitors of the UCLA and Boston University Medical Schools. He was also Chairman of the Board of Directors of the Health Industry Manufacturers Association (HIMA).

     Robert V. McCormick has been President of the Company since December 1991 and Chief Executive Officer since July 1992. Between December 1991 and July 1992 he also served as the Company's Chief Operating Officer. He has been a Director of the Company since July 1992. Mr. McCormick also served as the Company's Senior Vice President of Marketing and Field Operations from April 1991 to December 1991. Mr. McCormick was employed by Acuson Corporation, a manufacturer of medical imaging equipment, from 1983 to April 1991 in a variety of sales and marketing executive positions culminating as Vice President of Marketing and Field Operations. Mr. McCormick is also a director of NovaCept (formerly AcuVasive and prior to that, EnVision Surgical Systems), a manufacturer of microvisualization catheter products and private development stage medical device company.

     Thomas B. Boyd was hired as Senior Vice President of Operations and Finance in April 1994. Prior to joining Laserscope, from January 1992 to March 1994, Mr. Boyd was Vice President of Operations for American Safety Razor ("ASR") Co., a consumer and medical products company. From August 1975 to December 1991 he was employed by Baxter Healthcare Corporation, an international manufacturer and distributor of healthcare products, in various financial and operations management positions including Vice President of Manufacturing from September 1989 to December 1991.

     Roy Fiebiger was hired as Vice President of Marketing in September 1995 and was promoted to Vice President of Marketing and Sales in November 1995. Prior to his employment with Laserscope, from November 1994 to August 1995, Mr. Fiebiger was President and Chief Executive Officer of NovaCept (then named AcuVasive). From April 1991 to October 1994, Mr. Fiebiger was Executive Vice President and Chief Operating Officer for Norian Corporation, a development stage medical device company, and from August 1984 to March 1991 he was Vice President of Sales and Marketing for Techmedica, a medical device company.

     Bonnie Jones has been employed with the Company since November 1988 when she was hired as Laserscope's first Personnel Manager. She was promoted to Director of Personnel in June 1991 and Vice

President of Human Resources in June 1993. Prior to working for the Company, she was as an independent consultant for various companies and Director of Personnel for Humphrey Instruments, an ophthalmic instruments company. Ms. Jones worked at Humphrey from 1982 through 1987.

     Dennis LaLumandiere has been employed with the Company since September 1989 when he was hired as Laserscope's Corporate Controller. He was promoted to Vice President of Finance in February 1995 and appointed Chief Financial Officer in February 1996. Prior to working for the Company, he held various financial and operations management positions at Raychem Corporation, a multinational materials science company. Mr. LaLumandiere was employed by Raychem from 1983 to 1989.

     E. Walter Lange has been a Director of the Company since January 1992. Mr. Lange has more than 31 years of experience in the pharmaceutical industry, having served in a variety of executive positions at Eli Lilly & Co. from 1960 to 1991. Most recently, Mr. Lange was Group Vice President of Marketing, Planning and Development and was responsible for Eli Lilly's worldwide product planning, corporate strategic planning, business development and market research.

     Rodney Perkins, M.D. is a co-founder of the Company and has been a Director since its founding. Dr. Perkins also served as Chairman of the Board of Directors from its founding until June 1995 and Chief Executive Officer from February to May 1987, and from October 1991 to July 1992. He also served as the President of the Company from October to December 1991. Dr. Perkins, a specialist in otologic surgery, is President of the California Ear Institute at Stanford and has been in private practice since 1968. He is a Clinical Associate Professor of Surgery at Stanford University School of Medicine, and is the founder and President of Project HEAR a non-profit medical institute for ear research and education. Dr. Perkins is a founder of Collagen Corporation, a biomaterials company, and a member of its Board of Directors. Dr. Perkins is also a founder and the Chairman of the Board of Directors of ReSound Corporation, a hearing health care company. He also serves on the board of directors of NovaCept of which he was founding a shareholder.

     Robert J. Pressley, Ph.D. is a co-founder of the Company and has been a Director since its founding. Dr. Pressley founded Silicon Video Corporation, a developer of electronic products, and served as its President and Chief Executive Officer from January 1991 to January 1994. Dr. Pressley also founded XMR, Inc., a manufacturer of eximer lasers and laser systems, and served as its Chief Executive Officer from March 1979 until March 1990.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table shows the compensation received by the Company's Chief Executive Officer, the four other most highly compensated executive officers of the Company for 1995 who were serving as executive officers at December 31, 1995, one highly compensated executive officer who was not serving as an executive officer at December 31, 1995 and the compensation received by each such individual for the Company's two prior years.

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                               ANNUAL COMPENSATION       ------------
                                            --------------------------   OPTION/SARS       ALL OTHER
    NAME AND PRINCIPAL POSITION      YEAR   SALARY(1)      BONUS(2)(3)   (SHARES)(4)(5) COMPENSATION(6)
- -----------------------------------  ----   --------       -----------   ------------   ---------------
Robert V. McCormick................  1995   $248,060              --        165,000         $ 2,004
  President and Chief Executive      1994   $236,250              --             --         $ 2,045
  Officer                            1993   $225,000              --         40,000         $ 1,927
Thomas B. Boyd.....................  1995   $168,324(7)           --         45,000         $ 2,400
  Senior Vice President of
  Operations                         1994   $183,428(8)      $20,000         65,000         $ 1,471
  and Finance                        1993         --              --             --              --
Bonnie Jones.......................  1995   $107,330              --         35,000         $ 1,543
  Vice President of Human            1994   $ 99,750              --         15,000         $ 1,496
  Resources                          1993   $ 95,000         $ 9,500         35,000         $ 1,425

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                               ANNUAL COMPENSATION       ------------
                                            --------------------------   OPTION/SARS       ALL OTHER
    NAME AND PRINCIPAL POSITION      YEAR   SALARY(1)      BONUS(2)(3)   (SHARES)(4)(5) COMPENSATION(6)
- -----------------------------------  ----   --------       -----------   ------------   ---------------
Dennis LaLumandiere................  1995   $119,690              --         40,000         $ 1,794
  Vice President of Finance, Chief   1994   $103,500              --         15,000         $ 1,548
  Financial Officer                  1993   $ 96,885         $ 9,821          8,500         $ 1,438
Joseph F. Rondinone................  1995   $131,250              --             --         $ 1,312
  Vice President of Research and     1994   $125,000              --         25,000         $ 1,250
  Development(9)                     1993   $162,766(10)          --         27,000         $ 1,136
Eli Wismer.........................  1995   $150,909         $32,643             --         $ 1,744
  Vice President of North            1994   $153,399(12)     $78,160         50,000         $ 1,927
  American Sales & Education(11)     1993   $193,953(12)     $83,135         20,000         $ 1,786

- ---------------
 (1) Includes amounts deferred under the Company's 401(k) plan.

 (2) Includes bonuses earned in the indicated fiscal year and paid in the subsequent fiscal year. Excludes bonuses paid in the indicated fiscal year but earned in the preceding fiscal year.

 (3) Executive officers are entitled to discretionary bonuses based on individual and corporate performance. These bonuses are determined by the Board of Directors based on the recommendation of the Human Resources Committee.

 (4) The options listed with respect to 1995 long-term compensation awards include options granted upon the repricing of previously granted options. Options to purchase the following number of shares granted to the following persons in 1995 were canceled as a result of their repricing on November 30, 1995: Mr. McCormick -- 97,500: Mr. LaLumandiere -- 12,188. Such canceled options have not been included with respect to 1995 long-term compensations award. The repriced options retain the same term and vesting schedule as those options which were replaced.

 (5) All options granted in 1993, 1994 and 1995 to new employees and to officers of the Company have 5-year terms and become exercisable cumulatively at the rate of 12.5% of the total six months after the vesting commencement date (first date of employment for new employees and date of grant for officers), and 1/48 of the shares subject to the option in equal monthly installments thereafter. All options granted in 1993, 1994 and 1995 to existing employees also have 5-year terms, but become exerciseable cumulatively at the rate of 1/48 of the shares subject to the option in equal monthly installments following their respective grant date. All unvested options are subject to earlier termination in the event of the termination of the participant's relationship with the Company. All options were granted at market value on the date of grant. In the event that certain change in control events were to occur, the options would be assumed or equivalent options substituted by a successor corporation, unless the Board of Directors determined that the options should become immediately exercisable. The exercise price may be paid, subject to certain conditions, by delivery of already-owned shares or with the proceeds from the sale of the option shares. In addition, the Management Continuity Agreements entered into between the Company and each of its executive officers may affect the vesting and manner of exercise of options granted by the Company to these individuals. See "Transactions with Management and Others."

 (6) Consists of the Company's contributions to its 401(k) plan for the benefit of the named executive officers.

 (7) Includes $8,331 paid to Mr. Boyd in connection with the relocation of his principal residence to the San Jose metropolitan area.

 (8) Includes salary paid to Mr. Boyd during the period beginning April 18, 1994 (the date his employment with the Company commenced) and ending on December 31, 1994 and $79,578 paid to Mr. Boyd in connection with the relocation of his principal residence to the San Jose metropolitan area.

 (9) Mr. Rondinone terminated his employment with the Company in January 1996.

(10) Includes $47,766 paid to Mr. Rondinone in connection with the relocation of his principal residence to the San Jose metropolitan area.

(11) Mr. Wismer terminated his employment with the Company in October 1995.

(12) Includes the following amounts paid to Mr. Wismer in connection with the relocation of his principal residence to the San Jose metropolitan area:
     1994 -- $13,399 and 1993 -- $53,953.

  Stock Option Grants In 1995

     The following table sets forth information for the named executive officers with respect to grants of options to purchase common stock of the Company made in 1995 and the value of all options held by such executive officers on December 31, 1995.

                                                                                              POTENTIAL
                                      INDIVIDUAL GRANTS                                      REALIZABLE
                                   ------------------------                               VALUE AT ASSUMED
                                                 % OF TOTAL                                ANNUAL RATES OF
                                                  OPTIONS                                    STOCK PRICE
                                                 GRANTED TO                               APPRECIATION FOR
                                     OPTIONS     EMPLOYEES    EXERCISE OR                  OPTIONS TERM(3)
                                     GRANTED     IN FISCAL    BASE PRICE    EXPIRATION   -------------------
              NAME                 (SHARES)(1)    YEAR(2)     (PER SHARE)      DATE        5%          10%
- ---------------------------------  -----------   ----------   -----------   ----------   -------     -------
Robert V. McCormick..............     22,500(4)      3.3%        $4.00         2/17/00   $24,900     $55,000
                                      97,500(5)     14.2%        $2.00         2/17/00   $44,600     $96,700
                                      45,000(6)      6.6%        $2.00        11/30/00   $24,900     $55,000
Thomas B. Boyd...................     45,000(6)      6.6%        $2.00        11/30/00   $24,900     $55,000
Bonnie Jones.....................     35,000(6)      5.1%        $2.00        11/30/00   $19,300     $42,700
Dennis LaLumandiere..............      2,812(4)      0.4%        $4.00         2/17/00   $ 3,100     $ 6,900
                                      12,188(5)      1.8%        $2.00         2/17/00   $ 5,600     $12,100
                                      25,000(6)      3.6%        $2.00        11/30/00   $13,800     $30,500
Joseph F. Rondinone, Ph.D.(7)....         --          --            --              --        --          --
Eli Wismer(8)....................         --          --            --              --        --          --

- ---------------
(1) For a description of the material terms of the options, see footnote 5 of the Summary Compensation Table.

(2) The Company granted options to employees for an aggregate of 686,000 shares of common stock during 1995 excluding 175,453 issued to replace options canceled from the 1984 Employee Stock Option Plan and 405,384 issued to replace options canceled from the 1994 Employee Stock Option Plan.

(3) Gains are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on future performance of the Company's common stock, as well as the optionee's continued employment through the vesting period.

(4) Options listed were granted on February 17, 1995.

(5) Options listed were granted on November 30, 1995 to replace options which were originally granted on February 17, 1995 then canceled on November 30, 1995 due to repricing.

(6) Options listed were granted on November 30, 1995.

(7) Dr. Rondinone terminated his employment with the Company in January 1996.

(8) Mr. Wismer terminated his employment with the Company in October 1995.

  Aggregated Option Exercises In 1995 And Year-End Option Values

     The following table sets forth information for the named executive officers with respect to exercises in 1995 of options to purchase common stock of the Company.

                                                                     NUMBER OF           VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                                       SHARES                       AT 12/31/95:             AT 12/31/95:
                                      ACQUIRED                  --------------------     --------------------
                                         ON         VALUE          (EXERCISABLE/            (EXERCISABLE/
NAME                                  EXERCISE     REALIZED      UNEXERCISABLE)(1)       UNEXERCISABLE)(1)(2)
- ------------------------------------  --------     --------     --------------------     --------------------
Robert McCormick....................     --           --        217,083/237,917                --/--
Thomas B. Boyd......................     --           --        26,041/83,959                  --/--
Bonnie Jones........................     --           --        41,712/65,288                  --/--
Dennis LaLumandiere.................     --           --        26,103/57,397                  --/--
Joseph F. Rondinone, Ph.D.(3).......     --           --        42,562/39,438                  --/--
Eli Wismer(4).......................     --           --        58,978/0                       --/--

- ---------------
(1) Based on the closing price of the Company's common stock as reported on the Nasdaq National Market on December 29, 1995 of $1.938 per share.


(2) The closing price of the Company's common stock on the Nasdaq National Market on December 29, 1995 was less than the exercise price of the referenced options.


(3) Dr. Rondinone terminated his employment with the Company in January 1996.

(4) Mr. Wismer terminated his employment with the Company in October 1995.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS


     Dr. Perkins was a founding shareholder of NovaCept (formerly AcuVasive and prior to that, EnVision Surgical Systems), a manufacturer of microvisualization catheter products ("NovaCept"), and is currently a member of its Board of Directors. Mr. Fiebiger was formerly President and Chief Executive Officer of NovaCept and is currently a NovaCept shareholder. The Company is also party to a Product Development and Marketing Agreement with NovaCept dated June 4, 1993 (the "Development Agreement") pursuant to which NovaCept agreed to develop certain microvisualization catheter products for which Laserscope has worldwide, exclusive, royalty-free marketing rights, provided that Laserscope purchases certain minimum volumes of such products from NovaCept. Should Laserscope fail to meet such minimums, its market rights under the Development Agreement become non-exclusive. As of December 31, 1995, NovaCept had not completed, and the Company did not expect that NovaCept would complete, the development of such products. In addition, during 1995, the Company loaned NovaCept $100,000 pursuant to a promissory note. At December 31, 1995, NovaCept was in default of the payment terms of the note and the Company does not expect to be repaid due to NovaCept's lack of financial resources. Robert McCormick is also a director of NovaCept, and Dr. Perkins and the Company are each holders of NovaCept's capital stock.


     In March 1994, the Company entered into Management Continuity Agreements with each of its executive officers, which were amended in December 1994 (the "Prior Management Continuity Agreements"). The Prior Management Continuity Agreements were to expire by their terms no later than December 31, 1996, and were therefore superseded and replaced in April 1996 by a new version of such agreements (the "1996 Management Continuity Agreements"). The 1996 Management Continuity Agreements provide (1) for salary and benefits continuation if the executive is terminated for any reason other than cause within 24 months (the "Severance Period") following any Change in Control of the Company (as defined below), such that if the termination occurs within 12 months of the Change of Control, the Severance Period is 12 months, and if the termination occurs after 12 months but within 24 months of the Change of Control, the Severance Period is nine months, (2) that such executives may, with 30 days written prior notice, resign but will be entitled to receive his or her current salary and level of benefits for the Severance Period, if, in connection with such Change in Control, the executive's duties or responsibilities are materially reduced or the executive is asked to relocate to a facility or location more than 50 miles from the Company's current location, (3) that all stock options exercisable for the Company's securities held by such executives shall become immediately vested and shall be exercisable in full in accordance with the provisions of the option agreement and plan pursuant to which such option was granted, and (4) that upon the immediate vesting of stock options, the optionee will have the right (subject to any limitations imposed by Section 16 of the Exchange Act or other applicable securities laws and only to the extent permitted by the terms of the applicable option plan) to deliver a non-recourse promissory note (secured only by the pledged shares for repayment), at the prime rate of interest determined as of the date of the note, in payment of the exercise price for the outstanding options. For purposes of the 1996 Management Continuity Agreements, a Change in Control of the Company shall be deemed to have occurred upon the happening of any of the following events: (1) any acquisition of twenty percent (20%) or more of the Company's then outstanding voting securities without the approval of the Board of Directors, (2) any acquisition or consolidation in which the Company is not the surviving entity, (3) approval of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, or (4) a change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are incumbent directors. The Acquisition will not result in a Change in Control of the Company.



     In September 1989, the Company sold common stock to certain employees and directors and accepted promissory notes secured by that stock as payment for certain of those shares. These notes originally carried special interest rates of 9.0% to 9.5%. During 1995 the principal and accrued interest on these notes were refinanced and the notes now carry special interest rates of 5.79%. See "HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION."



                                                                                       INDEBTEDNESS TO
                                                                                       THE COMPANY AS
                                                           TOTAL SHARES   AGGREGATE      OF 12/31/95
PURCHASER                                                  PURCHASED(1)     PRICE          (2)(3)
- ---------------------------------------------------------  ------------   ---------   -----------------
Rodney Perkins, MD. .....................................     16,667       $75,001        $ 128,603
Robert J. Pressley, Ph.D. ...............................     16,666       $74,997        $ 128,788


- ---------------

(1) The shares were sold to Drs. Perkins and Pressley in September 1989.



(2) In all cases, the amount shown was also the largest amount of indebtedness owed to the Company at any time during 1995.



(3) Payment in the form of promissory notes in the above transactions was approved in each case by a majority of the disinterested directors of the Company and such sales were made pursuant to the Company's 1984 Stock Purchase Plan, which was approved by the shareholders of the Company. The original notes were due and payable in June 1991. The notes, which remained unpaid and continued to accrue interest, were refinanced in November 1995 and mature in November 1998.


     During 1995 Mr. Holmes received $25,000 in compensation from the Company for consulting services to the Company beyond his duties as Chairman of the Board of Directors.

     Nonemployee members of the Company's Board of Directors receive cash compensation and options to purchase shares of common stock in connection with their service on the Board. Under the Acquisition Agreement, the Company has agreed to provide each director designated by HME the same insurance coverage as the Company provides other directors. In addition, the Company has agreed to reimburse HME the reasonable expenses of such HME Board members in attending Laserscope Board meetings and fulfilling their duties as directors, up to a maximum of $25,000 per year. Directors designated by HME will not be entitled to receive options under the Directors Option Plan. See "ADOPTION OF THE 1995 DIRECTORS OPTION PLAN -- Eligibility."

     The Company has entered into indemnification agreements with each of its directors and executive officers, which may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors and officers liability insurance if available on reasonable terms.

         HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     There are currently no employee directors serving on the Human Resources Committee of the Board of Directors. The following nonemployee directors serve on the Company's Human Resources Committee: Rodney Perkins, M.D., Robert J. Pressley, Ph.D.


     Dr. Perkins purchased an aggregate of 16,667 shares of the Company's common stock on September 11, 1989 under the Company's 1984 Stock Purchase Plan at an aggregate price of $75,002. Dr. Perkins purchased such shares through promissory notes in favor of the Company bearing interest at the annual rate of 9% and secured by the shares purchased. At December 31, 1995, Dr. Perkins owed an aggregate of $128,603 under such notes, the largest amount of indebtedness owed by him to the Company at any time during 1995. During 1995 the principal and accrued interest on these notes were refinanced and the notes now carry special interest rates of 5.79%.

     Dr. Perkins is also Chairman of the Board of Directors and a member of the Board of Directors' Human Resources Committee of ReSound Corporation, a publicly-traded hearing health care company. The Company and ReSound Corporation have not conducted any business with each other in the past and the Company does not presently anticipate doing so in the future.


     Dr. Perkins was also a founding shareholder of NovaCept (formerly AcuVasive and, prior to that, EnVision Surgical Systems), a manufacturer of microvisualization catheter products. The Company has a commercial relationship with NovaCept. Mr. McCormick is a member of NovaCept's Board of Directors and Dr. Perkins and the Company are each holders of NovaCept's capital stock. See "Transactions with Management and Others."

       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth the beneficial ownership of the Company's common stock as of April 30, 1996 as to (i) each person who is known by the Company to own beneficially more than five percent of the Company's common stock, (ii) each of the Company's directors, (iii) each of the executive officers named in the Summary Compensation Table beginning on page 39, and (iv) all directors and executive officers as a group and to each such person after the issuance of 4,609,345 shares of Laserscope common stock upon the Closing of the Acquisition.


                                                             SHARES BENEFICIALLY OWNED(1)
                                       ------------------------------------------------------------------------
                                           NUMBER           PERCENT OF
                                           BEFORE          TOTAL BEFORE       NUMBER AFTER    PERCENT OF TOTAL
                                       ACQUISITION(2)       ACQUISITION       ACQUISITION     AFTER ACQUISITION
                                       --------------    -----------------    ------------    -----------------
Heraeus Med GmbH(3)..................           --                --            4,609,345            39.5%
Thomas B. Boyd.......................       42,265            *                    42,265          *
Benjamin L. Holmes...................       64,375            *                    64,375          *
Bonnie Jones.........................       60,375            *                    60,375          *
Dennis LaLumandiere..................       39,812            *                    39,812          *
E. Walter Lange......................       52,500            *                    52,500          *
Robert V. McCormick..................      352,907               4.8%             352,907             3.0%
Rodney Perkins, M.D..................      178,967               2.5%             178,967             1.5%
Robert J. Pressley, Ph.D.............       73,516               1.0%              73,516          *
Joseph F. Rondinone, Ph.D.(4)........        1,121            *                     1,121          *
Eli Wismer(5)........................          378            *                       378          *
All directors and executive officers
  as a group (12 persons)(6).........      875,229              11.3%           5,484,574            44.3%


- ---------------
 *  Less than 1%.

(1) The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the other footnotes to this table.

(2) Includes, with respect to each named person, the following shares subject to options exercisable within 60 days of April 30, 1996: Mr. Boyd -- 39,791; Mr. Holmes -- 61,875; Ms. Jones -- 56,187; Mr. LaLumandiere -- 37,166; Mr. Lange -- 52,500; Mr. McCormick -- 290,208; Dr. Perkins -- 112,500; Dr.
    Pressley -- 52,500; Dr. Rondinone -- 0; Mr. Wismer -- 0.

(3) Does not include up to 500,000 shares of Laserscope common stock which Laserscope may issue to HME in certain circumstances in connection with its indemnification obligations under the Agreement. See "TERMS OF THE ACQUISITION -- Indemnification Shares."

(4) Dr. Rondinone terminated his employment with the Company in January 1996.

(5) Mr. Wismer terminated his employment with the Company in October 1995.

(6) The Company has twelve directors and executive officers. Following the consummation of the Acquisition, the Company's Board of Directors will expand to eight directors, including three directors designated by HME (the "HME Directors"), increasing the total number of directors and executive officers as a group to fifteen. The HME Directors disclaim beneficial ownership of Laserscope shares of common stock owned by HME.

                   MARKET FOR THE COMPANY'S COMMON STOCK AND


                          RELATED SHAREHOLDER MATTERS



     The Company's common stock is traded on the Nasdaq National Market under the symbol LSCP. As of July 15, 1996, the record date for the Special Meeting, the Company had 908 shareholders of record.


     As of the close of trading on April 23, 1996, the day before the announcement of the Acquisition, the high and low bid prices of the Company's common stock on the Nasdaq National Market were $3 3/4 and $3 3/8, respectively. The following table shows the Company's high and low selling prices for the periods indicated, as reported by Nasdaq:


    1996                                                             HIGH BID       LOW BID
    ---------------------------------------------------------------  --------       -------
    First Quarter..................................................     $3 3/4        $ 1 5/8
    Second Quarter.................................................     $87/16        $ 3 1/8
    Third Quarter (through July 16, 1996)..........................     $5 1/2        $ 4
    1995
    First Quarter..................................................     $4 3/8        $ 3 1/2
    Second Quarter.................................................     $4 1/2        $ 3 3/8
    Third Quarter..................................................     $5 1/8        $ 3 1/4
    Fourth Quarter.................................................     $4            $ 1 1/2
    1994
    First Quarter..................................................     $7 1/8        $ 5 1/8
    Second Quarter.................................................     $7            $ 4 3/8
    Third Quarter..................................................     $5 3/8        $ 3 1/8
    Fourth Quarter.................................................     $4 7/8        $ 3 1/2


     Laserscope has paid no dividends on its common stock since incorporation and anticipates that for the foreseeable future it will continue to retain its earnings for use in its business. Laserscope's right to pay dividends is restricted by a covenant in its loan agreement with its principal lender, which provides that Laserscope will not pay dividends without the prior approval of such lender.

TRANSFER AGENT

     The transfer agent for Laserscope's common stock is American Stock Transfer & Trust Company.

                     INFORMATION CONCERNING HSI AND THE LDB

OVERVIEW

     HSI manufactures and sells capital equipment for use in surgical applications, principally surgical laser systems and operating room systems. HSI is a successor to a business known as LaserSonics. HSI is organized into two divisions: a Minimally Invasive Surgery division that manufactures and sells lasers used in surgical procedures ("MIS Products"); and an Operating Room Products division that manufactures and distributes equipment and distributes lighting for operating rooms ("OR Products"). Substantially all of HSI's revenue is from the sale of MIS Products and OR Products directly or through distributors primarily to surgeons and hospitals, and from related service. HSI recognizes revenue from products upon shipment to its distributors or its customers. Service revenue is recognized upon provision of the services to the customer or pro rata over the period of the applicable contract.

     Heraeus MED GmbH ("HME") owns all of the outstanding stock of HSI. The laser distribution operations (the "LDB"), a division of HME, buys MIS Products and related accessories primarily from HSI and distributes them though a direct sales force in Germany, and through dealers in Eastern Europe, South Africa and certain Middle Eastern countries.

     The corporate headquarters and executive offices of HSI are located at 575 Cottonwood Drive, Milpitas, California 95035, and its telephone number is (408) 954-4000. The LDB is located at Heraeusstrasse 12-14, D-63450 Hanau, Germany.

PRODUCTS

  MIS Products

     HSI manufactures and distributes CO2- and Nd:YAG-based surgical laser systems, optical fibers for use with the Nd:YAG lasers, optical devices for use with the Nd:YAG lasers and CO2 lasers and related accessories and disposables. These products are used in connection with surgical applications relating to urology, gynecology, ENT (as defined below) surgery, gastroenterology, pulmonology and general surgery. In addition to medical surgical uses, HSI's CO2 PARAGON lasers are used in aesthetic surgery and office-based dermatology procedures. The HERCULES Nd:YAG laser is a laser product line that generates from 40 to 100 watts in a compact design with common electrical outlet requirements. The list price of this product line ranges from approximately $49,000 to $79,000 depending on the power output. Realized net prices to HSI are affected by market prices in the U.S. and worldwide and by discounts granted to national and international dealers. At present, the largest selling CO2 laser system is the PARAGON CO2 laser system which is used primarily in gynecology, ENT surgery and in aesthetic surgery, e.g., skin resurfacing procedures. The list price of these products is from approximately $58,000 to $85,000 depending on the power output. The MIS Products division also produces a variety of optical accessory devices for the use with CO2 lasers for gynecology, ENT and aesthetic surgical applications.

  OR Products

     The OR Products division distributes HANAULUX surgical lights, HANAUPORT ceiling mounted equipment, MAQUET surgical tables, surgical video systems and smoke and debris evacuation systems throughout the United States. Ceiling-mounted equipment columns manufactured by HSI are used to organize the operating room environment, and to provide gas outlets and electrical outlets from the ceiling directly to the surgical site. Gases and electricity are transmitted from the source through extension arms. The columns also provide shelves, rails and other means to attach equipment used during surgical procedures. Replacing conventional carts, these columns provide operating room personnel with mobility without obstructing the surgical site.

     Surgical video systems are produced by HSI and are used with its communication networking equipment. HSI's HANAUVISION can be used not only to teach surgical procedures, but also to connect video of surgical procedures with off-site locations.

     Centralized smoke evacuation equipment is manufactured and distributed by HSI. This equipment provides a centralized airborne smoke and debris evacuation system for the operating room. During electrocautery and laser surgery, smoke and debris are evaporated into the air. Traditionally, the smoke and debris have been removed through stand alone evacuation systems which require additional equipment in the operating room that result in a significant increase in the noise level in the operating room environment. HSI's licensed central smoke evacuation equipment reduces noise and purifies the air by means of filtration. This equipment also allows several operating rooms to be evacuated simultaneously through ceiling mounted columns. HSI acquired exclusive worldwide manufacturing and distribution rights to this product under patent license from an unrelated third party in October 1995 for a cash payment and certain continuing royalty obligations. After the payment of a certain amount of royalties has been made, ownership of this patent will be transferred to HSI. See "INFORMATION CONCERNING HSI -- Patents and Licenses" and Note 10 to Notes to Financial Statements of Heraeus Surgical, Inc. After the Closing of the Acquisition, HME will have the right to obtain from HSI at any time within four years of the Closing Date, a nonexclusive worldwide sublicense outside the United States to all of HSI's rights to manufacture and sell the centralized smoke evacuation system, and all related rights, for so long as HSI continues to have such rights. If HME exercises such right, it will be responsible for the payment of any royalties related to its manufacture and sale of the centralized smoke evacuation system outside of the United States.


     Because HSI designs, manufactures and distributes laser surgical products and distributes certain operating room equipment, significant product liability risks are inherent in the operations of HSI and the LDB. Although HSI has never suffered any product liability loss greater than $250,000, it carries product liability insurance in the amount of $15 million to protect against product liability claims. The first $3 million of any liability sustained by HSI is self-insured. The LDB is covered for product liability claims under the corporate liability policy maintained by the Heraeus group of companies in the amount of 100 million German Marks, with a deductible of 75,000 German Marks. In spite of the foregoing insurance coverage, there can be no assurance that a substantial uninsured product liability loss will not be incurred by HSI or the LDB.

MANUFACTURING

     HSI has a single manufacturing facility located in Milpitas, California, which it has occupied since January 1989. This facility is used in the assembly of optical equipment, laser tube manufacturing, system integration and for the manufacture and test of surgical laser systems and accessories. HSI also maintains a cleanroom at its Milpitas facility for the production of fiber delivery systems. The Company is not dependent upon any one supplier for any raw materials required in the manufacturing process.

     HSI does not process any raw materials in the assembly of its products. HSI purchases all raw materials and parts, consisting mainly of electronic components (e.g., power supplies) and standard metal parts. There is no machining, plating, sterilizing or painting conducted in HSI's facility. All sheet metal is purchased from sheet metal suppliers and machine parts and quartz glass are available from a large number of suppliers. HSI is dependent on a single source of supply for each of a number of critical components used in its manufacturing, including Nd:YAG crystals, laser flash lamps, power supplies and bearings for articulated arms for CO2 lasers. HSI is also dependent on two sources of supply for the glass tubes used in its CO2 lasers. Although HSI has experienced occasional slow downs and missed shipment dates because of its inability to obtain components on a timely basis, this has not had a material adverse effect on HSI's business. However, because most of HSI's component suppliers are single source, there could be a considerable production delay should components from any of these sources become unavailable.

MARKETING AND SALES

     HSI generates revenues from direct sales to U.S. customers and to U.S. and international distributors. The LDB buys MIS Products and related accessories from HSI and distributes them though a direct sales force in Germany, and through dealers in Eastern Europe, South Africa and certain Middle Eastern countries.

     In 1995, 80% of HSI's revenue was generated from U.S. sales and 20% from international sales. The three major overseas markets for MIS Products are Japan, Germany and Korea which accounted for 5%, 5% and 3% of sales, respectively. The balance of international revenues are generated principally in Europe, Southeast Asia, the Middle East, and Latin America. Except as described in the preceding paragraph, HSI sells in Japan through an Heraeus affiliate and in Korea, Southeast Asia and Latin America through independent dealers. No single customer accounted for as much as 10% of the Company's MIS Product or Product sales in 1995.

     German distribution is handled by the LDB, which is operated as a division of HME. The LDB operations consist of seven employees who are responsible for sales, marketing, field service and order processing. Certain administrative and personnel services as well as the facility are provided by HME to the LDB. The total net assets of the LDB less accruals and liabilities was 1,169,000 German Marks or approximately U.S. $800,000 as of December 31, 1995.

SERVICE AND INSTALLATION

     HSI maintains a service organization in the United States for the installation and maintenance of its products. Service generated approximately 17% of HSI's total revenue in 1995.

     HSI installs and services its products in the United States through service technicians, its direct sales force and two independent dealers. In international markets, HSI provides service and installation for its products through its international distributors. HSI provides service training to its service technicians and to hospital technicians upon request. HSI has entered into approximately 550 maintenance agreements with its customers. In Germany, installation services are provided by the LDB.

RESEARCH AND DEVELOPMENT

     For the past three years, HSI has spent between 5% and 6% of its total revenue on research and product development. During 1995 these expenditures totaled $1,714,000. The main focus and objective of HSI's research and development efforts are to develop new laser sources and accessories, refine electronic and control software and develop methods to achieve system integration. Presently, HSI's research and development efforts are focused on continued support of its PARAGON CO2 laser system, the implementation of a scanner to distribute the laser beam over the skin in a computerized controlled manner and the development of a compact, low cost CO2 laser.

     HSI reduced its research and development programs and expenditures as part of the January 1996 restructuring. See "HSI MANAGEMENT S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources." Although HSI management does not believe that these reductions will have a significant effect on HSI's research and development efforts, there can be no assurance that HSI will successfully design, manufacture or sell new or enhanced products in a timely manner.

PATENTS AND LICENSES

     Management believes that HSI's competitive position is primarily dependent upon skills in engineering, production and marketing rather than its patents. However, protection of HSI's technology assets by obtaining and enforcing patents is increasingly important. Consequently, HSI has an active program to file applications in the United States and other countries on inventions which HSI considers significant. HSI has a number of patents in the United States and other countries and additional applications are pending for new developments in its products. In addition to patents, HSI possesses other proprietary intellectual property, including trademarks, know-how and trade secrets. There can be no assurance, however, that HSI owns or will obtain patents, licenses or other proprietary rights necessary for the conduct of its business, or that any such patents, licenses or other proprietary rights will not expire, be invalidated or found to infringe upon the rights of third parties.

     In particular, the U.S. patent for HSI's licensed central smoke evacuation equipment described above expires in the year 2010 and, accordingly, HSI's competitors will not be prohibited from producing similar equipment thereafter. Such competition could have a material, adverse effect on HSI's business.

     HSI enters into patent and technology licensing agreements with others when management determines that it is in HSI's best interest to do so. HSI pays royalties under existing patent license agreements for the use, in the case of several of its products, of certain patents which are licensed to HSI.

     From time to time HSI receives inquiries with regard to possible patent infringement. In dealing with such inquiries, it may become necessary or useful for HSI to obtain and grant licenses or other rights. However, there can be no assurance about the outcome of such inquiries or that such license rights will be available to HSI on commercially reasonable terms.

COMPETITION

     HSI competes with a number of companies that have greater financial and technological resources than it has and which have greater financial ability to develop markets and gain customers than it does.

     In the MIS Product market, HSI experiences competition, not only from companies selling surgical lasers, but from competing surgical technologies that are not available from HSI. These technologies, such as electrocautery surgery, have provided customers with viable alternatives to laser surgery and accordingly, have reduced, and will continue to reduce, the overall available market for HSI's laser products. This competition has especially affected the sales of HSI's Nd:YAG product.

     Competition in the OR Products market is mainly from large, diversified companies with substantially greater financial resources than HSI.

     Through company reorganizations and acquisitions in the laser and operating room products industries, stronger competitors having larger market shares may emerge. This could adversely affect the performance of HSI.

REGULATION AND QUALITY ASSURANCE

     As a medical products company, quality control and regulatory affairs are key elements of HSI's business. Quality assurance personnel are responsible for controlling engineering change orders, incoming inspection, final test and general quality standards of the products. Quality assurance personnel are also responsible for compliance with various regulations promulgated and enforced by the Food and Drug Administration ("FDA"), including maintaining good manufacturing production standards and obtaining FDA clearances for all of HSI's products and product applications. HSI's products cannot be sold without FDA clearances. FDA policies regarding medical lasers have, and could again, seriously impact the medical laser industry. Although such clearances have been obtained for HSI's current products, no assurances can be made that such clearances will be available for new products.

     A more comprehensive discussion of FDA procedures and requirements, as well as a number of other policies, regulations, rules and restrictions to which HSI is also subject, is set forth in "THE ACQUISITION AND RELATED
TRANSACTIONS -- Certain Risks Associated With The Acquisition -- Government Regulation; Uncertainty of Obtaining Regulatory Approval." All of HSI's current products are marketed through the 510(k) procedure, and HSI has no IDE's or PMA's in process. HSI does not have ISO 9001 approval, but sells its products in Europe under TUV (Technical Supervisory Organization) approval and with a CE (European Conformation) mark for EMV (Electro Magnetic Compatibility) regulations.

     Upon receiving incoming raw materials and component parts, HSI performs an incoming inspection and advises the vendor as to possible problems. Incoming products which do not meet specification are returned to the vendor or, if necessary, re-worked by HSI production personnel.

     During the manufacturing assembly process, quality assurance personnel monitor the process and inspect the finished product. A detailed specification sheet is established for each assembled laser system.

     Product changes or manufacturing changes are reviewed and approved by quality assurance personnel prior to their implementation.

FACILITIES

     HSI leases an office and manufacturing facility in Milpitas, California. A small service facility under lease in Jamesburg, New Jersey has been closed and the remaining lease term expires at the end of 1997. While it is the intention of HSI to sublease this facility, if possible, prior to its expiration date, there can be no assurance that it will be able to do so. The current lease calls for payments of approximately $60,000 per year.

HAZARDOUS MATERIALS

     Chemicals used within the HSI facility include glycol (which is a high-grade antifreeze), denaturalized alcohol and menthol. Gases used in laser tube production are helium, nitrogen and CO2. HSI believes that it is in compliance with applicable law and regulations in the handling of these materials. HSI has not been charged with violation of any federal or state environmental laws or regulations. HSI is subject to the same occupational safety, hazardous materials and environmental laws mentioned in "THE ACQUISITION AND RELATED TRANSACTIONS -- Certain Risks Associated With The
Acquisition -- Government Regulation; Uncertainty of Obtaining Regulatory Approval."

LEGAL PROCEEDINGS

     HSI is not involved in any legal proceedings, and is not aware of any impending claims.

DESCRIPTION OF SECURITIES

     HSI is a privately held company. It has 1,000 shares of common stock authorized and 100 shares of common stock issued at no par value per share, all of which are owned by HME. There is no public trading market for HSI stock.

EMPLOYEES

     HSI is dependent upon the efforts and skills of key personnel for its success. On March 31, 1996, HSI had approximately 125 full time employees, of whom approximately 57 were executive, marketing, administrative and accounting personnel, 45 were engaged in manufacturing and engineering positions, and 23 were engaged in field service and installation. Approximately 29 employees were laid off by HSI in the January 1996 restructuring. See "HSI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS -- Liquidity and Capital Resources." In addition, five research and development personnel voluntarily resigned during the first quarter for 1996.

     The employees of HSI do not belong to a labor union and HSI has never experienced a general labor dispute or strike. HSI considers its relationship with its employees to be good.

RISK FACTORS


     Except for historical information, the matters discussed herein concerning HSI and the LDB contain forward-looking information. This information is subject to certain risks and uncertainties that could cause future results to differ materially from current HSI expectations. These risks are substantially the same as those affecting Laserscope described in "THE ACQUISITION AND RELATED TRANSACTIONS -- Certain Risks Associated With The Acquisition -- Government Regulation; Uncertainty of Obtaining Regulatory Approval," which each shareholder is urged to read.

                    HSI MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     HSI manufactures and sells capital equipment for use in surgical applications, principally surgical laser systems and operating room systems. HSI is organized into two divisions: a Minimally Invasive Surgery division that manufactures and sells lasers used in surgical procedures ("MIS Products"); and an Operating Room Products division that manufactures and distributes equipment and distributes lighting for operating rooms ("OR Products"). Substantially all of HSI's revenue is from the sale of MIS Products and OR Products directly or through distributors primarily to surgeons and hospitals, and from related service. HSI recognizes revenue from products upon shipment to its distributors or its customers. Service revenue is recognized upon provision of the services to the customer.

     Heraeus Surgical, Inc. ("HSI"), formerly named Heraeus Medical, Inc., was organized in the State of Delaware for the purpose of acquiring substantially all the assets, except for cash and only certain liabilities, of Heraeus Systems, Inc. (formerly Heraeus Surgical, Inc.). As a result of this transaction, which closed March 1, 1996, HSI became largely debt-free, with the exception of customary accruals and trade payables. Heraeus Systems, Inc. and HSI are both indirectly held subsidiaries of Heraeus Holding GmbH, Hanau, Germany (the "Holding Company"). Heraeus Systems, Inc. is not participating in the transaction described in this Proxy Statement. HSI has no subsidiaries.

     Financial results described below for periods prior to March 1, 1996 are for Heraeus Systems, Inc., formerly Heraeus Surgical, Inc. and HSI's predecessor. Financial results described below for the three-month period ended March 31, 1996 are combined results for Heraeus Systems, Inc. (for the two months ended February 29, 1996), and for HSI, the successor company (for the month of March, 1996). See "HSI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

     The impact of inflation on HSI's net revenues and on operating losses has not been significant. However, declines in the prices of HSI's products have contributed to reductions in HSI's revenues and increases in its operating losses.

QUARTERS ENDED MARCH 31, 1996 AND 1995


     HSI's net revenues increased $39,000, or 0.6%, in the first quarter of 1996 compared to the first quarter of 1995. Comparing the two quarters, HSI doubled PARAGON CO2 laser sales, and improved sales of the HANAULUX lights and HANAUPORT mounting devices. These increases were largely offset, however, by a substantial decrease in sales of HSI's Nd:YAG laser product in the first quarter of 1996, as compared with the first quarter of 1995. This decrease was due primarily to strong competition that had developed following the introduction of an alternate technology in the urology market in early 1995. Laser accessory sales also decreased $237,000 in the first quarter of 1996, as compared with the first quarter of 1995, due to a decrease in the sale of the ULTRALINE fiber resulting from the decline in the use of laser systems in urological procedures.


     Net service revenue decreased $72,000, or 6.0%, in the first quarter of 1996, as compared with the first quarter of 1995, primarily due to a decrease in billable and contract service revenue related to Nd:YAG and CO2 laser products.

     Gross profit increased $209,000, or 8.2%, in the first quarter of 1996 as compared to the first quarter of 1995. This increase was primarily attributed to a reduction in the cost of manufacturing as a percentage of sales. Improvement in engineering and production processes, and reductions in costs of materials and manufacturing overhead variances, contributed significantly to the margin improvement.

     Operating expenses decreased $188,000, or 5.6%, in the first quarter of 1996 as compared to the first quarter of 1995. As a percentage of net revenues, operating expenses decreased to 45.5% from 48.5% in the first quarter of 1996 from the first quarter of 1995. This decrease was primarily due to a reduction in force of

29 employees. Reduction in legal costs and travel and management bonuses amounted to $68,000, and were the principal reasons for a 11.1% decrease in administrative costs in the first quarter of 1996, as compared to the first quarter of 1995. Research and development project spending in the first quarter of 1996 declined $79,000, or 16.7%, from the first quarter of 1995. This decrease resulted from the completion of the PARAGON development project in 1995 and from certain cost-cutting measures executed in January of 1996. See "HSI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

     Interest expense of $86,000 in the first quarter of 1996 increased $41,000 compared to the first quarter of 1995. The increase resulted from increased borrowings from the Holding Company from $2.5 million to $4.3 million.


     Other income for the first quarter of 1996 includes $250,000 from the settlement of a lawsuit. The settlement proceeds described stem from a lawsuit between Cooper Life Sciences, Inc. ("Cooper") and HSI. On May 11, 1988 (the "Acquisition Date"), a predecessor of HSI (hereafter "HSI") bought certain assets from Cooper used in Cooper's laser business and assumed specified liabilities of such business pursuant to an asset purchase agreement (the "Purchase Agreement"). Under the Purchase Agreement, Cooper agreed to indemnify HSI against various liabilities which were not assumed by HSI.



     After the Acquisition Date, HSI and Cooper were named as defendants in several product liability suits, and HSI sued Cooper seeking indemnification under the Purchase Agreement. On February 26, 1996 (the "Settlement Date"), HSI and Cooper entered into a settlement agreement and mutual release (the "Settlement Agreement"). The Settlement Agreement ended the lawsuit, with prejudice, and contains a mutual release by the parties of all claims, known or unknown, with the exception of one pending lawsuit in which neither Cooper nor HSI has been named. The Settlement Agreement also provides for Cooper to pay HSI $250,000 in four equal installments of $62,500 each, the first two of which have been paid and the last two of which are due on August 1, 1996 and November 1, 1996 respectively. The Settlement Agreement further provides that the indemnity for product liability claims set forth in the Purchase Agreement will remain in effect for three years after the Settlement Date, but that any such claims first made after the expiration of such three-year period will be governed by principles of equitable indemnity.


     HSI reported a loss before income taxes of $209,000 for the first quarter ended March 31, 1996 and does not anticipate income taxes due for the period, and therefore has made no significant provision for federal and state income taxes. HSI recorded a loss before income taxes of $828,000 during the first quarter of 1995 and made no significant provision for federal and state income tax.

YEARS ENDED DECEMBER 31, 1995 AND 1994


     HSI's net revenues decreased $4.7 million or 14.4%, in 1995 as compared to 1994, primarily due to a significant decline in the quantity and also in the average unit prices, of Nd:YAG lasers because of a decline in the use of laser systems in urological procedures. However, CO2 laser revenues increased by almost 100% in 1995 as compared to 1994 due to acceptance in the marketplace of the new PARAGON CO2 laser. This increase occurred despite delays in shipments experienced from early to mid 1995. The delays in shipments during early 1995 were due primarily to the need to resolve the technical difficulties with power output, the stability of glass laser tubes as well as problems with the quality control software that controls tube output and other operating parameters. While these problems have been substantially resolved, the manufacturing process is complex and continues to require close monitoring by experienced key personnel. Laser accessory revenue also decreased from 1995 as compared to 1994. Lack of demand for the ULTRALINE fiber utilized with the Nd:YAG laser system in the urology market contributed significantly to this decrease.


     Service revenue decreased $481,000, or 9.1%, from 1995 as compared to 1994 due to a decline in billable laser system service and contract laser system service. Laser system service revenue declines from 1994 to 1995 were caused primarily by under-utilization of laser systems, and by hospitals replacing old technology with new equipment requiring less service. Additionally, the market for service provided by HSI has become more competitive as hospitals bundle laser maintenance contracts with other equipment maintenance under blanket service agreements.

     Gross profits decreased $3.6 million, or 26%, from fiscal 1995 as compared to fiscal 1994 primarily because of slowness in the MIS Products business and start-up costs of the PARAGON CO2 laser that resulted in significant manufacturing variances and warranty costs.

     Operating expenses decreased approximately $1 million, or 7.3%, in 1995 as compared to 1994, but increased as a percentage of net revenues. The increase as a percentage of net revenues was primarily due to the decline in net revenues in 1995. Marketing and selling expenses decreased $671,000, or 6.9%, in 1995 as compared to 1994 primarily as a result of reduced commission costs due to lower sales volume, reduced demonstration, travel and workshop costs and reduction in headcount. General and administrative expenses decreased $120,000, or 4.7%, in 1995 as compared to 1994 primarily as a result of lower legal costs due to the resolution in 1995 of certain legal disputes that began in 1994 or earlier.

     Research and development expenses decreased $243,000, or 12.4%, in 1995 as compared to 1994 primarily as a result of reduced project spending.

     Interest expense of $285,000 in 1995 increased from $111,000 in 1994 as a result of interest expense on increased borrowing from the Holding Company from $2.5 million in 1994 to $6.9 million in 1995.

     HSI reported a loss before income taxes of $3.3 million for 1995 and does not anticipate income taxes due for the period and therefore has made no significant provision for federal and state income taxes.

YEARS ENDED DECEMBER 31, 1994 AND 1993

     HSI's net revenues decreased $117,000, or .4%, in 1994 as compared with 1993. Although combined sales of HSI's products were essentially flat from the previous fiscal year, changes in sales by product type were pronounced. CO2 laser revenues decreased as the CO2 laser market shifted in late 1994 to the aesthetic market and away from the general surgery market for gynecology and ear, nose and throat ("ENT") applications. The then-available CO2 Product line, ILLUMINA, was not able to satisfy the requirements of the aesthetic market. Sales of HSI's Nd:YAG laser systems remained flat. Laser accessory sales decreased in 1994 as compared to 1993, primarily due to a decline in fiber sales in the urology market for MIS Products resulting from increased accessory competition in 1994. Endoscopy product sales also decreased because a distribution agreement entered into in 1993 with a German manufacturer of endoscopic equipment was not successful and the German manufacturer was prohibited by the FDA from importing products into the U.S. in early 1994. The distribution agreement was terminated in early 1994. OR Product sales increased in 1994 from 1993 due to substantial backlog from 1993 and aggressive discounting in 1994.

     Service revenue was essentially flat in 1994 compared to 1993 as increases in OR Product service from more aggressive selling and overall price increases were offset by reduced MIS Product service due to the continuing effects of under-utilization of hospital laser equipment and bundling of maintenance agreements.

     HSI's gross profit decreased $641,000 or 4.4%, from 1993 to 1994 from a combination of factors, including reduced MIS Product sales and increased OR Product costs.

     Operating expenses decreased $990,000, or 6.5%, in 1994 as compared to 1993. The decrease was primarily due to a reduction of travel, workshop and trade shows costs and a reduction in headcount. Marketing and selling expense decreased $1.2 million, in 1994, or 10.6%, compared to 1993. Research and development expense increased $202,000, or 11.5%, in 1994 as compared to 1993 due to the continued development of high powered lasers.

     Interest expense in 1994 of $111,000 increased from $48,000 in 1993 primarily as a result of increased borrowings from the Holding Company.

     Because HSI reported a loss before income taxes of $416,000 for 1994, it does not anticipate income taxes due for this period and therefore has made no significant provision for federal and state income taxes.

LIQUIDITY AND CAPITAL RESOURCES


     On February 28, 1996, the old Heraeus Surgical, Inc. changed its name to Heraeus Systems, Inc. ("Systems"). In addition, a newly organized company named Heraeus Medical, Inc. ("Medical") was formed. On March 1, 1996 all assets and liabilities (with the exception of an intercompany loan and cash) were transferred from Systems to Medical. Medical subsequently changed its name to Heraeus Surgical, Inc. which throughout this document is referred to as "HSI." In connection with this corporate reorganization, Heraeus Med GmbH ("HME") made a capital contribution to HSI of $10.8 million. With the proceeds of this capital contribution, HSI paid Systems for the cost of the transferred assets and liabilities. Subsequently Systems paid off the intercompany loan of approximately $6,924,000. As a result of this corporate reorganization, HSI will not be entitled to offset taxable income which may be earned by HSI in future periods with net operating loss carryforwards from periods prior to the reorganization.


     In January of 1996, HSI executed a restructuring designed to reduce its annual costs, after taking into account the charges associated with such restructuring. The principle features of the restructuring were the layoffs of approximately 29 employees and closure of the New Jersey facility described in "INFORMATION CONCERNING HSI -- Domestic Facilities."


     At March 31, 1996 HSI had working capital of $10.3 million and cash of $869,000. At such date HSI had total and current liabilities of $5.8 million. Although HSI hopes to be able to meet its financial obligations from cash generated from operations and does not project additional borrowings, it is likely, in light of the fact that HSI had incurred an accumulated deficit of approximately $26 million from 1988 through March 31, 1996, and relied on the Holding Company to provide financing for its operations, that HSI will require additional capital to meet its obligations. The Holding Company has indicated its willingness to continue to provide the financial support necessary to HSI to enable HSI to meet its obligations as they become due and to continue as a going concern at least through January 1, 1997 or until HSI is sold, whichever is sooner. Neither the Holding Company nor any other Heraeus entity is willing to continue to provide financial support to HSI or the LDB after the Acquisition. Thus, if the Acquisition is consummated and to the extent that cash flow from HSI's operations is insufficient to meet HSI's needs, Laserscope will need to provide financial support for HSI and the LDB. Laserscope will provide such support through cash flow from its operations, or by raising additional funds from equity financings or bank lines of credit. There can be no assurance that such additional financing will be available on reasonable terms or at all. See "CERTAIN RISKS ASSOCIATED WITH THE
ACQUISITION -- Limited Working Capital; Potential Need to Raise Additional Capital."



     The following table sets forth the cash flows of HSI in thousands for the periods indicated, showing in each case the cash derived from operations and the cash derived from financing activities.



          QUARTERS ENDED:       OPERATIONS     NET FINANCING
                                ----------     -------------
        March 31, 1996           $   (985)        $    73
        March 31, 1995                371              --
        YEARS ENDED:
        December 31, 1995          (3,169)          4,376
        December 31, 1994             418              48
        December 31, 1993          (2,491)          2,500



     Cash flow from investing activities totaled $(1) during the three months ended March 31, 1996, $(35) during the three months ended March 31, 1995 and $(370), $(275) and $(445) during the years ended December 31, 1995, 1994 and 1993, respectively.



     Cash used in investing activities in 1995 was for the acquisition of plant and equipment in the ordinary course of business, including $250,000 for the CVAC patent license. Cash used in investing activities in 1994 was also for the acquisition of plant and equipment in the ordinary course of business. Cash used in investing activities in 1993 was for the expansion into OR and Endoscopy products.

     Cash used in operations was $985,000 in the quarter ended March 31, 1996, compared to cash provided by operations of $371,000 in the quarter ended March 31, 1995, primarily due to the timing of payments made from related parties. Cash used in operations was $3.2 million in the year ended December 31, 1995, as compared with cash provided by operations of $418,000 in the year ended December 31, 1994, and cash used in operations of $2.5 million in the year ended December 31, 1993. Cash from operations decreased in 1995 as compared to 1994 primarily due to increased operating losses, as well as increased inventory and receivables. Cash from operations improved in 1994 as compared to 1993 primarily due to improved profitability, and the completion in 1993 of the preliminary build-up of inventory and receivables for OR and Endoscopy products.



     Cash from financing activities of $4.4 million in 1995 consists of additional financing from the Holding Company. Cash from financing activities of $2.5 million in 1993 represents a short-term bank loan, which was refinanced by the Holding Company in 1994.



                           INCORPORATION BY REFERENCE



     The Company hereby incorporates by reference the Company's description of business, property, legal proceedings and market price of and dividends on the Company's Common Stock, Selected Financial Data, Financial Statements and Supplementary Data, and the Management s Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1995, and the Financial Information and the Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, which reports accompany this Proxy Statement as Exhibits F and G, respectively.


                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Under the securities laws of the United States, Laserscope's directors, its executive officers, and any persons holding more than ten percent of Laserscope's common stock are required to report their initial ownership of Laserscope's securities and any subsequent changes in that ownership to the Commission. Specific filing deadlines of these reports have been established and Laserscope is required to disclose in this Proxy Statement any failure to file by these dates during 1995. All of these filing requirements have been satisfied. In making this statement, Laserscope has relied solely on written representations of its directors and executive officers and any ten percent holders and copies of the reports that they filed with the Commission.

                     SHAREHOLDER PROPOSALS FOR 1997 MEETING

     Proposals of shareholders intended to be presented by such shareholders at the Company's 1997 Annual Meeting must be received by the Company no later than December 28, 1996 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

     The Laserscope Board of Directors does not intend to bring any matters before the Special Meeting other than those specifically set forth in the notice of meetings and does not know of any matters to be brought before the meeting by others. If other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Laserscope Board of Directors.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
HERAEUS SURGICAL, INC.
Report of Independent Auditors........................................................  F-2
Balance Sheets........................................................................  F-3
Statements of Operations..............................................................  F-4
Statements of Cash Flows..............................................................  F-5
Statements of Stockholder's Equity....................................................  F-6
Notes to Financial Statements.........................................................  F-7
LASERSCOPE, INC.
Unaudited Pro Forma Financial Statements:
  Combined Condensed Balance Sheet as of March 31, 1996...............................  F-15
  Combined Condensed Statements of Operations for the year ended December 31, 1995 and the three months ended March 31, 1996........................................  F-16
Notes to Pro Forma Financial Statements...............................................  F-17

                          INDEPENDENT AUDITORS REPORT

The Board of Directors
Heraeus Surgical, Inc.:

     We have audited the accompanying balance sheets of Heraeus Surgical, Inc. (a wholly-owned subsidiary of Heraeus Med GmbH) as of December 31, 1995 and 1994, and the related statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Heraeus Surgical, Inc. as of December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

San Francisco, California
February 20, 1996

                             HERAEUS SURGICAL, INC.
                (A WHOLLY-OWNED SUBSIDIARY OF HERAEUS MED GMBH)

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT NUMBERS OF SHARES)


                                                                             DECEMBER 31,
                                                                             ---------------------
                                                                               1995         1994
                                                          MARCH 31, 1996     --------     --------
                                                          --------------
                                                          (UNAUDITED)
                                              ASSETS
Current assets:
  Cash and cash equivalents.............................     $    869        $  1,782     $    945
  Accounts receivable, net of allowances of $105 and
     $138, for the years ended December 31, 1995 and
     1994, respectively.................................        5,963           6,413        5,003
  Due from related parties..............................          940             725          626
  Inventories, net......................................        8,020           8,566        7,567
  Prepaid expenses......................................          340             227          454
                                                              -------         -------      -------
          Total current assets..........................       16,132          17,713       14,595
Property and equipment, net.............................          526             591          788
Intangible assets.......................................          237             250           --
                                                              -------         -------      -------
     Total assets.......................................     $ 16,895        $ 18,554     $ 15,383
                                                              =======         =======      =======
                               LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current installments of long-term debt due to related
     party..............................................     $     --        $  6,924           --
  Accounts payable......................................        1,824           2,567        2,435
  Due to related parties................................        1,735           1,948          410
  Accrued compensation..................................          688             795          559
  Deferred revenue......................................          885           1,059        1,263
  Other accrued expenses................................          716           1,000          632
                                                              -------         -------      -------
          Total current liabilities.....................        5,848          14,293        5,299
Long term debt due to related party.....................           --              --        2,548
Commitments and Contingencies
Stockholder's equity
  Common stock -- no par value; 10,000 shares
     authorized; 100 shares issued and outstanding at
     March 31, 1996, and 4,500 shares issued and
     outstanding at December 31, 1995 and 1994..........       36,997          30,000       30,000
  Accumulated deficit...................................      (25,950)        (25,739)     (22,464)
                                                              -------         -------      -------
          Total stockholder's equity....................       11,047           4,261        7,536
                                                              -------         -------      -------
          Total liabilities and stockholder's equity....     $ 16,895        $ 18,554     $ 15,383
                                                              =======         =======      =======


                 See accompanying notes to financial statements

                             HERAEUS SURGICAL, INC.
                (A WHOLLY-OWNED SUBSIDIARY OF HERAEUS MED GMBH)

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                 THREE MONTHS   THREE MONTHS
                                                                    ENDED          ENDED          YEARS ENDED DECEMBER 31,
                                                                  MARCH 31,      MARCH 31,      -----------------------------
                                                                     1996           1995         1995       1994       1993
                                                                 ------------   ------------    -------    -------    -------
                                                                 (UNAUDITED)    (UNAUDITED)
Revenues:
  Net product sales to unrelated parties........................    $4,803         $4,577       $19,822    $22,761    $23,363
  Net product sales to related parties..........................       967          1,082         3,152      4,394      3,939
  Net service revenue...........................................     1,137          1,209         4,802      5,283      5,253
                                                                    ------         ------        ------     ------    -------
                                                                     6,907          6,868        27,776     32,438     32,555
  Cost of sales to unrelated parties............................     2,951          2,926        13,135     13,072     12,400
  Cost of sales to related parties..............................       667            747         1,851      2,647      2,712
  Cost of services..............................................       530            645         2,484      2,795      2,878
                                                                    ------         ------        ------     ------    -------
         Gross profit...........................................     2,759          2,550        10,306     13,924     14,565
Operating expenses:
  Research and development......................................       395            474         1,714      1,957      1,755
  Marketing and selling.........................................     2,205          2,246         9,079      9,750     10,914
  General and administrative....................................       546            614         2,401      2,521      2,549
                                                                    ------         ------        ------     ------    -------
                                                                     3,146          3,334        13,194     14,228     15,218
                                                                    ------         ------        ------     ------    -------
  Operating profit (loss).......................................      (387)          (784)       (2,888)      (304)      (653)
Other income (expense), net
  Interest expense..............................................       (86)           (46)         (285)      (111)       (48)
  Other income (expense)........................................       264              2          (100)        (1)        26
                                                                    ------         ------        ------     ------    -------
                                                                       178            (44)         (385)      (112)       (22)
                                                                    ------         ------        ------     ------    -------
Loss before income taxes........................................      (209)          (828)       (3,273)      (416)      (675)
Provision for income taxes......................................         2             13             2         23         --
                                                                    ------         ------        ------     ------    -------
Net loss........................................................    $ (211)        $ (841)      $(3,275)   $  (439)   $  (675)
                                                                    ======         ======        ======     ======    =======


                See accompanying notes to financial statements.

                             HERAEUS SURGICAL, INC.
                (A WHOLLY-OWNED SUBSIDIARY OF HERAEUS MED GMBH)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                      YEARS ENDED DECEMBER 31,
                                                                                    -----------------------------
                                                                                     1995       1994       1993
                                                       THREE           THREE        -------    -------    -------
                                                      MONTHS          MONTHS
                                                       ENDED           ENDED
                                                     MARCH 31,       MARCH 31,
                                                       1996            1995
                                                   -------------   -------------
                                                    (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities:
  Net loss.......................................     $  (211)        $  (841)      $(3,275)   $  (439)   $  (675)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation and amortization................          79              76           303        286        744
    Loss on sale of equipment....................          --              --            --         13         --
    Write-off of fixed assets....................          --              --            14         --         --
    Changes in operating assets and liabilities:
      Accounts receivable........................         450             684        (1,410)     1,560     (2,784)
      Inventories................................         546            (262)         (999)      (676)      (983)
      Prepaid expenses...........................        (113)            (42)          227          9         11
      Due to related parties, net................        (428)          1,106         1,439       (589)       427
      Accounts payable...........................        (743)           (359)          132        663        601
      Accrued compensation.......................        (107)             65           236       (451)       302
      Other accrued expenses.....................        (284)            (31)          368        164       (265)
      Deferred revenue...........................        (174)            (28)         (204)      (122)       131
                                                      -------          ------       -------    -------    -------
  Net cash provided by (used in) operating
    activities...................................        (985)            371        (3,169)       418     (2,491)
Cash flows from investing activities:
  Purchase of property and equipment.............          (1)            (35)         (120)      (277)      (445)
  Purchase of patent.............................          --              --          (250)        --         --
  Proceeds on sale of fixed assets...............          --              --            --          2         --
                                                      -------          ------       -------    -------    -------
    Net cash used in investing activities........          (1)            (35)         (370)      (275)      (445)
Cash flows from financing activities:
  Proceeds from recapitalization.................      10,800              --            --         --         --
  Deemed net distribution to parent company in
    connection with corporate reorganization.....      (3,803)             --            --         --         --
  Proceeds from parent advances..................          --              --         4,376      2,548         --
  Repayment of intercompany indebtedness and
    advances.....................................      (6,924)             --            --         --         --
  Short-term note payable -- borrowings..........          --              --            --         --      2,500
  Repayment of short-term notes..................          --              --            --     (2,500)        --
                                                      -------          ------       -------    -------    -------
    Net cash provided by financing activities....          73              --         4,376         48      2,500
                                                      -------          ------       -------    -------    -------
Net increase (decrease) in cash and cash
  equivalents....................................        (913)            336           837        191       (436)
Cash and cash equivalents at the beginning of the
  period.........................................       1,782             945           945        754      1,190
                                                      -------          ------       -------    -------    -------
Cash and cash equivalents at the end of the
  year...........................................     $   869         $ 1,281       $ 1,782    $   945    $   754
                                                      =======          ======       =======    =======    =======
Supplemental disclosures of cash flow
  information:
  Cash paid during the year for:
    Interest.....................................     $   232         $    --       $   212    $   111    $    63
                                                      =======          ======       =======    =======    =======
    Income taxes.................................  2..$.......        $    13       $     2    $    23    $    --
                                                      =======          ======       =======    =======    =======


                See accompanying notes to financial statements.

                             HERAEUS SURGICAL, INC.
                (A WHOLLY-OWNED SUBSIDIARY OF HERAEUS MED GMBH)

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                    (IN THOUSANDS, EXCEPT NUMBERS OF SHARES)



                                                     COMMON STOCK                            TOTAL
                                                  ------------------     ACCUMULATED     STOCKHOLDER'S
                                                  SHARES     AMOUNT        DEFICIT          EQUITY
                                                  ------     -------     -----------     -------------
Balance as of December 31, 1992.................  4,500      $30,000      $ (21,350)        $ 8,650
Net loss........................................                               (675)           (675)
                                                  -----      -------       --------         -------
Balance as of December 31, 1993.................  4,500       30,000        (22,025)          7,975
Net loss........................................                               (439)           (439)
                                                  -----      -------       --------         -------
Balance as of December 31, 1994.................  4,500       30,000        (22,464)          7,536
Net loss........................................                             (3,275)         (3,275)
                                                  -----      -------       --------         -------
Balance as of December 31, 1995.................  4,500      $30,000      $ (25,739)        $ 4,261
Recapitalization as of March 1, 1996
  (unaudited)...................................    100      $10,800             --         $10,800
Deemed net distribution to parent company in
  connection with corporate reorganization
  (unaudited)...................................     --      $(3,803)            --         $(3,803)
Net loss for the three months ended March 31,
  1996 (unaudited)..............................     --           --           (211)           (211)
                                                  -----      -------       --------         -------
Balance as of March 31, 1996 (unaudited)........    100      $36,997      $ (25,950)        $11,047
                                                  =====      =======       ========         =======


                See accompanying notes to financial statements.

                             HERAEUS SURGICAL, INC.
                (A WHOLLY-OWNED SUBSIDIARY OF HERAEUS MED GMBH)

                         NOTES TO FINANCIAL STATEMENTS

 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995 IS UNAUDITED.)


(1)  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

  (a) Operations

     Heraeus Surgical, Inc. (the Company) was incorporated on May 11, 1988 as a wholly-owned subsidiary of Heraeus Instruments GmbH. The Company manufactures, distributes and services surgical laser equipment. In January 1993 the Company expanded its line of business and started assembling and selling operating room equipment systems.


     As of January 1, 1995, Heraeus Instruments GmbH, restructured its organization and transferred its 100% share in Heraeus Surgical, Inc., to Heraeus Med GmbH (the Parent). The parent of the Company is Heraeus Holding GmbH, a German holding company (Heraeus Group).


     The accompanying financial statements have been prepared from the separate records of Heraeus Surgical, Inc. and may not be indicative of conditions which would have existed or the results of its operations if the Company operated autonomously.

  (b) Corporate Reorganization (unaudited)


     On February 28, 1996, Heraeus Surgical, Inc. ("Old HSI") changed its name to Heraeus Systems, Inc. In addition, a new company named Heraeus Medical, Inc. was formed. By asset transfer agreement as of March 1, 1996 all assets and liabilities (with the exception of an intercompany loan and cash) were transferred from Heraeus Systems, Inc. to Heraeus Medical, Inc. Heraeus Medical, Inc. subsequently changed its name to Heraeus Surgical, Inc. ("New HSI"). The corporate reorganization was accounted for as a recapitalization and accordingly the accumulated deficit of the Old HSI was carried forward to the New HSI. The amounts in the accompanying Statements of Operations and Cash Flows for the three months ended March 31, 1996 represent the addition of the amounts for the two months ended February 29, 1996 of the "Old HSI" and the one month ended March 31, 1996 of the "New HSI."



     In connection with the corporate reorganization Heraeus Med GmbH, the parent company, made a capital contribution of $10,800,000 to the new company named Heraeus Medical, Inc. With the proceeds of the capital contribution the new company named Heraeus Medical, Inc. paid Heraeus Systems, Inc. for the cost of the transferred assets and liabilities; subsequently Heraeus Systems, Inc. paid off the intercompany loan referred to in Note 6. As a result of this corporate reorganization, the "New HSI" Company will not be entitled to offset taxable income which may be earned by it in future periods with net operating loss carryforwards from periods prior to the reorganization.



     The acquisition of the assets and liabilities from Heraeus Systems, Inc. was accounted for at the historical cost of the Heraeus Group, including the carryforward of accumulated depreciation and amortization.


  (c) Basis of Accounting

     The financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America.

  (d) Interim Financial Information


     The financial statements and related notes for the three months ended March 31, 1996 and 1995 are unaudited, but include all adjustments (consisting solely of normal recurring adjustments with the exception of the recognition of $250,000 of other income related to the settlement of a lawsuit which was recognized during the three months March 31, 1996), which are, in the opinion of management, necessary for a fair

                             HERAEUS SURGICAL, INC.

                (A WHOLLY-OWNED SUBSIDIARY OF HERAEUS MED GMBH)


                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


presentation. The results of operations for the three months ended March 31, 1996 and 1995 are not necessarily indicative of operating results to be expected for any future period.


  (e) Cash and Cash Equivalents


     Cash equivalents consist principally of money market instruments with original maturities of three months or less.


  (f) Inventories

     Inventories are stated at the lower of cost (first-in, first-out method) or market (net realizable value).

  (g) Property and Equipment

     Property and equipment are recorded at cost and are depreciated over estimated useful lives ranging from 3 to 5 years using the straight-line method. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the remaining term of the lease.

  (h) Amortization of Intangibles

     Intangible assets are amortized on a straight-line basis over periods of up to five years. The Company assesses the recoverability of intangibles and other long lived assets by determining whether the amortization of the related balances over its remaining useful life can be recovered through projected undiscounted cash flows.

  (i) Fair Value of Instruments

     Financial assets and liabilities have carrying values which approximate fair values.

  (j) Management Estimates

     Preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (k) Dependence Upon Parent

     The Company had an accumulated deficit of $25,739,000 as of December 31, 1995 and has relied on corporations in the Heraeus Group to provide financing for its operations. Heraeus Holding GmbH, the ultimate parent company, plans to continue to provide the financial support necessary to the Company to enable the Company to meet its obligations as they become due and to continue as a going concern at least through January 1, 1997 or until the Company is sold to a third party, whichever is sooner.

  (l) Revenue Recognition

     Revenue from sales of surgical laser equipment and operating room systems is recognized when risk of ownership has transferred to the buyer. The Company provides for the estimated cost to repair or replace products under warranty provision in effect at the time of sale. Service revenue is recognized as the services are provided or pro rata over the period of the applicable contract.

                             HERAEUS SURGICAL, INC.

                (A WHOLLY-OWNED SUBSIDIARY OF HERAEUS MED GMBH)


                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (m) Export Sales

     The Company had export sales of $5,445,000, $6,769,000 and $5,814,000 for the years ended December 31, 1995, 1994 and 1993, respectively, primarily to Europe and the Far East.

  (n) Concentration of Credit Risk

     Concentration of credit risk principally consist of cash and cash equivalents and accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential uncollectible accounts.

  (o) Foreign Currency Transactions

     Assets and liabilities denominated in foreign currencies are translated to U.S. dollars using the exchange rates in effect at the balance sheet date and any gains and losses are recognized in the statements of operations. Gains and losses from foreign currency transactions are recognized as incurred and are included in other income (expense) in the accompanying statements of operations.

     Heraeus Holding GmbH (the parent company) enters into various foreign currency hedging contracts on behalf of the Company to provide an economic hedge against fluctuations in foreign currency exchange rates that affect the intercompany loan as referred to in note 6. Foreign currency transaction gains and losses, net of the impact of hedging, were not significant for the years ended December 31, 1995, 1994 and 1993. As of December 31, 1995, Heraeus Holding GmbH had entered into foreign currency contracts on behalf of the Company totaling approximately $6 million.

  (p) Research and Development Expenditures

     All research and development costs are expensed as incurred.

  (q) Income Taxes

     Deferred tax assets and liabilities are recognized under the asset and liability method for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

(2)  INVENTORIES

     Inventories consisted of the following (in thousands):

                                                                          DECEMBER 31,
                                                          MARCH 31,     -----------------
                                                            1996         1995       1994
                                                          ---------     ------     ------
        Raw material....................................   $ 2,835      $1,577     $1,175
        Work in progress................................       742         634        635
        Finished goods..................................     2,570       4,504      4,192
        Demo............................................     1,873       1,851      1,565
                                                            ------      ------     ------
                                                           $ 8,020      $8,566     $7,567
                                                            ======      ======     ======

                             HERAEUS SURGICAL, INC.

                (A WHOLLY-OWNED SUBSIDIARY OF HERAEUS MED GMBH)


                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3)  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following (in thousands):

                                                                          DECEMBER 31,
                                                          MARCH 31,     -----------------
                                                            1996         1995       1994
                                                          ---------     ------     ------
        Machinery and equipment.........................   $ 1,553      $1,553     $1,497
        Office equipment and furniture..................     1,212       1,212      1,422
        Leasehold improvements..........................     1,015       1,015      1,015
                                                            ------      ------     ------
                                                             3,780       3,780      3,934
        Less: Accumulated Depreciation..................     3,254       3,189      3,146
                                                            ------      ------     ------
                                                           $   526      $  591        788
                                                            ======      ======     ======

(4)  INTANGIBLE ASSETS

     At December 31, 1995, intangible asset balances consisted of technical rights, patents and documentation rights to licensed technology.

     Included in depreciation and amortization expense for the year ended December 31, 1993 was the write-off of $125,000 of certain intangible assets that were considered to no longer have continuing value.

(5)  EMPLOYEE BENEFITS

     The Company offers participation in a 401(k) plan ("the Plan"). The Plan covers all full time employees (i.e., employees that work more than 30 hours per week). Eligible participants must have at least six months of service. The Company matches 25% of participants' contributions up to certain amounts. Matching contributions are fully vested after three years of service. Employer contributions for 1995, 1994 and 1993 were $103,000, $124,000 and $83,000, respectively.

(6)  DEBT

     Debt due to related party of $6,924,000 and $2,548,000 at December 31, 1995 and 1994, respectively, represented three notes payable, due on September 19, 1996 of DM (Deutsche Mark) 4,000,000, DM2,000,000 and DM3,700,000, to a member of the Heraeus Group and bearing an interest rate of 7.25%. Accrued interest related to these notes payable was $113,000 and $2,000 at December 31, 1995 and 1994, respectively. (See Note(1)(b) "Corporate Reorganization (unaudited)"). Interest expense related to the notes amounted to $348,000 and $2,000 in 1995 and 1994, respectively.

     In December 1994, the Company repaid a $2,500,000 short term note to Commerzbank. Interest expense related to this note amounted to $98,000 and $8,000 in 1994 and 1993, respectively.

(7)  INCOME TAXES

     The Company accounts for income taxes according to Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the asset and liability method specified by SFAS No. 109, a deferred tax asset or liability is determined based on the differences between the financial statement carrying amounts and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse.

                             HERAEUS SURGICAL, INC.

                (A WHOLLY-OWNED SUBSIDIARY OF HERAEUS MED GMBH)


                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% of pretax losses from operations as a result of the following:

                                                            1995       1994      1993
                                                           -------     -----     -----
                                                                 (IN THOUSANDS)
        Computed "expected" tax benefit..................  $(1,113)    $(141)    $(229)
        Meals and entertainment expenses not deductible
          for income taxes...............................       41        41        14
        State tax expense, net of federal income tax
          benefit........................................        1         4        --
        Losses and credits for which no benefit has been
          recognized.....................................    1,088       153       209
        Utilization of loss carryforwards................       --       (43)       --
        Alternative minimum tax..........................       --        16        --
        Other............................................      (15)       (7)        6
                                                           -------     -----     -----
        Provision for income taxes.......................  $     2     $  23     $  --
                                                           =======     =====     =====

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, is presented below:

                                                                    1995        1994
                                                                   -------     -------
                                                                     (IN THOUSANDS)
        Deferred tax assets:
        Reserve and expense accruals.............................  $ 1,267     $ 1,104
        Net operating loss carryover.............................    7,470       6,531
        Other....................................................      139          33
                                                                   -------     -------
             Total gross deferred tax assets.....................    8,876       7,668
             Less: valuation allowance...........................   (8,868)     (7,668)
                                                                   -------     -------
             Net deferred tax assets.............................  $     8     $    --
                                                                   =======     =======
        Deferred tax liability:
        Property and equipment...................................  $    (8)    $    --
                                                                   -------     -------
          Deferred tax liability.................................  $    (8)    $    --
                                                                   -------     -------
          Net deferred tax asset.................................  $    --     $    --
                                                                   =======     =======

     The net change in the valuation allowance for the years ended December 31, 1995, 1994 and 1993 was $1,200,000, $134,000 and $244,000, respectively.

     As of December 31, 1995, the Company had net operating loss carryforwards for federal and state income tax purposes of $20,300,000 and $9,100,000, respectively, which are available to offset future federal and state taxable income, if any, and expiring through the year 2010 for federal tax purposes and the year 2000 for state tax purposes.


     As a result of the corporate reorganization referred to in Note (1)(b), New HSI will not be entitled to offset taxable income which may be earned by it in future periods with net operating loss carryforwards from periods prior to the reorganization.

                             HERAEUS SURGICAL, INC.

                (A WHOLLY-OWNED SUBSIDIARY OF HERAEUS MED GMBH)


                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(8)  COST ASSOCIATED WITH RESTRUCTURING OPERATIONS

     In 1995, the Company recorded $140,000 of restructuring costs (included in general and administrative expenses) primarily associated with the reduction in personnel and closure of a service warehouse. Approximately $85,000 of the accrual related to severance benefits. The balance primarily reflected an accrual for commitments due under a lease net of estimated sublease income.

(9)  RELATED PARTY TRANSACTIONS

     The Company has transactions in the normal course of business with various other corporations, which are members of the Heraeus Group.

     Due from related parties and due to related parties consist of the following balances as of December 31, 1995 and 1994:

                                                                       1995      1994
                                                                      ------     ----
                                                                      (IN THOUSANDS)
        Due from related parties:
          Heraeus KK, Japan.........................................  $  103     $315
          Heraeus Instruments GmbH..................................      --      270
          Heraeus Med GmbH..........................................     617       --
          Other.....................................................       5       41
                                                                      ------     ----
                                                                      $  725      626
                                                                      ======     ====
        Due to related parties:
          Heraeus Med GmbH..........................................  $1,927     $ --
          Heraeus Instruments GmbH..................................      --      410
          Other.....................................................      21       --
                                                                      ------     ----
                                                                      $1,948     $410
                                                                      ======     ====

     The Company has entered into product distribution agreements with certain members of the Heraeus Group. Product sales to these Heraeus distributors are for resale internationally. The balance due from Heraeus KK, Japan at December 31, 1995 and 1994, relates to product sold to Heraeus KK under distribution agreements.

     Balances due from Heraeus Instruments GmbH, Heraeus Med GmbH and other at December 31, 1995 and 1994 represents expenses incurred by the Company on their behalf.

     The Company in the normal course of business purchases inventory from related parties. During 1995, 1994 and 1993, the purchases from related parties amounted to $2,763,000, $2,674,000 and $2,947,000 respectively. The balances due to Heraeus Med GmbH and Heraeus Instruments GmbH at December 31, 1995 and 1994, represent payments due for purchase of inventory.

     The balance due to other related parties at December 31, 1995 relates to expenses incurred by other related parties on behalf of the Company.

                             HERAEUS SURGICAL, INC.

                (A WHOLLY-OWNED SUBSIDIARY OF HERAEUS MED GMBH)


                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(10)  COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the Company is involved in various legal matters. In the opinion of management, the disposition of such litigation will not have a materially adverse effect on the Company's financial statements.

     In October, 1995, the Company acquired technical rights, patents and documentation to Centralized Airborne Evacuation System from CVAC, Inc. ("CVAC") for $250,000. In addition, the Company must pay CVAC royalty payments of 25% on revenues generated as a result of bookings for the CVAC system until December 31, 1995 and for certain bookings by June 30, 1996, respectively. From the beginning of 1996 through the end of 1999 the Company must pay 7% to 10% on related revenues. The minimum royalty payments for years 1996 through 1999 are $150,000 per year. From January 1, 2000 until the end of the life of the patents, royalty payments will range from 2% to 5% of related revenues.

     The Company leases certain space and equipment under operating lease agreements. The following is a schedule of estimated minimum payments due under non-cancelable leases with a term of more than one year as of December 31, 1995:

                              Year Ending December 31,                   (IN THOUSANDS)
             1996......................................................       $535
             1997......................................................         61
                                                                            ------
                  Total minimum lease payments.........................       $596
                                                                         ===========

     Rental expense under operating leases amounted to $588,000, $601,000 and $518,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

(11)  SUBSEQUENT EVENT (UNAUDITED)

  Sale of the Company

     On April 23, 1996, Heraeus Med GmbH, the parent of the Company, entered into a share transfer agreement with Laserscope a publicly traded company, to transfer and assign all of its shares in the new company named Heraeus Surgical, Inc. to Laserscope in exchange for common shares of Laserscope and cash. Closing of this agreement is subject to certain conditions.

                               LASERSCOPE AND HSI

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following pages F-15 through F-18 contain the Unaudited Pro Forma Combined Condensed Balance Sheet as of March 31, 1996, the Unaudited Pro Forma Combined Condensed Statements of Operations for the fiscal year ended December 31, 1995 and the three months ended March 31, 1996 and the notes thereto.

     The Unaudited Pro Forma Combined Condensed Balance Sheet and the Unaudited Pro Forma Combined Condensed Statements of Operations (collectively, the Unaudited Pro Forma Statements) were prepared to give effect to the Acquisition accounted for under the purchase method of accounting. The Unaudited Pro Forma Combined Condensed Balance Sheet assumes that the Acquisition occurred on March 31, 1996. The Unaudited Pro Forma Combined Condensed Statements of Operations assume that the Acquisition occurred on January 1, 1995. The Unaudited Pro Forma Statements are based on the historical Consolidated Financial Statements of Laserscope and HSI under the assumptions and adjustments set forth in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Financial Statements. The combined condensed financial information for the fiscal year ended December 31, 1995 has been obtained from the consolidated financial statements of Laserscope and HSI, which statements have been audited by Ernst & Young LLP and KPMG Peat Marwick LLP, the independent auditors for Laserscope and HSI, respectively. The selected financial data for Laserscope and HSI for the three-month period ended March 31, 1996 has been obtained from their respective unaudited financial statements and includes, in the opinion of Laserscope's and HSI's management, all adjustments necessary to present fairly the data for such period. The Unaudited Pro Forma Statements may not be indicative of the results that actually would have occurred if the Acquisition had been in effect on the dates indicated or which may be obtained in the future.

     The pro forma adjustments are based upon available information and upon certain assumptions, as described in the Notes to the Unaudited Pro Forma Statements, that Laserscope's management believes are reasonable in the circumstances. The purchase price has been allocated to the acquired assets and liabilities based on a preliminary determination from an independent appraisal of their respective fair values. The Unaudited Pro Forma Statements and accompanying notes should be read in conjunction with the separate consolidated financial statements and notes thereto of Laserscope and HSI which have been included or incorporated by reference in this Proxy Statement.

                               LASERSCOPE AND HSI

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)


                                 LASERSCOPE          HSI                            PRO FORMA        PRO FORMA
                               MARCH 31, 1996   MARCH 31, 1996   ADJUSTMENTS(3)   ADJUSTMENTS(2)     COMBINED
                               --------------   --------------   --------------   --------------     ---------
ASSETS
Current assets:
  Cash and cash
     equivalents.............     $  2,591         $    869          $               $ (2,000)(a)    $   1,460
  Accounts receivable, net...        5,674            5,963                                             11,637
  Due from related parties...                           940                                                940
  Inventories................        9,497            8,020                                             18,865
  Other current assets.......          643              340           1,348                                983
                                  --------          -------          ------          --------          -------
          Total current
            assets...........       18,405           16,132           1,348            (2,000)          33,885
Property and equipment,
  net........................        2,478              526              21                              3,025
Intangible assets:
  Developed technology.......                                                           1,212(c)         1,212
  In-process technology......                                                           1,087(b)
                                                                                       (1,087)(f)
  Workforce..................                                                             239(c)           239
Other assets.................        2,104              237               8                              2,349
                                  --------          -------          ------          --------          -------
          Total assets.......     $ 22,987         $ 16,895          $1,377          $   (549)       $  40,710
                                  ========          =======          ======          ========          =======
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current liabilities:
  Accounts payable...........     $  1,255         $  1,824          $  179          $     --        $   3,258
  Intercompany payable.......                         1,735                                              1,735
  Accrued compensation.......        1,257              688             311                              2,256
  Warranty...................          415              214                                                629
  Deferred revenue...........        1,605              885                                              2,490
  Common stock -- Laserscope
     7,014 shares outstanding
     at March 31, 1996 actual
     and 11,624 pro forma
     combined.
  Other accrued
     liabilities.............        1,091              502                             1,500(a)         3,093
                                  --------          -------          ------          --------          -------
          Total current
            liabilities......        5,623            5,848             490             1,500           13,461
Shareholders' equity:
  Common stock...............       37,248                                             10,972(a)        48,220
  Paid-in capital............                        36,997                           (36,997)(e)
  Retained earnings
     (deficit)...............      (19,159)         (25,950)            887            25,950(e)
                                                                                       (1,087)(f)
                                                                                         (887)(e)      (20,246)
Notes receivable from
  shareholders...............         (350)                                                               (350)
Translation adjustments......         (375)                                                               (375)
                                  --------          -------          ------          --------          -------
          Total shareholders'
            equity...........       17,364           11,047             887            (2,049)          27,249
                                  --------          -------          ------          --------          -------
          Total liabilities
            and shareholders'
            equity...........     $ 22,987         $ 16,895          $1,377          $   (549)       $  40,710
                                  ========          =======          ======          ========          =======


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                               LASERSCOPE AND HSI

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                    FOR THE YEAR ENDED
                                                    DECEMBER 31, 1995
                                                  ----------------------      PRO FORMA      PRO FORMA
                                                  LASERSCOPE       HSI       ADJUSTMENTS     COMBINED
                                                  ----------     -------     -----------     ---------
Net revenue.....................................   $ 30,133      $27,776       $    --        $57,909
Cost of Sales...................................     14,792       17,470          (627)(g)     31,635
                                                    -------      -------       -------        -------
Gross margin....................................     15,341       10,306          (627)       $26,274
Operating expenses:
  Research and development......................      3,838        1,714           (37)(g)      5,515
  Selling, general and administrative...........     15,333       11,480           290(c)
                                                                                (2,137)(g)     24,966
                                                    -------      -------       -------        -------
          Total operating expenses..............     19,171       13,194        (1,884)        30,481
                                                    -------      -------       -------        -------
Operating income (loss).........................     (3,830)      (2,888)        2,511         (4,207)
Interest and other income, net..................        278         (385)         (175)(d)       (282)
                                                    -------      -------       -------        -------
  Income (loss) before income taxes.............     (3,552)      (3,273)        2,336         (4,489)
Provision for income taxes......................         --            2            --              2
                                                    -------      -------       -------        -------
  Net income (loss).............................   $ (3,552)     $(3,275)      $ 2,336        $(4,491)
                                                    =======      =======       =======        =======
Net income (loss) per share.....................   $  (0.51)                                  $ (0.39)
                                                    =======                                   =======
Shares used in per share calculations...........      6,999                      4,609(a)      11,608
                                                    =======                    =======        =======

                                                   FOR THE THREE MONTHS
                                                          ENDED
                                                      MARCH 31, 1996
                                                  ----------------------      PRO FORMA      PRO FORMA
                                                  LASERSCOPE       HSI       ADJUSTMENTS     COMBINED
                                                  ----------     -------     -----------     ---------
Net revenues....................................   $  7,722      $ 6,907       $    --        $14,629
Cost of sales...................................      3,852        4,148          (157)(g)      7,843
                                                    -------      -------       -------        -------
Gross margin....................................      3,870        2,759          (157)         6,786
Operating expenses:
  Research and development......................        629          395            (9)(g)      1,015
  Selling, general and administrative...........      3,092        2,751            72(c)
                                                                                  (534)(g)      5,381
                                                    -------      -------       -------        -------
          Total operating expenses..............      3,721        3,146          (471)         6,396
                                                    -------      -------       -------        -------
Operating income (loss).........................        149         (387)          628            390
Interest and other income, net..................          7         (178)          (44)(d)       (141)
                                                    -------      -------       -------        -------
  Income (loss) before income taxes.............        156         (209)          584            531
Provision for income taxes......................         19            2            --             21
                                                    -------      -------       -------        -------
  Net income (loss).............................   $    137      $  (211)      $   584        $   510
                                                    =======      =======       =======        =======
Net income (loss) per share.....................   $   0.02                                   $  0.04
                                                    =======                                   =======
Shares used in per share calculations...........      7,295                      4,609(a)      11,904
                                                    =======                    =======        =======

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                             LASERSCOPE AND HERAEUS

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The pro forma information presented is theoretical in nature and not necessarily indicative of the future consolidated results of operations of the Company or the consolidated results of operations which would have resulted had the Acquisition taken place during the periods presented. The pro forma combined condensed financial statements reflect the effects of the Acquisition, assuming the Acquisition and related events occurred as of March 31, 1996 for the purposes of the pro forma condensed combined balance sheet and as of January 1, 1995 for the purposes of the pro forma condensed combined statements of operations.

2.  PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENT ADJUSTMENTS:

     (a) The purchase price for the Acquisition was determined as follows (in thousands):


        Cash...............................................................  $ 2,000
        Laserscope common stock (approximately 4.6 million shares).........   10,972
        Estimated transaction and other direct acquisition costs...........    1,090
        Estimated severance costs for HSI employees........................      410
                                                                             -------
                                                                             $14,472
                                                                             =======


     (b) Allocation of the purchase price for the completion of the Heraeus acquisition was determined as follows (in thousands):

        Net assets of HSI at March 31, 1996................................  $11,047
        Net assets of LDB at March 31, 1996................................      887
        Developed Technology...............................................    1,212
        In-process Technology..............................................    1,087
        Acquired workforce.................................................      239
                                                                             -------
                                                                             $14,472
                                                                             =======

     (c) Amortization of the developed technology and acquired workforce will be over the estimated useful lives ranging from five to seven years.

     (d) To reduce interest income earned on the cash payment to Heraeus of $3,500,000 for the purchase price and related transaction and direct acquisition costs.

     (e) Elimination of HSI stockholders equity amounts.

     (f) The pro forma combined condensed balance sheet includes a charge of approximately $1.1 million for the write-off of purchased in-process technology which arose from the Acquisition. This charge is not reflected in the pro forma combined condensed statements of operations included herein since it is a non-recurring charge directly attributable to the transaction.

     The purchase price was allocated to the tangible and intangible assets of HSI based on the fair market values of those assets using a risk adjusted discounted cash flows approach. The evaluation of the underlying technology acquired considered the inherent difficulties and uncertainties in completing the development, and thereby achieving technological feasibility, and the risk related to the viability of and potential changes in future target markets. The underlying technology had no alternative future use (in research and development projects or otherwise) since the technology was acquired for the sole purpose of developing emulation products.

                             LASERSCOPE AND HERAEUS

                    COMBINED CONDENSED FINANCIAL STATEMENTS

     (g) Represents estimated cost savings resulting from the Acquisition, primarily due to reduction in personnel and elimination of duplicate facilities. Cost savings total approximately $2.8 million and $0.7 million for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.

3.  ADDITIONAL NET ASSETS ACQUIRED

     Included in the Acquisition was the purchase of certain assets and the assumption of certain liabilities related to the Heraeus laser distribution business. These net assets had an approximate fair value of $887,000 as of March 31, 1996.

                                    EXHIBITS

EXHIBIT A

     Acquisition Agreement Between Laserscope and Heraeus Med GmbH Dated April 23, 1996

EXHIBIT B

     Opinion of Von Gehr International

EXHIBIT C

     Section 1300 et seq. of the California Corporations Code

EXHIBIT D

     1994 Option Plan

EXHIBIT E

     Director's Option Plan


EXHIBIT F



     Laserscope Annual Report on Form 10-K/A for Fiscal Year Ended December 31, 1995



EXHIBIT G



     Laserscope Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 1996

                                   EXHIBIT A

         ACQUISITION AGREEMENT BETWEEN LASERSCOPE AND HERAEUS MED GMBH

                              DATED APRIL 23, 1996

                                   LASERSCOPE
                               3052 Orchard Drive
                     San Jose, California, U.S.A. 95134-2011


                                 April 23, 1996

Heraeus Med GmbH
Heraeusstrasse 12-14
D-63450 Hanau
Germany

Attention:        Thomas H. Ihlenfeldt
                  Geschaftsfuhrer

         Acquisition of Heraeus Laser Business

Dear Mr. Ihlenfeldt:

         This letter shall constitute our agreement for the acquisition by Laserscope of all of the shares of Heraeus Surgical, Inc. ("HSI"), a wholly owned subsidiary of Heraeus Med GmbH ("HME"), and certain of the assets and liabilities of HME's laser distribution business ("LDB"), as well as for the grant to Laserscope of certain other product distribution rights of HME, and for the licensing and sublicensing of certain rights by HSI and Laserscope to HME. This agreement shall include all of the Exhibits and Schedules hereto, which are hereby incorporated herein by this reference.

         1. Background of Agreement: Laserscope, a publicly traded California corporation, is a leading manufacturer and seller of multi-specialty hospital and physician office-based laser surgical systems and accessories. HME, a German corporation and an affiliate of privately-held Heraeus Holding GmbH ("Heraeus Holding"), is a leading manufacturer and seller of a variety of medical instrumentation and surgical products, including laser systems and integrated operating room equipment. HME desires to sell to Laserscope all of the issued and outstanding shares of HSI and certain of the LDB assets and liabilities in exchange for cash and shares of common stock of Laserscope, to grant to Laserscope certain other product distribution rights of HME, and to license and sublicense certain technology from HSI and Laserscope, all on the terms and conditions set forth below.

         2.       Transfer of Laser Business:

                  (a)      HSI Shares:

                           (i) At the Closing (as defined in Section 7 below)
HME will sell and transfer to Laserscope, and Laserscope will purchase, all of the outstanding shares of capital stock of HSI (the "HSI Shares"). The HSI Shares will be unregistered and the certificates representing such shares will bear a legend restricting their further sale or transfer except in accordance with applicable United States and state securities laws. Laserscope represents that it is acquiring such shares for investment and not with a view towards their resale or distribution to the public.

                           (ii) All of the material assets and liabilities of
HSI, not otherwise reflected in the financial statements of HSI, are reflected in the HME Disclosure Schedule in Exhibit 4(b) attached hereto (the "HME Disclosure Schedule").

                           (iii) Laserscope will have the right to reject any
contract between HSI and HME or any entity controlled by Heraeus Holding (with the exception of the trade accounts payable described in Section 3(c), and the distribution, sublicense and license arrangements described in Sections 2(c) and
(d), below) by giving written notice of such rejection to HME prior to or at the Closing. The HME Disclosure Schedule contains an identified list of all such contracts.

                  (b)      LDB Assets and Liabilities:

                           (i) At the Closing, HME will sell, and Laserscope
will purchase, certain assets of HME related to the LDB specifically described in the attached Schedule 2(b)(i) (the "LDB Assets"), including the machinery, office equipment, inventory and other tangible assets related to LDB (excluding LDB's trade accounts receivable).

                           (ii) At the Closing Laserscope will assume certain
liabilities of HME related to the LDB specifically described in the attached
Schedule 2(b)(ii) (the "LDB Liabilities"), from and after that date, including:

                                    (A) All employees of the LDB, all of which
are listed in Schedule 2(b)(ii) along with the terms of their current employment contracts, and all accruals related to such employees, including all direct costs incurred by HME in terminating the employment with HME of any such employees who elect not to accept employment with Laserscope; each party being fully aware of the existence and meaning of Article 613 a BGB (German Civil
Code), according to which all employees of HME engaged in the LDB will be transferred to Laserscope with all their current rights arising from their employment contracts with HME and under German law;

                                    (B) Certain contracts of HME related to the
LDB listed in Schedule 2(b)(ii);

                                    (C) All outstanding purchase orders by the
LDB, other than to HSI (such purchase orders in excess of $100,000 being individually identified in Exhibit 4(b)); and

                                    (D) All property taxes, lease payments,
prepaid license and registration fees with respect to the LDB Assets, pro rated as of the Closing Date;

                                    (E) Insurance premiums related to the LDB
Assets, prorated as of the Closing Date; and

                                    (F) All trade accounts payable related to
the LDB incurred in the ordinary course, consistent with past practice, not exceeding $500,000 (apart from payables to HSI) in the aggregate.

                           (iii) Laserscope may assign any of its rights or
obligations under this Section 2(b) to its German affiliate, NWL Laser Technologie GmbH, provided that Laserscope shall continue to be liable for all of its obligations hereunder.

                  (c) Surgical Lamp Distribution Right: At the Closing, HME will grant to Laserscope the exclusive right to purchase and resell in the United States operating room surgical lamps on the terms and conditions set forth in the attached Exhibit 2(c).

                  (d) CVAC Sublicense and Mounting Device Technology License: At the Closing, HSI will grant to HME pursuant to the terms in this Section 2(d) and in Section 5(a) below: (i) the right to obtain from Laserscope, at any time within four years of the Closing Date, a sublicense (the "CVAC Sublicense") to all of HSI's rights under the Agreement for Acquisition of Patent and Technical Rights dated October 22, 1995, between HSI and CVAC, Inc. (the "Patent Agreement"), including the right to manufacture and sell central smoke evacuation equipment ("CVAC"); and (ii) a license to all of HSI's technology relating to mounting devices (the "Mounting Device License"). The CVAC Sublicense and the Mounting Device License shall each be nonexclusive, shall include all improvements made by HSI or Laserscope during the respective terms thereof, and shall be on a worldwide basis, excluding the United States. The CVAC Sublicense shall be consistent with the terms of the Patent Agreement. After the Closing, Laserscope will perform, or cause to be performed, all of HSI's obligations under the Patent Agreement; provided that HME shall pay all royalties due under the Patent Agreement resulting from its activities under the CVAC Sublicense. The duration of HME's sublicense rights shall expire upon expiration of the license and ownership rights of HSI under the Patent Agreement. The Mounting Device License shall have a term of ten years from the Closing Date. HME shall pay all royalties due to its activities under such license, including any royalties owing to third parties under any license agreement covering the mounting device technology.

                  (e) Heraeus Name: At the Closing, HME will grant to Laserscope and HSI the right, for a period of one year from the Closing Date, to use the Heraeus name on Laserscope and HSI products and in related promotional literature and advertising in a manner consistent with the prior use of such name by HME and HSI. Laserscope and HSI agree not to assert any rights of ownership in such name, or any intellectual property right or registration in respect thereof. Laserscope shall indemnify and hold HME and its affiliated persons harmless from and against all claims, damages, losses, costs, charges and expenses (including attorney's fees) incurred by any of them as a result of the use of such name by Laserscope or HSI, other than from a claim based on the name Heraeus infringing the rights of the claimant. At the end of such one year period, Laserscope and HSI shall discontinue all use of the Heraeus name, and HSI shall change its corporate name to delete any reference to "Heraeus".

         3.       Payments to HME:

                  (a) Cash: At the Closing, Laserscope will pay to HME U.S.$2,000,000, less any adjustment pursuant to Section 3(f) below.

                  (b) Laserscope Common Stock: At the Closing, Laserscope will issue to HME 4,609,345 shares of its Common Stock (the "Laserscope Shares"), of which 500,000 Laserscope Shares will be placed in escrow pursuant to Section 4(c)(iv) below. The Laserscope Shares will be unregistered and the certificates representing the Laserscope Shares will bear a legend restricting their further sale or transfer except in accordance with applicable U.S. and state securities laws. HME represents that it is acquiring the Laserscope Shares for investment and not with a view towards their resale or distribution to the public.

                  (c) HSI Indebtedness: All promissory notes and other indebtedness owed by HSI to HME and its affiliates will be contributed to HSI's capital effective as of the Closing, except trade accounts payable in an amount not to exceed $2,500,000 resulting from product deliveries (subject to increase with the prior written consent of Laserscope), and trade accounts payable in an amount not to exceed $10,000 resulting from the provision of services, by HME to HSI.

                  (d) Legal and Advisor Fees: Laserscope will pay all of its own legal, accounting and advisor expenses in connection with the transactions covered by this agreement. HME will pay all of its own legal, accounting and advisor expenses in connection with the transactions covered by this agreement, including all expenses of HSI; provided, that if the transactions contemplated by this Agreement are consummated, Laserscope will reimburse HME for up to $200,000 of reasonable out-of-pocket legal, accounting and advisor expenses related to this agreement (excluding the costs of HME employees and any HSI expenses incurred in connection with this agreement) or directly assume such expenses upon receipt from HME of supporting documentation for such expenses.

                  (e) Taxes: HME shall pay all sales and other taxes, duties or assessments with respect to the transfer of stock, assets and other rights described in Section 2 above which are imposed by any U.S., state or non-U.S. taxing authority, except Laserscope or its German affiliate shall pay any German value added tax (VAT) resulting from the sale of the LDB Assets, if applicable.

                  (f) Balance Sheet Review: As soon as possible after the date of this agreement, but not later than June 1, 1996, Laserscope's independent public accountants will review the balance sheets of HSI and LDB as of March 31, 1996, for the purpose of confirming that the balance sheet of HSI was prepared in accordance with U.S. generally accepted accounting principles on a going concern basis, and that the aggregate net worth of HSI and LDB, as reflected in such balance sheets, equaled or exceeded U.S.$11,500,000 as of March 31, 1996, based on the exchange rate in effect on such date. If the aggregate net worth of HSI and LDB as of March 31, 1996 based on such review is less than U.S.$11,000,000, the cash portion of the purchase price to be paid to HME pursuant to Section 3(a) above shall be reduced by the amount of such deficit. In the event of any dispute concerning the aggregate net worth of HSI and the LDB arising under this Section 3(f), Laserscope and HME shall, at their joint expense, appoint an internationally known accounting firm to make a binding determination of the aggregate net worth of HSI and LDB as of March 31, 1996.

         4.       Representations and Warranties; Indemnification and Escrow:

                  (a) By Laserscope: In addition to any representations and warranties by Laserscope set forth in this agreement, Laserscope hereby makes the representations and warranties to HME which are set forth in the attached
Exhibit 4(a).

                  (b) By HME: In addition to any representations and warranties by HME set forth in this agreement, HME hereby makes the representations and warranties to Laserscope which are set forth in the attached Exhibit 4(b).

                  (c) Indemnification; Escrow:

                           (i) HME hereby agrees to indemnify and hold
Laserscope and its officers, directors, shareholders, affiliates, insurers, attorneys, agents, successors and assigns harmless from and against the following:

                                    (A) Any and all liabilities, losses,
damages, claims, costs and expenses of the LDB of any nature, whether absolute, contingent or otherwise, which Laserscope has not expressly agreed to assume or accept pursuant to the terms of this agreement;

                                    (B) Any and all liabilities, losses,
damages, claims, costs and expenses resulting from any misrepresentation or breach of any warranty in this agreement or in any written statement or certificate furnished or to be furnished by HME to Laserscope pursuant hereto;

                                    (C) Any and all liabilities, losses,
damages, claims, costs and expenses resulting from any breach or non-fulfillment of any covenant or agreement on the part of HME contained in this agreement or in the certificate delivered pursuant to Section 6(a)(ii) by HME to Laserscope pursuant hereto; and

                                    (D) Any and all actions, suits, proceedings,
demands, assessments or judgments, costs and expenses (including attorneys' fees) incident to any of the foregoing.

                           (ii) Laserscope hereby agrees to indemnify and hold
HME and its officers, directors, shareholders, affiliates, insurers, attorneys, agents, successors and assigns harmless from and against the following:

                                    (A) Any and all liabilities, losses,
damages, claims, costs and expenses arising out of or resulting from Laserscope's failure to perform its obligations to assume and accept the assignment of the LDB Assets and the LDB Liabilities, or the use by Laserscope or any of its affiliated persons (other than HME or any transferee of the Laserscope Shares) after the Closing of any of the LDB Assets, described in
Section 2(b) above;

                                    (B) Any and all liabilities, losses,
damages, claims, costs and expenses resulting from any misrepresentation or breach of any warranty by Laserscope contained in this agreement or in any written statement or certificate furnished or to be furnished by Laserscope to HME pursuant hereto;

                                    (C) Any and all liabilities, losses,
damages, claims, costs and expenses resulting from any breach or non-fulfillment of any covenant or agreement on the part of Laserscope or HSI contained in this agreement or in the certificate delivered pursuant to Section 6(b)(ii) by Laserscope to HME;

                                    (D) Notwithstanding any other provision
herein, any and all liabilities, losses, damages, claims, costs and expenses not reimbursed by insurance resulting from any product liability claims (whether based upon negligence, strict liability or any other legal theory) arising after the Closing and relating to products manufactured or sold by Laserscope, HSI or LDB at any time before or after the Closing; and

                                    (E) Any and all actions, suits, proceedings,
demands, assessments or judgments, costs and expenses (including attorneys' fees) incident to any of the foregoing.

                           (iii) In the event that at any time or from time to
time after the Closing a party entitled to indemnification hereunder (the "Indemnitee") shall sustain a loss of any nature whatsoever against which such Indemnitee is indemnified hereunder, such Indemnitee shall promptly notify the other party (the "Indemnitor") in writing of such loss so sustained, and the Indemnitor shall within ten (10) business days after such notice pay to the Indemnitee the amount of such loss so sustained, subject to its right to contest any claim which has not yet resulted in a loss, as hereinafter provided. The Indemnitee shall promptly notify the Indemnitor in writing of the existence of any actual or potential claim, demand or other matter involving liabilities to third parties to which the Indemnitor's indemnification obligations would apply and shall give the Indemnitor a reasonable opportunity to defend the same or prosecute such action to conclusion or settlement satisfactory to the Indemnitee at the Indemnitor's expense and with counsel of the Indemnitor's selection (which counsel shall control the defense), provided that the Indemnitee shall at all times also have the right to participate fully in the defense at its own expense.

                                    (A) If the Indemnitee fails to provide
promptly the Indemnitor with written notice of any actual or potential claim, demand or other matter involving liabilities to third parties to which the indemnification provisions of this Section 4(c) relate, the Indemnitor shall not be liable for any harm, cost, expense or liability which directly results from or is a result of the Indemnitee's failure to deliver such prompt notice to the Indemnitor.

                                    (B) If the Indemnitor shall, within a
reasonable time after said notice, fail to defend, the Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk and expense, of the Indemnitor. Except as provided in the preceding sentence, the Indemnitee shall not compromise or settle any claim or other matter without the prior written consent of the Indemnitor.

                                    (C) If the claim is one that cannot by its
nature be defended solely by the Indemnitor, the Indemnitee shall make available all information and assistance that the Indemnitor may reasonably request, provided that any associated out of pocket expenses shall be paid by the Indemnitor.

                                    (D) If the Indemnitor contests or challenges
any claim or action asserted against the Indemnitee for which indemnification is provided in this Section 4(c), it shall do so at its own cost and expense, holding the Indemnitee harmless from all costs, fees, expenses, debts, liabilities and charges in connection with such contest; shall diligently defend against any such claim; and shall hold the Indemnitee's business and assets free and harmless from any attachment, execution, judgment, lien or other legal process.

                          (iv) At the Closing, or as soon thereafter as
possible, Laserscope's transfer agent will deposit into escrow with the Chief Financial Officer of Laserscope ("Escrow Agent") a certificate representing 500,000 of the Laserscope Shares issuable to HME hereunder and a stock assignment in blank in respect of such shares signed by HME, upon the Escrow Agent's written agreement in the form of Exhibit 4(c)(iv) hereto to be bound by the terms of this agreement with respect to the escrowed shares. If the Escrow Agent has not received written notice of a claim for indemnification by Laserscope pursuant to this Section 4(c) within one year after the Closing, the Escrow Agent shall promptly release the certificate for the escrowed shares to HME. If Laserscope has made a claim or claims for indemnification under this
Section 4(c) within such one-year period, the Escrow Agent shall retain the certificate representing such shares until the Escrow Agent shall have received from Laserscope and HME joint instructions concerning disposition of the escrowed shares or the order of an arbitrator (selected by the parties pursuant to Section 8(g) below) directing the release of all or a portion of such shares to Laserscope or HME. The Escrow Agent will have no liability to Laserscope or HME for any actions taken in good faith. Laserscope and HME will each pay half of the expenses, if any, of the Escrow Agent. Any escrowed shares used to settle any claim under this Section 4 will be valued at the average of the closing prices of Laserscope Common Stock on Nasdaq over the five trading days immediately preceding the date on which the claim is settled.

                          (v) If HME notifies Laserscope within one year after
the Closing that it has a claim or claims for indemnification under this Section 4(c), and such claim has been resolved by Laserscope and HME or by an arbitrator (selected by the parties pursuant to Section 8(g) below), Laserscope shall issue up to 500,000 additional shares of Laserscope Common Stock to HME to compensate HME for the amount of such claim or claims. Such additional shares shall be entitled to the same rights and subject to the same restrictions as are applicable to the

Laserscope Shares. Any additional shares issued to HME to settle any claim under this Section 4(c) will be valued at the average of the closing prices of Laserscope Common Stock on Nasdaq over the five trading days immediately preceding the date on which the claim is settled.

                          (vi) In the absence of fraud, HME's liability to
Laserscope under Section 4(c)(i)(B) will be limited to the 500,000 Laserscope Shares placed in escrow as described in Section 4(c)(iv).

                          (vii) In the absence of fraud, Laserscope's liability
to HME under Section 4(c)(ii)(B) will be limited to the 500,000 additional shares of Laserscope Common Stock that may be issued in accordance with Section 4(c)(v).

                          (viii) In the event of fraud or any claim described in
this Section 4(c) (other than Section 4(c)(i)(B) or 4(c)(ii)(B)), the aggrieved party shall be entitled to all rights and remedies at law and in equity which may accrue to such party.

         5.       Covenants:

                  (a) Noncompetition: For a period of seven years after the Closing, HME and companies controlled by or under common control with Heraeus Holding (with the exception of the Heraeus dental business), will not develop, manufacture, service or sell hospital or physician office-based laser surgical systems or accessories. During the term of the Mounting Device License, and as a covenant thereunder, neither Laserscope nor any of its subsidiaries or affiliated persons will develop, manufacture, service or sell mounting device products based on the licensed technology outside of the United States. For seven years after the Closing, and as a covenant under the CVAC Sublicense, neither Laserscope nor any of its subsidiaries or affiliated persons will develop, manufacture, service or sell products based on the sublicensed technology, including CVAC, outside of the United States.

                  (b) Exclusive Negotiation: Prior to the Closing or termination of this agreement, whichever is sooner, HME will not engage in any discussions or negotiations with third parties concerning the sale of HSI, the LDB Assets or any of the other rights of Laserscope or HSI described in this agreement.

                  (c) Operation of Businesses: Prior to the Closing, Laserscope will conduct its business, and HME will conduct the LDB and HSI's business, in the ordinary course consistent with prior practices. In particular, during the period from the date of this agreement through and including the Closing, neither Laserscope, HSI nor HME will make any distribution or payment of cash or other assets to their shareholders (other than normal wages, benefits and expense reimbursements to employees). In addition, during the period from the date of this agreement through and including the Closing and other than in the ordinary course consistent with prior practices, HSI will not transfer any material assets, incur any material liabilities, materially shift the balance of inventory, cash and receivables as reflected in its March 31, 1996 balance sheet or enter into any material agreement.

                  (d) Information: Prior to the Closing, each party shall give the other party and the other party's authorized representatives reasonable access to such information as is necessary to prepare the proxy statement for Laserscope's shareholders and plan the integration of the businesses as contemplated by this agreement. Each party shall hold all documents and information furnished to it by the other in confidence in accordance with the Mutual Non-Disclosure Agreement between Laserscope and HSI dated June 14, 1995 (the "Non-Disclosure Agreement").

                  (e) Insurance: From and after the Closing, Laserscope shall maintain in effect U.S.$10,000,000 in product liability insurance to cover claims related to products sold by Laserscope and its subsidiaries and affiliated persons (subject to a $100,000 deductible), and directors' and officers' liability insurance of the type and in the amount customarily maintained by companies of similar size and similarly situated.

                  (f) Directors: Every member of the Laserscope Board of Directors designated for such position by HME shall be covered by the same insurance coverage as provided for the other members of such Board in their capacity as directors. In addition, Laserscope shall reimburse HME for the reasonable expenses of such Board members in attending Laserscope Board meetings and fulfilling their duties as directors, up to a maximum of $25,000 per year.

                  (g) Standstill: For a period of seven years after the Closing, neither HME nor Heraeus Holding nor any other company controlled by Heraeus Holding will acquire any additional shares of Laserscope Common Stock or any rights, options or warrants to purchase additional Laserscope Common Stock without the approval of Laserscope's Board of Directors. HME shall not sell or otherwise transfer more than 1,000,000 Laserscope Shares to any person (after aggregating all Laserscope Shares held by such person's affiliates), unless such person (and its affiliates) shall agree to the restrictions set forth in this
Section 5(g); provided that with respect to such persons, such restrictions shall terminate on the third anniversary of the Closing.

                  (h) Lockup: HME shall not sell, transfer or pledge any of the Laserscope Shares (except to Laserscope as provided in Section 4(c)(iv)) for a period of one year from the Closing Date.

                  (i) Number of Directors: One year after the Closing, Laserscope shall reduce its authorized number of directors from eight to seven. For so long after such anniversary as HME owns at least 3,300,000 shares of Laserscope Common Stock, Laserscope shall use its best efforts to have three nominees of HME elected to the Board. For so long after such anniversary as HME owns at least 1,600,000 shares of Laserscope Common Stock, Laserscope shall use its best efforts to have two nominees of HME elected to the Board. For so long after such anniversary as HME owns at least 600,000 shares of Laserscope Common Stock, Laserscope shall use its best efforts to have one nominee of HME elected to the Board, and Laserscope shall not increase, or ask its shareholders to increase, the number of directors beyond seven without the prior consent of HME.

                  (j) Issuances of Capital Stock: Prior to the Closing, Laserscope shall not without obtaining the prior written consent of HME: (A) issue and sell more than $3,000,000 of its capital stock (excluding sales upon exercise of employee, director or consultant stock options); (B) grant options to purchase more than 150,000 shares of Laserscope Common Stock to employees and directors of, and consultants to Laserscope; and (C) grant options to purchase more than one million shares of Laserscope Common Stock to employees and directors of, and consultants to Laserscope or HSI effective upon the Closing, not more than 200,000 of which shall be granted to Laserscope's executive officers listed in Laserscope's Form 10-K for the year ended December 31, 1995, or any of them.

                  (k) Registration Rights: At the Closing, Laserscope will grant to HME the registration rights set forth in the attached Exhibit 5(k).

         6. Closing Conditions: The obligations of Laserscope and HME to complete the transactions contemplated by this agreement are subject to the following conditions:

                  (a) Laserscope Closing Conditions:

                           (i) Laserscope shall have received shareholder
approval for the transactions contemplated by this agreement, including the issuance of Laserscope Common Stock to HME, in accordance with applicable law, and Laserscope shall use its best efforts to obtain such shareholder approval.

                           (ii) HME shall have delivered to Laserscope a
certificate signed by its General Manager that all obligations to be performed by HME have been performed and the representations and warranties of HME are still complete and correct as of the Closing.

                           (iii) HME shall have delivered to Laserscope an
opinion of its legal counsel in form reasonably acceptable to counsel for Laserscope.

                           (iv) HME shall have furnished to Laserscope a
properly executed "FIRPTA" certificate satisfying the requirements of Treasury Regulation Section 1.1445-2(c)(3) in form and substance reasonably satisfactory to Laserscope to the effect that the shares of HSI capital stock acquired hereunder do not constitute "United States real property interests" within the meaning of Section 897(c) of the Internal Revenue Code.

                           (v) Each of Laserscope and HME shall have obtained
the consent of any government authorities and third parties necessary for it to complete the transactions contemplated by this agreement.

         (b) HME Closing Conditions:

                  (i) Three representatives of HME shall have been elected to Laserscope's Board of Directors, with the total number of directors after such election being eight.

                  (ii) Laserscope shall have delivered to HME a certificate signed by its President that all obligations to be performed by Laserscope have been performed and the representations and warranties of Laserscope are still complete and correct as of the Closing.

                  (iii) Laserscope shall have delivered to HME an opinion of its legal counsel in form reasonably acceptable to counsel for HME.

                  (iv) Each of Laserscope and HME shall have obtained the consent of any government authorities and third parties necessary for it to complete the transactions contemplated by this agreement.

         7.       Closing:

                  (a) The closing of the transactions contemplated by this agreement ("Closing") shall take place on or before August 31, 1996 (the "Closing Date") at the offices of Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025, or at such other time, date or place as Laserscope and HME may agree.

                  (b) At the Closing, Laserscope and HME shall each provide to the other the payments, stock certificates and other closing documents listed in this agreement.

                  (c) This agreement may be terminated by either party if the other party has breached a material provision of this agreement and has not corrected such failure within thirty days after receipt of written notice describing such breach. Such termination shall not limit any remedies the nondefaulting party may have against the defaulting party for such breach. This agreement may also be terminated by either party in writing if every condition to Closing in Section 6 above is not either satisfied or waived, and Closing does not occur, by August 31, 1996.

         8.       General Provisions:

                  (a) This agreement shall be governed by the laws of California.

                  (b) This agreement represents the entire agreement between Laserscope and HME with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter (except for the Non-Disclosure Agreement).

                  (c) All notices pursuant to this agreement shall be in writing and shall be sent to the other party simultaneously by fax and air express at the address first set forth above or such other address as either party may from time to time notify the other, and shall be deemed effective upon receipt.

                  (d) Upon signing of this agreement Laserscope and HME will issue a joint press release in form satisfactory to each of them concerning their relationship.

                  (e) This agreement shall benefit and be binding upon the successors and assigns of Laserscope and HME.

                  (f) The representations and warranties of Laserscope and HME hereunder shall survive the Closing and for a period of one year thereafter.

                  (g) If either party claims that the other has made any breach, or disputes any claim under any indemnity, hereunder, it shall promptly provide the other party with a detailed written description of such alleged breach. Within fifteen days after receipt of such description by the other party, the President of Laserscope and the General Manager of HME shall meet in New York City or other mutually agreed location to attempt to resolve such claim. If such claim has not been resolved as of the conclusion of such meeting, either party may submit such claim for resolution by arbitration in Santa Clara County, California before a single arbitrator in accordance with the Rules of the American Arbitration Association (except that the rules of discovery set forth in the California Code of Civil Procedure shall apply in lieu of any in such Rules). The fees and expenses for such arbitrator shall be divided and paid equally by Laserscope and HME, but the prevailing party shall be entitled to recover its attorney's fees and other costs incurred in connection with the arbitration from the other party. The decision of the arbitrator with respect to such claim or claims shall be final and binding on Laserscope and HME without right of further appeal.

                  (h) References in this agreement to numbers of shares shall be adjusted to reflect any stock splits, reverse stock splits, combinations, reorganizations and similar transactions which Laserscope or HSI may experience.

LASERSCOPE                          HERAEUS MED GmbH


By: /s/ Robert V. McCormick                  By:  /s/ Thomas Ihlenfeldt
    -----------------------------                 ---------------------------

Name:   Robert V. McCormick                  Name:  Thomas Ihlenfeldt
       --------------------------                  --------------------------

Title: President & CEO                       Title: Managing Director
       --------------------------                  --------------------------

                                   EXHIBIT B

                       OPINION OF VON GEHR INTERNATIONAL

April 23, 1996

Board of Directors
Laserscope Surgical Systems
3052 Orchard Drive
San Jose, CA 95134-2011

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Laserscope Surgical Systems ("Laserscope") of the Common Stock and Cash consideration to be paid to Heraeus Medizintechnik GmbH ("Heraeus") for the common stock of Heraeus Surgical, Inc. And selected assets and liabilities of LDB ("HSI/LDB") in the merger transaction between Laserscope and Heraeus as set forth in the Agreement "Acquisition of Heraeus Laser Business" (the "Agreement") dated April 23, 1996.

     Von Gehr International, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and corporate partnering transactions.

     Von Gehr International is acting as financial advisor to Laserscope in connection with this merger transaction and will receive fees for various services in connection therewith.

     In arriving at our opinion, we have reviewed the Agreements and the financial and other information that was publicly available or furnished to us both by Laserscope and HSI/LDB. We also have reviewed certain internal financial reports and forecasts for HSI/LDB and for Laserscope prepared by their respective managements and have held discussions with members of the senior managements of HSI/LDB and Laserscope regarding the historic and current business operations and future prospects of their respective companies including their expectations for certain strategic benefits of the merger. In addition, we have compared certain financial information of HSI/LDB with those of various other companies engaged in businesses we considered comparable whose securities are traded in public markets, reviewed the overall risks presented by the combined business plan, reviewed prices paid in certain other similar business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     We have assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information regarding Laserscope and HSI/LDB which has been provided to us by the respective companies and their representatives. We did not make any independent evaluation of Laserscope of HSI/LDB assets or liabilities nor did we review any of their corporate records.

     Based on the foregoing and such other factors as we deem relevant, we are of the opinion as of the date hereof, that the consideration to be paid at closing consisting of, the issuance of 4,609,345 Laserscope Common Shares and payment of $2.0 million in cash in exchange for all of the outstanding Common Shares of HSI and the selected assets and liabilities of LDB is fair, from a financial point of view, to Laserscope s shareholders.

Sincerely yours,

/s/ Von Gehr International

Von Gehr International

                                   EXHIBIT C

                          SECTION 1300 ET SEQ. OF THE

                          CALIFORNIA CORPORATIONS CODE

                       CALIFORNIA GENERAL CORPORATION LAW

                                   CHAPTER 13

                               DISSENTERS' RIGHTS

1300. RIGHT TO REQUIRE PURCHASE "--DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (i) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (ii) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes the provisions of this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in clause (i) or (ii) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (i) were not voted in favor of the reorganization or, (ii) if described in clause (i) or (ii) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that clause (i) rather than clause (ii) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the record holder of dissenting shares and includes a transferee of record.

1301.  DEMAND FOR PURCHASE.

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

     1302. ENDORSEMENT OF SHARES. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision
(i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

     1303. AGREED PRICE -- TIME FOR PAYMENT.

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

     1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

     1305. APPRAISERS' REPORT -- PAYMENT -- COSTS.

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more then 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

     1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

     1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

     1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

     1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

     1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Section 1304 and 1305 shall be suspended until final determination of such litigation.

     1311. EXEMPT SHARES. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

     1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or shortform merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                   EXHIBIT D

                                1994 OPTION PLAN

                                                                       EXHIBIT D

                                   LASERSCOPE

                             1994 STOCK OPTION PLAN
                      (AS AMENDED THROUGH APRIL 22, 1996)

     1. Purposes of the Plan. The purposes of this Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Employees and Consultants of the Company and to promote the success of the Company's business.

     Options granted hereunder may be either Incentive Stock Options or Nonstatutory Stock Options, at the discretion of the Board and as reflected in the terms of the written option agreement.

     2. Definitions.  As used herein, the following definitions shall apply:

          (a) "Administrator" shall mean the Board or any of its Committees appointed pursuant to Section 4 of the Plan.

          (b) "Applicable Laws" shall have the meaning set forth in Section 4(a) below.

          (c) "Board" shall mean the Board of Directors of the Company.

          (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (e) "Committee" shall mean the Committee appointed by the Board of Directors in accordance with Section 4(a) below, if one is appointed.

          (f) "Common Stock" shall mean the Common Stock of the Company.

          (g) "Company" shall mean Laserscope, a California corporation.

          (h) "Consultant" shall mean any person who is engaged by the Company or any Parent or Subsidiary to render consulting services and is compensated for such consulting services, and any director of the Company whether compensated for such services or not; provided that the term Consultant shall not include directors who are not compensated for their services or are paid only a director's fee by the Company.

          (i) "Continuous Status as an Employee or Consultant" shall mean the absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Administrator; provided that such leave is guaranteed by contract or statute. For purposes of this Plan, a change in status from an Employee to a Consultant or from a Consultant to an Employee will not constitute a termination of employment.

          (j) "Director" shall mean a member of the Board.

          (k) "Employee" shall mean any person, including Named Executives, Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a director's fee by the Company shall not be sufficient to constitute "employment" by the Company.

          (l) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (m) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

             (i) If the Common Stock is listed on any established stock exchange or a national market system including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, its Fair Market Value shall be the closing sales price for such stock as quoted on such system on the date of determination (if for a given day no sales were reported, the closing bid on that day shall be used), as such price is reported in The Wall Street Journal or such other source as the Administrator deems reliable;

             (ii) If the Common Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the bid and asked prices for the Common Stock or;

             (iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

          (n) "Incentive Stock Option" shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

          (o) "Named Executive" shall mean any individual who, on the last day of the Company's fiscal year, is the chief executive officer of the Company (or is acting in such capacity) or among the four highest compensated officers of the Company (other than the chief executive officer). Such officer status shall be determined pursuant to the executive compensation disclosure rules under the Exchange Act.

          (p) "Nonstatutory Stock Option" shall mean an Option not intended to qualify as an Incentive Stock Option.

          (q) "Officer" shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (r) "Option" shall mean a stock option granted pursuant to the Plan.

          (s) "Optioned Stock" shall mean the Common Stock subject to an Option.

          (t) "Optionee" shall mean an Employee or Consultant who receives an Option.

          (u) "Parent" shall mean a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (v) "Plan" shall mean this 1994 Stock Option Plan.

          (w) "Rule 16b-3" shall mean Rule 16b-3 promulgated under the Exchange Act as the same may be amended from time to time, or any successor provision.

          (x) "Share" shall mean a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

          (y) "Subsidiary" shall mean a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

     3. Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of shares that may be optioned and sold under the Plan is 1,700,000 shares of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock.

     If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. Notwithstanding any other provision of the Plan, shares issued under the Plan and later repurchased by the Company shall not become available for future grant or sale under the Plan.

     4. Administration of the Plan.

          (a) Composition of Administrator.

             (i) Multiple Administrative Bodies. If permitted by Rule 16b-3 and by the legal requirements relating to the administration of incentive stock option plans, if any, of applicable securities laws and the Code (collectively, the "Applicable Laws"), the Plan may (but need not) be administered by different administrative bodies with respect to Directors, Officers who are not Directors and Employees who are neither Directors nor Officers.

             (ii) Administration with respect to Directors and Officers. With respect to grants of Options to Employees or Consultants who are also Officers or Directors of the Company, the Plan shall be administered by
        (A) the Board, if the Board may administer the Plan in compliance with Rule 16b-3 as it applies to a plan intended to qualify thereunder as a discretionary plan and Section 162(m) of the Code as it applies so as to qualify grants of Options to Named Executives as performance-based compensation, or (B) a Committee designated by the Board to administer the Plan, which Committee shall be constituted (I) in such a manner as to permit the Plan to comply with Rule 16b-3 as it applies to a plan intended to qualify thereunder as a discretionary plan, (II) in such a manner as to qualify grants of Options to Named Executives as performance-based compensation under Section 162(m) of the Code and
        (III) in such a manner as to satisfy the Applicable Laws.

             (iii) Administration with respect to Other Persons. With respect to grants of Options to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws.

             (iv) General. Once a Committee has been appointed pursuant to subsection (ii) or (iii) of this Section 4(a), such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of any Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies (however caused) and remove all members of a Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws and, in the case of a Committee appointed under subsection (ii), to the extent permitted by Rule 16b-3 as it applies to a plan intended to qualify thereunder as a discretionary plan, and to the extent required under Section 162(m) of the Code to qualify grants of Options to Named Executives as performance-based compensation.

          (b) Powers of the Administrator. Subject to the provisions of the Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

             (i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(m) of the Plan;

             (ii) to select the Employees and Consultants to whom Options may from time to time be granted hereunder;

             (iii) to determine whether and to what extent Options are granted hereunder;

             (iv) to determine the number of shares of Common Stock to be covered by each such award granted hereunder;

             (v) to approve forms of agreement for use under the Plan;

             (vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, the share price and any restriction or limitation, or any vesting acceleration or waiver of forfeiture restrictions regarding any Option and/or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator shall determine, in its sole discretion);

             (vii) to determine whether, to what extent and under what circumstances Common Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of the participant (including providing for and determining the amount, if any, of any deemed earnings on any deferred amount during any deferral period); and

             (viii) to reduce the exercise price of any Option to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option shall have declined since the date the Option was granted;

          (c) Effect of Administrator's Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees and any other holders of any Options.

     5. Eligibility.

          (a) Nonstatutory Stock Options may be granted only to Employees and Consultants. Incentive Stock Options may be granted only to Employees. An Employee or Consultant who has been granted an Option may, if he or she is otherwise eligible, be granted an additional Option or Options.

          (b) Each Option shall be designated in the written option agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options.

          (c) For purposes of Section 5(b), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

          (d) The Plan shall not confer upon any Optionee any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his or her right or the Company's right to terminate his or her employment or consulting relationship at any time, with or without cause.

     6. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company as described in Section 20 of the Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 16 of the Plan.

     7. Term of Option. The term of each Option shall be the term stated in the Option Agreement; provided, however, that in the case of an Incentive Stock Option, the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement. However, in the case of an Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

     8. Limitation on Grants to Employees. Subject to adjustment as provided in this Plan, the maximum number of Shares which may be granted under options to any Employee under this Plan for any fiscal year of the Company shall be 325,000.

     9. Option Exercise Price and Consideration.

          (a) The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

             (i) In the case of an Incentive Stock Option

                (A) granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant;

                (B) granted to any Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

             (ii) In the case of a Nonstatutory Stock Option

                (A) granted to a person who, at the time of the grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of the grant;

                (B) granted to a person who, at the time of the grant of such Option, is a Named Executive of the Company, the per share Exercise Price shall be no less than 100% of the Fair Market Value on the date of grant;

                (C) granted to any person other than a Named Executive, the per Share exercise price shall be no less than 50% of the Fair Market Value per Share on the date of grant.

          (b) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of (1) cash,
     (2) check, (3) promissory note, (4) other Shares that (x) in the case of Shares acquired upon exercise of an Option either have been owned by the Optionee for more than six months on the date of surrender or were not acquired, directly or indirectly, from the Company, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (5) authorization from the Company to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised, (6) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the exercise price, (7) delivery of an irrevocable subscription agreement for the Shares that irrevocably obligates the option holder to take and pay for the Shares not more than twelve months after the date of delivery of the subscription agreement, (8) any combination of the foregoing methods of payment, or (9) such other consideration and method of payment for the issuance of Shares to the extent permitted under Applicable Laws. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

     10. Exercise of Option.

          (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan.

          An Option may not be exercised for a fraction of a Share.

          An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 9(b) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 14 of the Plan.

          Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

          (b) Termination of Status as an Employee or Consultant. In the event of termination of an Optionee's Continuous Status as an Employee or Consultant, such Optionee may, but only within thirty (30) days (or such other period of time, not exceeding three (3) months as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) after the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination. To the extent that the Optionee was not entitled to exercise the Option at the date of such termination, or if the optionee does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.

          (c) Disability of Optionee. Notwithstanding the provisions of Section 10(b) above, in the event of termination of an Optionee's Continuous Status as an Employee or Consultant as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Code), he or she may, but only within six (6) months (or such other period of time not exceeding twelve (12) months as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) from the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent he or she was entitled to exercise it at the date of such termination. To the extent that he or she was not entitled to exercise the Option at the date of termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

          (d) Death of Optionee.  In the event of the death of an Optionee:

             (i) during the term of the Option who is at the time of his death an Employee or Consultant of the Company and who shall have been in Continuous Status as an Employee or Consultant since the date of grant of the Option, the Option may be exercised, at any time within six (6) months (or such other period of time, not exceeding twelve (12) months, as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Status as an Employee or Consultant six (6) months (or such other period of time as is determined by the Administrator as provided above) after the date of death, subject to the limitation set forth in Section 5(b); or

             (ii) within three (3) months (or such other period of time not exceeding three (3) months as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) after the termination of Continuous Status as an Employee or Consultant, the Option may be exercised, at any time within six (6) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

          (e) Rule 16b-3. Options granted to persons subject to Section 16(b) of the Exchange Act must comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

     11. Withholding Taxes. As a condition to the exercise of Options granted hereunder, the Optionee shall make such arrangements as the Administrator may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the exercise, receipt or vesting of such Option. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

     12. Stock Withholding to Satisfy Withholding Tax Obligations. At the discretion of the Administrator, Optionees may satisfy withholding obligations as provided in this paragraph. When an Optionee incurs tax liability in connection with an Option which tax liability is subject to tax withholding under applicable tax laws, and the Optionee is obligated to pay the Company an amount required to be withheld under applicable tax laws, the Optionee may satisfy the withholding tax obligation by one or some combination of the following methods: (a) by cash payment, or (b) out of Optionee's current compensation, (c) if permitted by the Administrator, in its discretion, by surrendering to the Company Shares that (i) in the case of Shares previously acquired from the Company, have been owned by the Optionee for more than six months on the date of surrender, and (ii) have a fair market value on the date of surrender equal to or less than Optionee's marginal tax rate times the ordinary income recognized, or (d) by electing to have the Company withhold from the Shares to be issued upon exercise of the Option that number of Shares having a fair market value equal to the amount required to be withheld. For this purpose, the fair market value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined (the "Tax Date").

     Any surrender by an Officer or Director of previously owned Shares to satisfy tax withholding obligations arising upon exercise of this Option must comply with the applicable provisions of Rule 16b-3 and shall be subject to such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

     All elections by an Optionee to have Shares withheld to satisfy tax withholding obligations shall be made in writing in a form acceptable to the Administrator and shall be subject to the following restrictions:

          (a) the election must be made on or prior to the applicable Tax Date;

          (b) once made, the election shall be irrevocable as to the particular Shares of the Option as to which the election is made;

          (c) all elections shall be subject to the consent or disapproval of the Administrator;

          (d) if the Optionee is an Officer or Director, the election must comply with the applicable provisions of Rule 16b-3 and shall be subject to such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

     In the event the election to have Shares withheld is made by an Optionee and the Tax Date is deferred under Section 83 of the Code because no election is filed under Section 83(b) of the Code, the Optionee shall receive the full number of Shares with respect to which the Option is exercised but such Optionee shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.

     13. Non-Transferability of Options. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a beneficiary by an Optionee will not constitute a transfer. An Option may be exercised, during the lifetime of the Optionee, only by the Optionee or a transferee permitted by this Section 13.

     14. Adjustments Upon Changes in Capitalization or Merger. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option, the number of shares of Common Stock that have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, the maximum number of shares of Common Stock for which Options may be granted to any employee under Section 8 of the Plan, and the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

     In the event of the proposed dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. The Administrator may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Administrator and give each Optionee the right to exercise his or her Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Optionee shall have the right to exercise the Option as to some or all of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. If the Administrator makes an Option exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee that the Option shall be exercisable for a period of thirty (30) days from the date of such notice, and the Option will terminate upon the expiration of such period.

     15. Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or such other date as is determined by the Administrator. Notice of the determination shall be given to each Employee or Consultant to whom an Option is so granted within a reasonable time after the date of such grant.

     16. Amendment and Termination of the Plan.

          (a) Amendment and Termination. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable; provided that, the following revisions or amendments shall require approval of the shareholders of the Company in the manner described in Section 20 of the Plan:

             (i) any increase in the number of Shares subject to the Plan, other than in connection with an adjustment under Section 14 of the Plan;

             (ii) any change in the designation of the class of persons eligible to be granted Options;

             (iii) any change in the limitation on grants to employees as described in Section 8 of the Plan or other changes which would require shareholder approval to qualify Options granted hereunder as performance-based compensation under Section 162(m) of the Code; or

             (iv) if the Company has a class of equity securities registered under Section 12 of the Exchange Act at the time of such revision or amendment, any material increase in the benefits accruing to participants under the Plan.

          (b) Shareholder Approval. If any amendment requiring shareholder approval under Section 13(a) of the Plan is made subsequent to the first registration of any class of equity securities by the Company under Section 12 of the Exchange Act, such shareholder approval shall be solicited as described in Section 20 of the Plan.

          (c) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.

     17. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

     18. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     19. Option Agreement. Options shall be evidenced by written option agreements in such form as the Board shall approve.

     20. Shareholder Approval.

          (a) Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and state law.

          (b) In the event that the Company registers any class of equity securities pursuant to Section 12 of the Exchange Act, any required approval of the shareholders of the Company obtained after such registration shall be solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

          (c) If any required approval by the shareholders of the Plan itself or of any amendment thereto is solicited at any time otherwise than in the manner described in Section 20(b) hereof, then the Company shall, at or prior to the first annual meeting of shareholders held subsequent to the later of (1) the first registration of any class of equity securities of the Company under Section 12 of the Exchange Act or (2) the granting of an Option hereunder to an Officer or Director after such registration, do the following:

             (i) furnish in writing to the holders entitled to vote for the Plan substantially the same information that would be required (if proxies to be voted with respect to approval or disapproval of the Plan or amendment were then being solicited) by the rules and regulations in effect under Section 14(a) of the Exchange Act at the time such information is furnished; and

             (ii) file with, or mail for filing to, the Securities and Exchange Commission four copies of the written information referred to in subsection (i) hereof not later than the date on which such information is first sent or given to shareholders.

     21. Information to Optionees. The Company shall provide to each Optionee, during the period for which such Optionee has one or more Options outstanding, copies of all annual reports and other information which are provided to all shareholders of the Company.

                                   EXHIBIT E

                             DIRECTOR'S OPTION PLAN

                                                                       EXHIBIT E

                                   LASERSCOPE

                       1995 DIRECTORS' STOCK OPTION PLAN

     1. Purposes of the Plan. The purposes of this Directors' Stock Option Plan are to attract and retain the best available personnel for service as Directors of the Company, to provide additional incentive to the Outside Directors of the Company to serve as Directors, and to encourage their continued service on the Board.

     All options granted hereunder shall be "nonstatutory stock options".

     2. Definitions.  As used herein, the following definitions shall apply:

          (a) "Board" shall mean the Board of Directors of the Company.

          (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (c) "Common Stock" shall mean the Common Stock of the Company.

          (d) "Company" shall mean Laserscope, a California corporation.

          (e) "Continuous Status as a Director" shall mean the absence of any interruption or termination of service as a Director.

          (f) "Director" shall mean a member of the Board.

          (g) "Employee" shall mean any person, including officers and directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a director's fee by the Company to a Director shall not be sufficient in and of itself to constitute "employment" by the Company.

          (h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (i) "Option" shall mean a stock option granted pursuant to the Plan. All options shall be nonstatutory stock options (i.e., options that are not intended to qualify as incentive stock options under Section 422 of the
     Code).

          (j) "Optioned Stock" shall mean the Common Stock subject to an Option.

          (k) "Optionee" shall mean an Outside Director who receives an Option.

          (l) "Outside Director" shall mean a Director who is not an Employee or an affiliate of a shareholder owning ten percent (10%) or more of the voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, or an employee or consultant of, or a service provider to, such shareholder or any of its affiliates.

          (m) "Parent" shall mean a "parent corporation", whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (n) "Plan" shall mean this 1995 Directors' Stock Option Plan.

          (o) "Share" shall mean a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

          (p) "Subsidiary" shall mean a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

     3. Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 300,000 Shares (the "Pool") of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock.

     If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. If Shares which were acquired upon exercise of an Option are subsequently repurchased by the Company, such Shares shall not in any event be returned to the Plan and shall not become available for future grant under the Plan.

     4. Administration of and Grants of Options under the Plan.

          (a) Administrator. Except as otherwise required herein, the Plan shall be administered by the Board.

          (b) Procedure for Grants. All grants of Options hereunder shall be automatic and nondiscretionary and shall be made strictly in accordance with the following provisions:

             (i) No person shall have any discretion to select which Outside Directors shall be granted Options or to determine the number of Shares to be covered by Options granted to Outside Directors.

             (ii) Each Outside Director shall be automatically granted an Option to purchase Shares as follows: (A) with respect to persons who are Outside Directors on the effective date of this Plan, as determined in accordance with Section 6 hereof, 45,000 Shares on such effective date, and (B) with respect to any other person, 45,000 Shares on the date on which such person first becomes an Outside Director, whether through election by the shareholders of the Company or appointment by the Board of Directors to fill a vacancy.

             (iii) Notwithstanding the provisions of subsection (ii) hereof, in the event that a grant would cause the number of Shares subject to outstanding Options plus the number of Shares previously purchased upon exercise of Options to exceed the Pool, then each such automatic grant shall be for that number of Shares determined by dividing the total number of Shares remaining available for grant by the number of Outside Directors receiving an Option on such date on the automatic grant date. Any further grants shall then be deferred until such time, if any, as additional Shares become available for grant under the Plan through action of the shareholders to increase the number of Shares which may be issued under the Plan or through cancellation or expiration of Options previously granted hereunder.

             (iv) Notwithstanding the provisions of subsection (ii) hereof, any grant of an Option made before the Company has obtained shareholder approval of the Plan in accordance with Section 17 hereof shall be conditioned upon obtaining such shareholder approval of the Plan in accordance with Section 17 hereof.

             (vi) The terms of each Option granted hereunder shall be as follows:

                (1) the Option shall be exercisable only while the Outside Director remains a Director of the Company, except as set forth in
           Section 9 hereof.

                (2) the exercise price per Share shall be 100% of the fair market value per Share on the date of grant of the Option, determined in accordance with Section 8 hereof.

                (3) the Option shall become exercisable in installments cumulatively as to 1/36 of the Shares subject to the Option on each monthly anniversary of the date of grant of the Option.

             (c) Powers of the Board. Subject to the provisions and restrictions of the Plan, the Board shall have the authority, in its discretion: (i) to determine, upon review of relevant information and in accordance with Section 8(b) of the Plan, the fair market value of the Common Stock; (ii) to determine the exercise price per share of Options to be granted, which exercise price shall be determined in accordance with Section 8(a) of the Plan; (iii) to interpret the Plan; (iv) to prescribe, amend and rescind rules and regulations relating to the Plan;
        (v) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted hereunder; and (vi) to make all other determinations deemed necessary or advisable for the administration of the Plan.

             (d) Effect of Board's Decision. All decisions, determinations and interpretations of the Board shall be final and binding on all Optionees and any other holders of any Options granted under the Plan.

             (e) Suspension or Termination of Option. If the President or his or her designee reasonably believes that an Optionee has committed an act of misconduct, the President may suspend the Optionee's right to exercise any option pending a determination by the Board of Directors (excluding the Outside Director accused of such misconduct). If the Board of Directors (excluding the Outside Director accused of such misconduct) determines an Optionee has committed an act of embezzlement, fraud, dishonesty, nonpayment of an obligation owed to the Company, breach of fiduciary duty or deliberate disregard of the Company rules resulting in loss, damage or injury to the Company, or if an Optionee makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces any Company customer to breach a contract with the Company or induces any principal for whom the Company acts as agent to terminate such agency relationship, neither the Optionee nor his or her estate shall be entitled to exercise any option whatsoever. In making such determination, the Board of Directors (excluding the Outside Director accused of such misconduct) shall act fairly and shall give the Optionee an opportunity to appear and present evidence on Optionee's behalf at a hearing before the Board or a committee of the Board.

     5. Eligibility. Options may be granted only to Outside Directors. All Options shall be automatically granted in accordance with the terms set forth in
Section 4(b) hereof. An Outside Director who has been granted an Option may, if he or she is otherwise eligible, be granted an additional Option or Options in accordance with such provisions.

     The Plan shall not confer upon any Optionee any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate his or her directorship at any time.

     6. Term of Plan; Effective Date. The Plan shall become effective on the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect for a term of ten
(10) years unless sooner terminated under Section 13 of the Plan.

     7. Term of Options. The term of each Option shall be ten (10) years from the date of grant thereof.

     8. Exercise Price and Consideration.

          (a) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be 100% of the fair market value per Share on the date of grant of the Option.

          (b) Fair Market Value. The fair market value shall be determined by the Board; provided, however, that where there is a public market for the Common Stock, the fair market value per Share shall be the mean of the bid and asked prices of the Common Stock in the over-the-counter market on the date of grant, as reported in The Wall Street Journal (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation System ("Nasdaq") or, in the event the Common Stock is traded on the Nasdaq National Market or listed on a stock exchange, the fair market value per Share shall be the closing price on such system or exchange on the date of grant of the Option, as reported in The Wall Street Journal.

          (c) Form of Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option shall consist entirely of cash, check, other Shares of Common Stock having a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised (which, if acquired from the Company, shall have been held for at least six months), or any combination of such methods of payment and/or any other consideration or method of payment as shall be permitted under applicable corporate law.

     9. Exercise of Option.

          (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable at such times as are set forth in
     Section 4(b) hereof; provided, however, that no Options shall be exercisable prior to shareholder approval of the Plan in accordance with
     Section 17 hereof has been obtained.

          An Option may not be exercised for a fraction of a Share.

          An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may consist of any consideration and method of payment allowable under Section 8(c) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. A share certificate for the number of Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.

          Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

          (b) Termination of Status as a Director. If an Outside Director ceases to serve as a Director, he or she may, but only within three (3) months after the date he or she ceases to be a Director of the Company, exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination. Notwithstanding the foregoing, in no event may the Option be exercised after its term set forth in Section 7 has expired. To the extent that such Outside Director was not entitled to exercise an Option at the date of such termination, or does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.

          (c) Disability of Optionee. Notwithstanding Section 9(b) above, in the event a Director is unable to continue his or her service as a Director with the Company as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Internal Revenue Code), he or she may, but only within six (6) months from the date of such termination, exercise his or her Option to the extent he or she was entitled to exercise it at the date of such termination. Notwithstanding the foregoing, in no event may the Option be exercised after its term set forth in Section 7 has expired. To the extent that he or she was not entitled to exercise the Option at the date of termination, or if he or she does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.

          (d) Death of Optionee. In the event of the death of an Optionee during the term of the Option who is, at the time of his or her death, a Director of the Company and who shall have been in Continuous Status as a Director since the date of grant of the Option, the Option may be exercised, at any time within six (6) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Optionee was entitled to exercise the Option at the date of death. Notwithstanding the foregoing, in no event may the Option be exercised after its term set forth in Section 7 has expired.

     10. Nontransferability of Options. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution or pursuant to a qualified domestic relations order (as defined by the Code or the rules thereunder). The designation of a beneficiary by an Optionee does not constitute a transfer. An Option may be exercised during the lifetime of an Optionee only by the Optionee or a transferee permitted by this Section.

     11. Adjustments Upon Changes in Capitalization; Corporate Transactions.

          (a) Adjustment. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option and the number of shares of Common Stock to be granted under the provisions set forth in Section 4, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

          (b) Corporate Transactions. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company's assets, (iii) a merger or consolidation in which the Company is not the surviving corporation, or (iv) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, the Company shall give to the Eligible Director, at the time of adoption of the plan for liquidation, dissolution, sale, merger, consolidation or reorganization, either a reasonable time thereafter within which to exercise the Option, including Shares as to which the Option would not be otherwise exercisable, prior to the effectiveness of such liquidation, dissolution, sale, merger, consolidation or reorganization, at the end of which time the Option shall terminate, or the right to exercise the Option, including Shares as to which the Option would not be otherwise exercisable (or receive a substitute option with comparable terms), as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such liquidation, dissolution, sale, merger, consolidation or reorganization.

     12. Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date determined in accordance with Section 4(b) hereof. Notice of the determination shall be given to each Outside Director to whom an Option is so granted within a reasonable time after the date of such grant.

     13. Amendment and Termination of the Plan.

          (a) Amendment and Termination. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable; provided that, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act (or any other applicable law or regulation), the Company shall obtain approval of the shareholders of the Company to Plan amendments to the extent and in the manner required by such law or regulation. Notwithstanding the foregoing, the provisions set forth in
     Section 4 of this Plan (and any other Sections of this Plan that affect the formula award terms required to be specified in this Plan by Rule 16b-3) shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

          (b) Effect of Amendment or Termination. Any such amendment or termination of the Plan that would impair the rights of any Optionee shall not affect Options already granted to such Optionee and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.

     14. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

     15. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     16. Option Agreement. Options shall be evidenced by written option agreements in such form as the Board shall approve.

     17. Shareholder Approval. Continuance of the Plan shall be subject to approval by the shareholders of the Company at or prior to a meeting of the shareholders held within one year of its adoption by the Board. If such shareholder approval is obtained at a duly held shareholders' meeting, it may be obtained by the affirmative vote of the holders of a majority of the outstanding shares of the Company present or represented and entitled to vote thereon. If such shareholder approval is obtained by written consent, it may be obtained by the written consent of the holders of a majority of the outstanding shares of the Company. Options may be granted, but not exercised, before such shareholder approval.

                                   EXHIBIT F

                    LASERSCOPE ANNUAL REPORT ON FORM 10-K/A
                    FOR FISCAL YEAR ENDED DECEMBER 31, 1995

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             -------------------------------------------------------

                                   FORM 10-K/A

/X/ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                 For the Fiscal Year Ended December 31, 1995, or

/ / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

                   For the Transition period from ___ to ___.

                         Commission file number: 0-18053
                                   LASERSCOPE
             (Exact name of Registrant as specified in its charter)

            California                                        77-0049527
   (State or other jurisdiction of                         (I.R.S. Employer
    incorporation or organization)                        Identification No.)

               3052 Orchard Drive San Jose, California 95134-2011
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (408) 943-0636

                             ----------------------

        Securities registered pursuant to Section 12(b) of the Act: None

           Securities registered pursuant to Section 12(g) of the Act:
                           Common Stock, no par value
                          Common Share Purchase Rights

                             ----------------------

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES X NO
                                       ---    ---

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. /X/

The aggregate market value of the voting stock held by non-affiliates of the Registrant was approximately $23,648,000 as of March 20, 1996, based upon the closing sale price on the NASDAQ National Market System reported for such date. Shares of Common Stock held by each officer and director and by each person who owns 5% of more of the outstanding Common Stock have been excluded in that such persons may be deemed to be affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

There were 7,060,634 shares of Registrant's Common Stock issued and outstanding as of March 20, 1996.

         The undersigned Registrant hereby amends and restates its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as set forth below.

                             INTRODUCTORY STATEMENT

Except for the historical information contained in this Annual Report on Form 10-K, the matters discussed herein are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. Factors that could cause actual results to differ materially include, but are not limited to, the timing of orders and shipments, the timely development and market acceptance of new products and surgical procedures, the impact of competitive products and pricing, the Company's ability to further expand into international markets, public policy relating to health care reform in the United States and other countries, approval of its products by government agencies such as the United States Food and Drug Administration, and other risks detailed below and included from time to time in the Company's other SEC reports and press releases, copies of which are available from the Company upon request. The Company assumes no obligation to update any forward-looking statements contained herein.

References made in this Annual Report on Form 10-K to "Laserscope," the "Company" or the "Registrant" refer to Laserscope and its subsidiaries. The following Laserscope trademarks are mentioned in this Annual Report: Laserscope, Dermastat, KTP/532 and Microbeam, registered trademarks of the Company; and Endostat, KTP/YAG, Microstat, KTP Disc Kit, Laparostat, SpineStat, ADD, ADDStat, LDD, Orion, Aura, SmartScan and StarPulse trademarks of the Company. Hexascan is a trademark of Prein and Partners. Photofrin is a registered trademark of American Cyanamid Company.

                                     PART I

ITEM 1.  BUSINESS

Laserscope(R) designs, manufactures and markets on a worldwide basis surgical, dermatologic and therapeutic laser systems and related surgical instrumentation and disposable supplies and accessories. The Company's laser systems employ laser technology based on potassium titanyl phosphate (KTP) crystalline material and enable the physician to cut, coagulate and vaporize tissue in a wide variety of applications and procedures. The Company's laser systems also enable the surgeon to operate in contact or in near-contact with tissue, depending on the desired surgical effect. Laserscope's laser systems are especially well suited for minimally invasive surgery, which reduces bleeding, postoperative pain and recovery time as compared to conventional surgery.

The Company shipped its first KTP/532(R) Surgical Laser System in 1984. In 1989, the Company introduced the KTP/YAG(TM) laser system combining its KTP laser with an additional module that allows the physician to choose between the KTP wavelength of 532 nanometers and the neodymium yttrium-aluminum garnet (Nd:YAG) wavelength of 1,064 nanometers. The surgeon can select the KTP beam for precise surgical effects with minimal damage to surrounding tissue or for microscopic applications. Simply by pressing a button, the surgeon can switch virtually instantaneously to the Nd:YAG beam for increased coagulation and greater tissue penetration when desired. In 1991, the Company introduced the "XP" module that permits the laser systems to generate higher levels of laser energy. In 1994, the Company introduced the "Orion(TM)" models of its KTP/532 and KTP/ YAG lasers. The Orions are smaller, lower priced, lower power versions of its KTP/532 and KTP/YAG lasers designed primarily for physician office applications and the international marketplace. In 1995, the Company introduce the "Aura(TM)" models of its KTP/532 lasers. The Aura is a compact, desk top size laser designed for use in the offices of dermatologists, aesthetic and ear nose and throat surgeons. The Company's laser systems are modular in nature and can be upgraded to provide additional functionality and value to the customer.

The Company's photodynamic therapy (PDT) dye laser module is currently used in conjunction with its KTP/532 system to deliver specific wavelengths to activate photosensitizing drugs in the treatment of advanced esophageal cancer. This investigational modality has received limited regulatory approval in Canada, Europe, Japan, and the United States. The process to obtain additional approvals may take several years and there is no assurance that the approvals will ever be granted

Laserscope markets its products in the United States to hospitals, outpatient surgical clinics and individual physician offices exclusively through its direct sales force. The Company has established direct marketing and support subsidiaries in the United Kingdom and in France, and has established distributor relationships in several other countries. From inception through December 31, 1995, the Company has sold approximately 1,600 laser systems.

SURGICAL LASER DEVELOPMENT

In recent years, cost containment and quality of care in the health care industry have become increasingly important issues among health care providers and government and private payers. These issues have been especially important in surgery, leading to development and increased use of new techniques and technologies. The result has been more efficient surgical procedures, greater use of outpatient surgery, reduced hospital confinement and reduced time away from the workplace.

The Company believes that these trends have created increased opportunities for the use of laser surgery, especially in connection with less invasive, less traumatic surgical procedures. These procedures include endoscopy and laparoscopy, in which a small-diameter tube and an optical instrument are inserted into the body through natural openings or small incisions. When used in laser surgery, an optical fiber delivers the laser energy through the endoscope to cut, coagulate or vaporize tissue. Endoscopic surgery is replacing certain conventional open surgical procedures, which more often entail general anesthesia, an extended hospital stay, extended time away from work and the greater risks attendant to blood loss.

Certain types of lasers can also be used in microsurgery, in which a microscope is used to view the surgical field. With a device known as a micromanipulator, the laser beam can be focused and controlled more precisely than conventional surgical instruments.

The Company believes that lasers are currently used only in a small percentage of those procedures in which they may provide an advantage over conventional methods. Although surgeons practicing in certain specialties, such as gynecology, otolaryngology, urology, dermatology and ophthalmology, have adopted lasers for many procedures, other specialties such as general surgery, aesthetic surgery, orthopaedic and disk surgery may offer great potential but have not been developed fully. Adoption increased in 1990 in general surgery principally for laparoscopic cholecystectomy (gall bladder removal). During 1991, however, many physicians who had initially used lasers for laparoscopic general surgery reverted to conventional surgical tools and laser use for these applications declined. The Company believes that the past limitations of medical laser technology the lack of clinical training and the high cost of lasers are among the factors that have prevented widespread acceptance of laser surgery to date. To the extent that sufficient potential customers do not adopt lasers for use in surgical applications or do not accept the Company's laser products for those applications, a broad market for the Company's laser products may not develop.

In 1993 the Company began to explore the use of KTP/532 in the areas dermatology and aesthetic surgery. These practitioners perform their services principally in a non-hospital environment and deal with clientele who are direct payers. This market has shown historical growth and could provide opportunities for the Company provided its products are accepted. The Company's Orion and Aura systems were specifically designed for this market.

In the 1960's and 1970's, argon gas lasers were adopted for ophthalmic and dermatological procedures. In the 1980's, carbon dioxide (C02) lasers were employed in surgery and they are currently used in a wide variety of procedures.

Lasers using neodymium yttrium-aluminum garnet (Nd:YAG) crystals were introduced to the surgical laser market in the early 1980's. While the Nd:YAG beam may be delivered through an optical fiber and is very effective for endoscopic coagulation, it cannot be used safely for cutting and vaporizing because it may penetrate too deeply. In an attempt to address this critical limitation, sapphire tips have been developed that can be attached to the end of the optical fiber. Nd:YAG lasers can also be used with sharpened, or sculptured fibers. These fibers are brought to a sharp point.

Laserscope has developed a surgical laser system that it believes overcomes many limitations of previous systems. The Company's system can effectively cut, coagulate and vaporize tissue, and was developed specifically for use in surgery. The wavelength of the Laserscope KTP/532 laser (532 nanometers) can be used in a dry field or a fluid environment; therefore, it is well suited for most surgical procedures. The beam is visible, which allows for precise aiming, and may be delivered fiberoptically through an endoscope with a handpiece, with a micromanipulator or with a specialized dermatology scanner. The KTP beam can be used in contact or in near-contact with tissue. Further, these systems can optionally be equipped with Nd:YAG capability to enhance coagulation and tissue penetration where appropriate. The Company believes that these factors provide a high degree of versatility and clinical utility to customers.

PHOTODYNAMIC THERAPY (PDT)

Photodynamic therapy is a diagnostic and treatment modality which utilizes a drug which is photoactivated by laser irradiation. Patients are injected with a photosensitizing drug. A period of 24 to 72 hours elapses to allow time for absorption of the drug by malignant tissues or other abnormal cells and elimination of the drug from normal tissues and blood serum. Tumor tissue or serum products are then exposed directly to laser light for the purpose of detecting or destroying abnormal cells. This treatment modality has the advantage of displaying some degree of selectivity in killing abnormal cells.

Photodynamic therapy has been under investigation for over ten years. However, recently, a number of drug companies in North America and Europe have intensified their efforts to obtain regulatory clearances for this treatment modality which have been granted for limited applications in the United States, Canada, Europe and Japan. In February 1994, the Company entered into a cooperative distribution, development and marketing agreement with QLT Therapeutics, Inc. (formerly QuadraLogic Technologies, Inc.) of Vancouver, Canada, a leader in photosensitizer drug development for PDT.

LASERSCOPE PRODUCTS

The Company operates in one business segment, the medical systems business. The Company develops, manufactures, markets and supports surgical lasers and other surgical systems, related instrumentation and disposable supplies. The Company markets its products in the United States to hospitals, outpatient surgical clinics and individual physician offices exclusively through its direct sales force. The Company has established direct marketing and support subsidiaries in the United Kingdom and France, and has established distributor relationships in several other countries. Laserscope sells both KTP/532 and YAG/1064 Surgical Laser Systems and also the dual wavelength KTP/YAG Surgical Laser System, which provides both KTP and Nd:YAG wavelength capability in a single system. All these systems are mobile and are designed to be modular and upgradeable in nature. The Company's base systems are the KTP/532 fiber optic laser that delivers KTP laser energy through a disposable fiber optic and the YAG/1064 laser that provides similar capability with the Nd:Yag wavelength. Additional modules are also available. First, dual wavelength capability may be added to provide a KTP/YAG Surgical Laser System. Second, alternative nonfiber optic delivery capability may be added to enable laser energy to be delivered through a microscope adapter (for use primarily in ear, nose and throat applications and neurosurgery), or through either a Dermastat(R) or Hexascan(TM) delivery system (for use in dermatology). Third, higher laser power is available through the 'XP' module introduced in 1991. The Orion models of the Company's KTP/532 and KTP/YAG Surgical Laser Systems, which are available in two power levels, and the Aura models of the Company's KTP/532 Surgical Laser Systems are lower priced, lower maximum power capability units which have similar features to the higher powered systems and also include the ability to employ the Company's SmartScan(TM) scanning device with StarPulse(TM) for dermatological applications. The Series 600 Dye Laser Module, which is pumped by the KTP/532 laser system was introduced in 1992 for applications in photodynamic therapy. This system provides the highest powers currently available for the photoactivation of PDT drugs.

The Company also sells a line of delivery systems, disposable supplies, instrumentation and other accessories. As the Company's installed base of Surgical Laser Systems has continued to increase, revenue from sales of these items has become an increasingly important component of the Company's overall business.

The Company's KTP/532 Surgical Laser System utilizes a KTP crystal to produce a high-power visible green surgical beam. Delivered through an optical fiber, this beam can cut, coagulate or vaporize by adjusting the power, spot size and proximity to the tissue. The system can be used either in direct contact or in near-contact with tissue with the Company's disposable Endostat(TM) fibers. The system can also be used in contact with tissue with the Company's Disposable Sculptured Endostat fibers. The KTP/532 laser offers a high degree of surgical precision. Target accuracy and exact spot size allow for minimal disruption of normal tissue. In addition, the beam is highly absorbed in blood and pigment, but passes safely through clear fluids, allowing surgery in most areas of the body.

The KTP/532 system may be used with either a hand-held fiberoptic delivery system, an endoscopic delivery system for minimally invasive surgery, with a special microscopic adapter for microscopic surgery, with a scanning device for use in dermatology or, with procedure-specific kits such as the KTP Disc Kit(TM) and the Angled Delivery Device (ADD(TM)). The computerized laser system includes a video display that provides instruction during each step of setup and laser operation. The KTP/532 laser is field upgradeable so that new software and delivery devices can be added easily to meet users' needs. In addition, current models of the KTP/532 system are based on a modular design approach that allows them to be upgraded in the field to include Nd:YAG capability and/or to provide higher power levels.

In 1989, the Company began shipping the KTP/YAG dual wavelength laser system, consisting of the KTP/532 Surgical Laser System and an additional Nd:YAG module that allows the physician, using the same optical fiber, to switch between the KTP wavelength and the Nd:YAG wavelength simply by pressing a button. The KTP/532 wavelength can be selected for procedures requiring precise surgical effects with minimal damage to surrounding tissue or microscopic applications. The Nd:YAG beam can be used to provide superior coagulation effects and greater tissue penetration when appropriate. The selected wavelength is indicated clearly on the video display.

Laserscope offers a broad line of surgical instrumentation, disposables, kits and other accessories for use with its surgical laser systems. These include disposable fibers, disposable sculptured fibers, disposable coaxial fibers, handpieces, microscope adapters, eye safety filters, safety glasses and goggles, smoke evacuators and related disposable supplies, irrigation and aspiration devices, a procedure-specific kit for lumbar disc decompression and the Hexascan and Smartscan scanners for controlled laser delivery in dermatology.

In 1992, the Company introduced a product called the Angled Delivery Device (ADD(TM)). The ADD product is used to deliver KTP or YAG laser energy at an angle, making it ideal for cutting, coagulation and vaporizing tissue in difficult to reach cylindrical cavities. In 1994, the Company introduced the next generation ADDStat(TM) which is more flexible than the ADD, allowing the surgeon greater ease of use. These devices have applications in urology as well as other specialties.

The Company's disposable Endostat optical fibers are available in different lengths and diameters for different surgical applications and preferences. The Company's wide variety of Microstat(TM) handpieces, which are used to hold and aim the optical fiber, give the surgeon the feel of a traditional surgical tool. When used in contact with body tissue, they provide tactile feedback similar to conventional surgery.

APPLICATIONS

Through December 31, 1995, the Company had obtained marketing clearances from the U.S. Food and Drug Administration (FDA) through the Premarket Notification (510(K)) process for its KTP/532 Surgical Laser System for a broad range of applications in dermatology, plastic surgery, ear, nose, and throat surgery, gastroenterology, general surgery, thoracic surgery, gynecology, neurosurgery, ophthalmology, urology, and disc surgery. In all cases, the clearance applies to both the base KTP/532 system and the "XP" module.

Laserscope's Nd:YAG module has marketing clearances for coagulating and vaporizing in contact or non-contact with tissue for applications in gynecology, ear, nose and throat surgery, urology, neurosurgery, gastroenterology, general surgery, dermatology, plastic surgery, orthopedic surgery, thoracic surgery, oculoplastics and pulmonary surgery.

Laserscope's 600 Series Dye Module has been cleared in Canada for use with Photofrin(R) for treatment of recurrent superficial papillary bladder cancer and in the Netherlands for use with Photofrin for treatment of esophageal and lung cancer and in the United States for the palliation of esophageal cancer. It is under investigation for other applications and the Company is seeking further regulatory approvals in the United States, other European countries and Japan.

Laserscope believes that increased awareness of both the benefits of laser surgery and the drawbacks of conventional surgery is one of the most important factors in expanding the market for its laser and laser-based products. As a result, the Company has designed its marketing and sales strategy around a strong educational effort to promote awareness of the versatility, safety and cost-effectiveness of its surgical laser systems.

Laserscope promotes its products through trade shows and exhibits covering most of the surgical specialties, medical journal advertising and direct mailings. The Company supports and participates in a substantial number of workshops and seminars. The workshops usually include a demonstration of the Company's laser systems and provide surgeons with direct experience using the Company's products. Another important source of product promotion comes from referrals within the medical community.

Laserscope markets its products to large teaching hospitals, small community hospitals, free-standing outpatient surgery centers and individual physician offices throughout the United States. The Company concentrates its marketing efforts for its laser products on high volume surgical procedures where conventional surgical techniques can be readily replaced by laser surgery. As with many types of advanced medical equipment, the sales cycle for the Company's laser systems is relatively long, frequently lasting several months from initial sales call to receipt of a purchase order. In the case of hospitals, the decision to purchase the Company's laser systems is typically made by a committee consisting of health care professionals and hospital administrators. This decision process makes breadth of applications and versatility of products important issues.

The Company's U.S. sales efforts are managed by the Vice President of Marketing and Sales. The sales organization includes a laser sales force that addresses the hospital-based market and the office based dermatology/plastic surgery market for laser systems. In addition, the Company has an accessory sales force that both provide educational support and sell the Company's surgical instrumentation, disposable supplies and accessories. Finally, the Company has an in-house Customer Response Center which provides clinical assistance to users on the application of the Company's products.

The Company has made a significant investment in building its direct sales organization within the United States. At December 31, 1995, the Company's direct sales force included approximately 16 people. Each of these individuals is experienced in the sale of medical products, and each is compensated on a salary plus commission basis. Laserscope believes that its own employees can develop more productive and permanent relationships with customers than can independent representatives or distributor organizations.

INTERNATIONAL SALES

Through December 31, 1995, most of the Company's revenues have been generated from customers located in the United States. However, during the past five years the Company has increased its sales efforts into international markets and during 1991 obtained necessary regulatory clearances of certain overseas markets including Japan. Sales outside the United States generated approximately twenty three percent of the Company's revenues in 1995, seventeen percent in 1994, and thirteen percent in 1993. The Company's sales outside the U.S. are subject to certain risks common to all export activities, such as governmental regulation, export license requirements and the risk of imposition of tariffs or other trade barriers.

In Europe, the Company has direct sales and service operations in the U.K. and in France and currently has or is seeking distributor relationships in the rest of Europe. The Company established its U.K. subsidiary in 1989 and its French subsidiary in 1993. Both these subsidiaries market and support the Company's laser products directly to the local markets and support the management of European distributor relationships. During 1992, the Company terminated its agreement with its former principal European distributor and is seeking new distributor relationships on a country-by-country basis. To date distribution agreements are in place for Germany, Switzerland, Austria, Portugal, Sweden, Norway, Denmark, and Greece. In Pacific Rim countries, distributors or agents have been appointed to sell and service the Company's products in Australia, China, Korea, Singapore, Taiwan, Thailand, Indonesia and Malaysia. The Company also has distributors in Saudi Arabia and Turkey. Under terms of the Company's standard distribution agreement, these distributors cannot sell products offered by the Company's competitors.

In March 1990, the Company entered into a multi-year agreement with Hoya Corporation (Hoya) of Japan for the exclusive distribution of the Company's laser products in Japan. Since 1990, Hoya has been responsible for obtaining the required approvals from the Japanese Authorities for new products as well as participating in clinical studies of new applications. Approval was received from the Japanese Ministry of Health and Welfare in December 1991 for the importation of certain of the Company's lasers and delivery devices into Japan. In 1993, Hoya obtained approvals for the Company's Angled Delivery Device. In 1995, Hoya also obtained approvals for the Company's ADDStat Device and Orion laser system.

In March 1995, the Company entered into an agreement with NWL Laser-Technologie ("NWL") whereby the Company paid NWL approximately $1.6 million in exchange for a cross-distribution and development agreement, a current minority equity position in NWL and an option to purchase all of the ownership interests in NWL. These assets are carried at cost. If the Company does not exercise its option to purchase NWL by June 1997, there will be no reimbursement of the Company's investment and the Company's equity position will be relinquished. If the Company exercises its option, the remaining purchase price will be paid over three and one half years from the exercise date. As of December 31,1995 the Company believes that it will exercise its purchase option.

Sales to International markets in 1995, 1994 and 1993 accounted for approximately 23%, 17% and 13%, respectively, of the Company's net sales. The Company expects that international sales will continue to represent a significant percentage of net sales. The Company desires to continue to expand its operations outside of the United States and to enter additional international markets, which will require significant management attention and financial resources and subject the Company further to the risks of operating internationally. These risks include unexpected changes in regulatory requirements, delays resulting from difficulty in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, and the burdens of complying with a variety of foreign laws. The Company is also subject to general geopolitical risks in connection with its international operations, such as political and economic instability and changes in diplomatic and trade relationships. The Company cannot predict whether quotas, duties, taxes or other charges or restrictions will be imposed by the United States, Japan, countries in the European Union or other countries upon the import or export of the Company's products in the future, or what effect any such actions would have on its business, financial condition or results of operations. In addition, fluctuations in currency exchange rates may negatively impact the Company's ability to compete in terms of price against products denominated in local currencies. In addition, there can be no assurance that regulatory, geopolitical and other factors will not adversely impact the Company's operations in the future or require the Company to modify its current business practices.

INSTALLATION, SERVICE AND SUPPORT

A direct field service organization provides installation and service for the Company's products. The Company generally provides a 12-month warranty on its laser systems. After the warranty period, maintenance support is provided on a variety of service contract bases or on an individual call basis. In November 1991, the Company announced a "99% Uptime Guarantee" related to 800 series laser systems shipped after November 1, 1991. This guarantee has also been given for Orion laser systems. Under provisions of this guarantee, the Company extends the term of the related warranty or contract if specified system uptime levels are not maintained. The Company's experience to date under this program has exceeded 99% uptime.

RESEARCH AND DEVELOPMENT

The Company operates in an industry that is subject to rapid technological changes and its ability to remain competitive depends on, among other things, its ability to anticipate such change. As a result, the Company has devoted and will continue to devote substantial resources to research and development. Laserscope's current research and development programs are directed toward the development of new products and enhancements to existing laser, instrumentation and disposable products. Much of the Company's laser product development efforts have built on the earlier basic research of Du Pont related to the KTP crystal. A major element of the Company's current product development effort is related to instrumentation and disposable products. Expenditures for research and development were approximately $3.8 million, $3.6 million, and $4.0 million and in 1995, 1994 and 1993, respectively. The Company's research and development staff numbered 23 full time employees at December 31, 1995.

No assurance can be given that the Company will be successful in designing, manufacturing or selling its enhanced or new products in a timely manner. Nor can any assurance be given that a competitor could not introduce a new or enhanced product or technology that could have an adverse effect on the Company's competitive position.

MANUFACTURING

Laserscope manufactures its own components and subassemblies only when it can add significant value by doing so or when the devices have strong proprietary design content. Accordingly, the Company manufactures the laser resonators used in its laser systems, the system chassis and certain accessories. The Company's laser manufacturing operations concentrate on the assembly and test of components and subassemblies manufactured to the Company's designs and specifications by outside vendors. The Company believes that it has sufficient manufacturing capacity in its present facilities to support current operations at least through the end of 1996.

In addition to its laser manufacturing capability, the Company established an expanded production facility for certain of its disposable products during 1992. The Company's Endostat fibers, KTP Disc Kit, and Angled Delivery Devices(ADD and ADDStat) are manufactured in this facility.

Certain of the components used in the Company's products, including KTP crystals, molded and cast components, power supplies, and certain optical components, are purchased from single sources. While the Company believes that most of these components are available from alternate sources, an interruption of these or other supplies could adversely affect the Company. KTP crystals are currently available at appropriate quality levels from only one supplier, a division of Litton Industries. This supplier has a second crystal growing and fabrication facility at a second location in the United States geographically isolated from its original production facility. While the Company believes that an alternative supplier of KTP crystals could be qualified, if the supply of crystals from the present supplier were interrupted there could be an adverse effect on the Company's business and results of operations.

COMPETITION

The Medical laser market is highly competitive. The ability of the Company to compete effectively depends on such factors as market acceptance of its laser systems, product performance and price, customer support, and success and timing of new product development by the Company and its competitors. Some of the Company's current and prospective competitors have or may have significantly greater financial, technical, manufacturing and marketing resources than the Company.

Laserscope competes in the nonophthalmic surgical segment of the worldwide medical laser market, in which lasers are used in hospital operating rooms, outpatient surgery centers and individual physician offices for a wide variety of procedures. A large number of companies have entered the surgical laser market over the past several years, certain of which have significantly greater financial and other resources than the Company. Certain surgical laser manufacturers have targeted their efforts on narrow segments of the market, such as angioplasty and lithotripsy. To the extent that their products compete for the same capital equipment funds, these manufacturers may be deemed to compete with the Company. More generally, surgical laser manufacturers such as Laserscope compete with standard surgical methods and other medical technologies.

The Company believes that the primary competitive factors within the surgical laser market are the breadth of surgical capabilities provided by surgical lasers, the level of customer service and support, safety and price. Laserscope believes that its KTP/532, YAG/1064 and KTP/YAG dual wavelength systems deliver a broader range of surgical capabilities than competing systems and that it has an effective customer support program. The Company also believes that its laser products offer more versatility than systems offered by its primary competitors, because of the dual wavelength feature of the KTP/YAG system, the modular design of the Company's laser systems, the ability to deliver laser energy via optical fibers, a micromanipulator or via other delivery devices such as the Dermastat, Hexascan and Smartscan devices, and the ability to operate either in contact or in near contact with tissue. The Company believes that these features, as well as the broad range of power capabilities from its high power, 800 series laser with XP to its lowest power Aura, position its laser systems to have price/performance flexibility.

PATENTS AND LICENSES

While the Company believes the patents that it has and for which it has applied are of value, other factors are of greater competitive importance. The Company holds several patents issued in the United States, generally covering surgical laser systems, delivery devices, calibration inserts, the laser resonator and the connector used to attach disposable and reusable instrumentation to the Company's laser systems.

In 1986, the Company acquired a license under certain United States patents from Du Pont relating to KTP and related crystalline material used in the Company's laser systems for $270,000. The license was exclusive for in vivo diagnostic and therapeutic applications of KTP material. Although the license has a 15-year term expiring in 2001, the principal patent licensed under this agreement expired in April 1993. Accordingly, the use by competitors of a key component in the Company's surgical laser systems has not been prohibited since the expiration date. Under the terms of the Company's license, the Company is required to achieve certain minimum sales of systems using KTP material to maintain the license. In addition, Du Pont has sole discretion whether or not to enforce the license against infringers. While the Company believes that it has developed proprietary technology that will be difficult for competitors to replicate without substantial time and expense, and while additional patents have issued or have been applied for by the Company, there can be no assurance that others will not develop substantially equivalent proprietary technology or otherwise obtain access to the Company's know-how.

In February 1989, the Company entered into a license agreement with Patlex Corporation (Patlex) for a license under the basic laser patents issued to Mr. Gordon Gould, for whom Patlex is the exclusive licensing agent. The license requires the Company to pay a royalty based on the net sales price of components covered by the Gould patents. The Company believes that royalty payments due under this agreement have not been and are not expected to be material to the Company's results of operations. The Company believes that substantially all of its competitors have also entered into license agreements with Patlex.

In April 1992, the Company entered into an exclusive, worldwide, license agreement with PDT, Inc. (PDTI) for licenses under the dye laser patents issued to PDTI. The licenses, which expire in April 1999, allow the Company to sublicense, manufacture, have manufactured, use, lease and sell the dye laser. Under the terms of the agreement, PDTI retains ownership of the intellectual property licensed to the Company under the agreement and has the right to manufacture, have manufactured, use, lease, and sell the dye laser for use in photodynamic therapy with PDTI photodynamic drugs. To acquire the licenses, the Company paid PDTI $400,000 and provided PDTI certain laser equipment. Under the terms of the license, the Company must pay a royalty to PDTI based on the net sales price of Dye Lasers sold by the Company. The agreement sets forth certain minimum sales levels for PDT dye lasers which become effective when there is final regulatory approval with respect to a photodynamic drug in a major photodynamic therapy market. Japan and the United States qualify as major photodynamic therapy markets and such approvals were granted during 1995.

GOVERNMENT REGULATION

Government regulation in the U.S. and other countries is a significant factor in the development, manufacturing and marketing of many of the Company's products and in the Company's ongoing research and development activities.

The Company and its products are regulated by the FDA under statutory authorities, including the Federal Food, Drug and Cosmetic Act (the "FDC Act") and the Radiation Control for Health and Safety Act.

The FDC Act provides two basic review procedures for medical devices. Certain products may qualify for a Section 510(k) ("510(k)") procedure under which the manufacturer gives the FDA premarket notification of the manufacturer's intention to commence marketing the product. The manufacturer must, among other things, establish that the product to be marketed is "substantially equivalent" to a previously marketed product. In some cases, the manufacturer may be required to include clinical data gathered under an investigational device exemption ("IDE") granted by the FDA allowing human clinical studies.

If the product does not qualify for the 510(k) procedure, the manufacturer must file a premarket approval application ("PMA") based on testing intended to demonstrate that the product is both safe and effective. The PMA requires more extensive clinical testing than the 510(k) procedure and generally involves a significantly longer FDA review process. Approval of a PMA allowing commercial sale of a product requires preclinical laboratory and animal tests and human clinical studies conducted under an IDE establishing safety and effectiveness. Generally, because of the amount of information required, the 510(k) procedure takes less time than the PMA procedure.

To date, all of the Company's products (except for the 600 Series Dye Module) have been marketed through the 510(k) procedure. Future applications, however, may require clearance through the PMA procedure. There can be no assurance that such marketing clearances can be obtained on a timely basis. Delays in receiving such clearances could have a significant adverse impact on the Company. The FDA may also require post-market testing and surveillance programs to monitor certain products.

Certain other countries require the Company to obtain clearances for its products prior to marketing the products in those countries. The requirements vary widely from country to country and are subject to change. The European community is in the process of developing a new approach to the regulation of medical products which may significantly change how medical devices are marketed in those countries within the next several years. In February 1996, the Company achieved ISO 9001 and CE Mark registration in anticipation of this approach.

The Company is also required to register with the FDA and state agencies, such as the Food and Drug Branch of the California Department of Health Services, as a medical device manufacturer. The Company is inspected on a routine basis by both the FDA and the State of California for compliance with the FDA's Current Good Manufacturing Practice regulations. Those regulations impose certain procedural and documentation requirements upon the Company with respect to manufacturing, testing, and quality control activities. If violations of applicable regulations are noted during these inspections, the continued marketing of any products manufactured by the Company may be adversely affected.

In addition, the Company's laser products are covered by a performance standard for laser products set forth in FDA regulations. The laser performance standard imposes certain specific record keeping, reporting, product testing, and product labeling requirements on the Company. These requirements also include affixing warning labels to the Company's laser systems, as well as the incorporation of certain safety features in the design of the Company's products. The Company believes that it is in material compliance with all of these requirements.

In 1983, regulations were adopted under the Medicare program for the reimbursement of health care costs based on Diagnostic Related Groups (DRGs). The DRG regulations limit the dollar amount that a hospital may be reimbursed depending on the nature of the diagnosis. This provides an incentive for the hospital to treat a patient in the most cost-effective manner since the reimbursement will be fixed, regardless of how much it costs the hospital to provide the treatment. Changes in DRG regulations, such as those relating to reimbursement of capital equipment costs, could have an adverse effect on the Company. These regulations also influence reimbursements by private insurance companies. Changes in insurance coverage could impact such reimbursements and thereby adversely affect future sales of the Company's products.

Complying with applicable governmental regulations and obtaining necessary clearances or approvals can be time consuming and expensive, and there can be no assurance that regulatory review will not involve delays or other actions adversely affecting the marketing and sale of the Company's products. The Company also cannot predict the extent or impact of future legislation or regulations.

During the past four years, there has been substantial debate in the political arena related to prospective changes in the U.S. healthcare system. Cost containment is a major element of these policy reviews and to the extent that new policies and practices curtail hospital capital equipment and supplies procurement patterns or dictate which surgical procedures will be covered by applicable insurance or government funded or subsidized programs, this could have a negative impact on the Company.

The Company is also subject to regulation under federal and state laws regarding, among other things, occupational safety, the use and handling of hazardous materials and protection of the environment. The Company believes that it is in material compliance with these requirements.

PRODUCT LIABILITY EXPOSURE

The business of the Company entails the risk of product liability claims. The Company has experienced product liability claims from time to time, which it believes are ordinary for its business. While it is not feasible to predict or determine the outcome of the actions brought against it, the Company believes that these actions will not ultimately have a material adverse impact on the Company's financial position or results of operations. At present, the Company maintains product liability insurance on a "claims made" basis with coverage of $10,000,000 in the aggregate and a deductible of $100,000 per occurrence and an annual maximum aggregate deductible of $500,000. There is no assurance that such insurance will be available at a reasonable cost, if at all, in the future, nor can there be any assurance that other claims will not be brought against the Company which would exceed applicable insurance coverage.

EMPLOYEES

At December 31, 1995, the Company had 174 full-time employees. Of these employees, 21 were engaged in research and development, 50 in manufacturing and quality assurance, 78 in sales, marketing and customer service and 25 in administration. The Company believes that it maintains competitive compensation, benefit, equity participation and work environment policies to assist in attracting and retaining qualified personnel. The Company believes that the success of its business will depend, in part, on its ability to attract and retain such personnel. The loss or failure to recruit key personnel could have a materially adverse effect on the Company. The Company is not a party to any collective bargaining agreements and considers its relations with its employees to be good.

FACTORS AFFECTING FINANCIAL RESULTS AND STOCK PRICE

A number of factors affect the Company's financial results and stock price, especially on a quarterly basis. One such factor is timing of shipments. The Company's laser products are relatively expensive pieces of medical capital equipment and the precise shipment date of specific units can have a marked effect on the Company's results of operations on a quarterly basis. Any delay in product shipments near the end of a quarter could cause quarterly results to fall short of anticipated levels. Another related factor is the timing of orders. To the extent orders are received by the Company near the end of a quarter, the Company may not be able to fulfill the order during the balance of that same quarter. In addition, the Company typically receives a disproportionate percentage of its orders toward the end of each quarter. To the extent that anticipated orders are not received or are delayed beyond the end of the applicable quarter, the Company's revenues may be adversely affected and the Company's revenues may be unpredictable from quarter to quarter. Further, there can be no assurance that revenue growth or profitability on a quarterly or annual basis will be accomplished.

The market price of the Company's common stock may be subject to significant fluctuations. These fluctuations may be due to factors specific to the Company, such as quarterly fluctuations in the Company's financial results, changes in analysts' estimates of future results, changes in investors' perceptions of the Company or the announcement of new or enhanced products by the Company or its competitors. In addition, such fluctuations may be due to or exacerbated by general conditions in the medical equipment industry or conditions in the financial markets generally.

EXECUTIVE OFFICERS OF THE COMPANY

The following sets forth certain information with respect to the executive officers of the Company, and their ages as of December 31, 1995:

          Name                                       Age                Position
- -------------------------                            ---      ------------------------------
Benjamin L. Holmes...............................    61       Chairman of the Board and Director
Robert V. McCormick..............................    51       President, Chief Executive Officer and
                                                              Director
Thomas B. Boyd...................................    49       Senior Vice President of Operations and
                                                              Finance
Roy Fiebiger.....................................    41       Vice President of Marketing and Sales
Bonnie Jones ....................................    47       Vice President of Human Resources
Dennis LaLumandiere..............................    42       Vice President of Finance and Chief
                                                              Financial Officer

Benjamin L. Holmes has been a director of the Company since January 1992 and was appointed Chairman of the Board of Directors in June 1992. Mr. Holmes was General Manager of the Medical Products Group of Hewlett-Packard Company ("HP") from 1983, and a Vice President of HP, from 1985 until his retirement in October 1995. Mr. Holmes is a member of the Board of Directors of Project HOPE and the Massachusetts High Technology Council. He is also a member of the Massachusetts Governor's Council on Economic Growth and Technology, Commissioner of the Massachusetts Universal Health Care Commission, and a member of the Board on Health Care Service, Institute of Medicine, National Academy of Sciences. He is also Past Chairman of the Board of Directors of the Health Industry Manufacturers Association (HIMA).

Robert V. McCormick has been President of the Company since December 1991 and Chief Executive Officer since July 1992. Between December 1991 and July 1992 he also served as the Company's Chief Operating Officer. He has been a director of the Company since July 1992. Mr. McCormick also served as the Company's Senior Vice President of Marketing and Field Operations from April 1991 to December 1991. Mr. McCormick was employed by Acuson Corporation, a manufacturer of medical imaging equipment, from 1983 to April 1991 in a variety of sales and marketing executive positions culminating as Vice President of Marketing and Field Operations.

Thomas B. Boyd was hired as Senior Vice President of Operations and Finance in April 1994. Prior to joining Laserscope, from January 1992 to March 1994, Mr. Boyd was Vice President of Operations for American Safety Razor (ASR) Co., a consumer and medical products company. From August 1975 to December 1991 he was employed by Baxter Healthcare Corporation, an international manufacturer and distributor of healthcare products, in various financial and operations management positions including Vice President of Manufacturing from September 1989 to December 1991.

Roy Fiebiger was hired as Vice President of Marketing in September 1995 and was promoted to Vice President of Marketing and Sales in November 1995. Prior to his employment with Laserscope, from November 1994 to August 1995, Mr. Fiebiger was President and Chief Executive Officer of EnVision Surgical Systems, a private, development stage medical device company. From April 1991 to October 1994, Mr. Fiebiger was Executive Vice President and Chief Operating Officer for Norian Corporation, a development stage medical device company, and from August 1984 to March 1991 he was Vice President of Sales and Marketing for Techmedica, a medical device company.

Bonnie Jones has been employed with the Company since November 1988 when she was hired as Laserscope's first Personnel Manager. She was promoted to Director of Personnel in June 1991 and Vice President of Human Resources in June 1993. Prior to working for the Company, she was as an independent consultant for various companies and Director of Personnel for Humphrey Instruments, an ophthalmic instruments company. Ms. Jones worked at Humphrey from 1982 through 1987.

Dennis LaLumandiere has been employed with the Company since September 1989 when he was hired as Laserscope's Corporate Controller. He was promoted to Vice President of Finance in February 1995 and appointed Chief Financial Officer in February 1996. Prior to working for the Company, he held various financial and operations management positions at Raychem Corporation, a multinational materials science company. Mr. LaLumandiere was employed by Raychem from 1983 to 1989.

ITEM 2. PROPERTIES

The Company leases three buildings aggregating approximately 91,000 square feet in San Jose, California under leases expiring in February 2001. The Company has options to extend the leases at the then-current market rates. These facilities house the Company's research and development and manufacturing operations as well as the Company's principal sales, marketing, service and administrative offices. During 1990, the Company leased additional space to accommodate the manufacture of certain accessories and disposables and to increase production capacity for its laser systems. During the past three years shipments of the Company's laser systems declined from the levels of 1990 and, accordingly, the Company has production capacity in excess of its current shipment level. During 1992, the production of certain disposable products, previously performed by an outside vendor, was brought in house to utilize more fully the Company's capacity. The Company believes that these facilities are suitable for its current operations and are adequate to support those operations at least through the end of 1995. The Company has also leased small offices in the United Kingdom and France where the Company's local sales and marketing staffs are based.

ITEM 3. LEGAL PROCEEDINGS

On January 6, 1995, Xintec Corporation (Xintec) filed an action against Laserscope in the United States District Court for the Northern District of California, alleging intentional interference with economic advantage, negligent interference with economic advantage, slander of title, trade liable and antitrust violations all in connection with Xintec's right to repair the Company's delivery systems and to distribute Xintec's multi-use connector adapter and optical fibers, and seeking among other things, declaratory relief (including a declaration of noninfringement) and money damages for alleged business torts. Laserscope filed its answer and counterclaim on February 17, 1995. The Company has counterclaimed as to patent infringement, unfair competition, contractual relations, prospective economic advantage and conversion. Upon completion of informal discovery, the parties agreed not to pursue the litigation and a Stipulation of Dismissal (without prejudice) was filed on October 24, 1995.

The Company is a party to various legal proceedings arising in the normal course of its business. These actions may include product liability and employee-related issues. While it is not feasible to predict or determine the outcome of the actions brought against it, the Company believes that the ultimate resolution of these claims will not ultimately have a material adverse impact on the Company's financial position or results of operations.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Not Applicable.

                                     PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON STOCK AND SHAREHOLDER MATTERS

The Company's common stock is traded on the Nasdaq National Market under the symbol LSCP. As of December 31, 1995 the Company had approximately 1,000 shareholders of record.

The following table shows the Company's high and low selling prices for the years ended December 31, 1995 and December 31, 1994 as reported by Nasdaq:

                                                            1995
                                             ----------------------------------
                                             High Bid                   Low Bid
                                             --------                   -------
         First Quarter                       $ 4 3/8                    $ 3 1/2
         Second Quarter                      $ 4 1/2                    $ 3 3/8
         Third Quarter                       $ 5 1/8                    $ 3 1/4
         Fourth Quarter                      $ 4                        $ 1 1/2

                                                            1994
                                             ----------------------------------
                                             High Bid                   Low Bid
                                             --------                   -------
         First Quarter                       $ 7 1/8                    $ 5 1/8
         Second Quarter                      $ 7                        $ 4 3/8
         Third Quarter                       $ 5 3/8                    $ 3 1/8
         Fourth Quarter                      $ 4 7/8                    $ 3 1/2

The Company has not paid dividends on its common stock and has no present plans to do so. Provisions of the Company's bank line of credit prohibit the payment of dividends without the bank's permission.

ITEM 6. SELECTED FINANCIAL DATA

               (THOUSANDS EXCEPT PER SHARE AMOUNTS)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                         1995         1994         1993        1992         1991
                         ----         ----         ----        ----         ----
Net revenue          $ 30,133     $ 36,320     $ 37,831    $ 35,963     $ 41,893

Net income (loss)      (3,552)        (931)         589      (4,421)      (5,212)

Net income (loss)
  per share             (0.51)       (0.13)        0.09       (0.66)       (0.79)

CONSOLIDATED BALANCE SHEET DATA (AT END OF PERIOD):

                                1995       1994       1993       1992       1991
                                ----       ----       ----       ----       ----
Cash, cash equivalents &
 short-term investments      $ 2,278    $ 6,602    $ 8,144    $10,143    $12,707

Working capital               12,564     16,825     17,132     16,219     20,157

Total assets                  23,582     27,321     29,301     30,242     35,394

Capital leases (excluding
 current portion)                 15         27         26         97        465

Shareholders' equity          17,326     20,901     21,234     20,182     24,208

CONSOLIDATED QUARTERLY STATEMENT OF OPERATIONS DATA (UNAUDITED):

                                               THREE MONTHS ENDED
                                               ------------------
                                  MAR 31,     JUN 30,      SEP 30,      DEC 31,
                                  -------     -------      -------      -------
1995
- ----
Net revenues                     $  9,215    $  6,879     $  7,048     $  6,991

Gross Margin                        4,832       3,801        3,463        3,245

Net income (loss)                     251        (835)      (1,259)      (1,709)

Net income (loss) per share          0.04       (0.12)       (0.18)       (0.25)

1994
- ----
Net revenues                     $  9,124    $  8,232     $  8,769     $ 10,195

Gross Margin                        5,078       4,299        4,828        5,197

Net income (loss)                     180      (1,560)         178          271

Net income (loss) per share          0.03       (0.23)        0.03         0.04

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL REVIEW - RESULTS OF OPERATIONS

The following table sets forth certain data from the Company's consolidated statement of operations, expressed as a percentage of net revenues:

                                                  1995        1994        1993
- --------------------------------------------------------------------------------
Net revenues                                      100.0%      100.0%      100.0%
Cost of sales                                      49.1        46.6        42.2
                                                 ------      ------      ------
Gross margin                                       50.9        53.4        57.8
Operating expenses:
     Research and development                      12.7         9.9        10.7
     Selling, general and administrative           50.9        46.8        46.2
                                                 ------      ------      ------
                                                   63.6        56.7        56.9
Operating income (loss)                           (12.7)       (3.3)         .9
Interest and other income, net                       .9          .7          .9
                                                 ------      ------      ------
Income (loss) before income taxes                 (11.8)       (2.6)        1.8

Provision for income taxes                         --          --            .2
                                                 ------      ------      ------

Net income (loss)                                 (11.8)%      (2.6)%       1.6%
                                                 ======      ======      ======

The Company sells its laser system products to hospitals, outpatient surgery centers and individual physicians in the United States, Europe, the Middle East and the Pacific Rim for multispecialty use in a wide range of surgical and therapeutic applications. The Company's sales in the U.S. are through its own direct sales force. The Company's export sales, which are generated by its wholly and majority owned subsidiaries in the United Kingdom and France and by independent distributors in the rest of the world, are denominated in the local currencies of the United Kingdom and France, and in U.S. dollars in the rest of the world.

During 1995, the Company's revenues decreased 17% from 1994 which is the combined result of lower product and service revenues. During 1995, the Company's revenues from the sales of capital equipment declined 19% due to lower unit shipments of lasers and lower average selling prices than in 1994. The Company believes that the continuing trend towards reduced health care costs in the United States is still a factor which continued to impact negatively capital equipment procurement by its customers during 1995.

The Company's net revenues from the sales of products during the year ended December 31, 1995 were also affected negatively by lower shipments of its disposable supplies and instrumentation which were 18% lower in 1995 than in 1994. The Company believes that this was due primarily to lower shipments of its side-firing devices due to fewer laser prostate surgeries being performed during this period than in 1994. This was caused principally by increased drug treatment for those patients with mild to moderate prostate disorders as well as adoption of alternative electrosurgical techniques to perform prostate surgeries.

The Company's net revenues from the sales of services during the year ended December 31, 1995 were 9% lower than in the year ended December 31, 1994. The declines reflect price erosion due to restructuring of the Company's contract programs in response to competitive pressures and reduced customer acceptance of service contracts.

In 1994, the Company's revenues decreased 4% from 1993 primarily due to weaker demand for capital equipment in the United States which resulted in lower shipments of its lasers partially offset by higher shipments of its instrumentation, disposable supplies and service. The Company believes that pressure to reduce health care costs in the United States and uncertainty concerning health care reform were factors which negatively impacted capital equipment procurement by its customers and resulted in lower shipments of the Company's lasers.

Revenues from sales of instrumentation and disposable supplies represented approximately 50% of total revenues in each of the years ended December 31, 1995 and 1994, and 43% of total revenues in 1993. Revenues from sales of service represented approximately 17% of total revenues in 1995 and 16% of total revenues in each of 1994 and 1993, respectively. The Company expects that revenues from the sales of instrumentation and disposable supplies will be dependent on its ability to increase its installed base of systems and to promote and develop surgical procedures which use its laser systems, instrumentation and disposable supplies.

The Company believes that the acceptance of lasers in aesthetic surgery, dermatology, urology and ear, nose and throat surgery, will continue to be significant to its business. In addition, the adoption of photodynamic therapy by medical practitioners also will be important. The Company continues to invest in the development of new instrumentation for emerging surgical applications and to educate surgeons in the U.S. and internationally to encourage the adoption of such new applications. Finally, penetration of the international market, although increasing, has been limited and the Company continues to view this as a significant opportunity. International revenues accounted for approximately 23%, 17% and 13% of total revenues in 1995, 1994 and 1993, respectively.

The Company's product gross margin as a percentage of net revenues was 53.8%, 55.3% and 58.9% in 1995, 1994 and 1993, respectively. In 1994, the Company implemented programs to reduce inventory levels, which, coupled with a 4% reduction in its product revenues, resulted in lower production volumes and unfavorable manufacturing variances. During 1995, a 19% reduction in its product revenues caused further reductions in production volumes and greater unfavorable manufacturing variances and thus a further reduction in product gross margin as a percentage of net revenues. The Company expects that product gross margin as a percentage of sales may vary from quarter to quarter during 1996 as it continues to balance production volumes and inventory levels with product demand, and as product and distribution mix varies.

Gross margin from service activities as a percentage of net revenues was 36.7% in 1995, 43.3% in 1994, and 51.2% in 1993. The declines reflect price erosion due to restructuring of the Company's contract programs in response to competitive pressures and reduced customer acceptance of service contracts. The Company expects that gross margin from service activities as a percentage of net revenues will continue to be influenced by these factors and will remain at or below 1995 levels at least for the next several quarters.

Research and development expenses are the result of activities related to the development of new laser, instrumentation and disposable products and the enhancement of the Company's existing products. In 1995, amounts spent on research and development increased 7% due principally to expenses incurred in the development of the Company's Aura laser system. As a result of expense reduction efforts, amounts spent on research and development decreased 11% in 1994. As a percentage of revenues, research and development spending was 12.7% in 1995, 9.9% in 1994 and 10.7% in 1993. The Company expects to continue to make significant investments in research and development during 1996 and beyond.

Selling, general and administrative expenses as a percentage of net revenues were 50.9% in 1995, 46.8% in 1994, and 46.2% in 1993. In absolute terms, these expenses decreased $1.6 million during 1995 and $0.5 million during 1994. These decreases are the result of expense control measures originally taken by the Company in 1992 which continued through 1995. As a result, the Company expects that selling, general and administrative expenses to be somewhat lower, in absolute terms, in 1996 than in 1995 unless the revenue base increases significantly. However, as a percentage of revenues, selling, general and administrative expenses are expected to remain at relatively high levels during 1996 since the Company expects to continue to invest significant amounts in international expansion, marketing programs and educational support.

During 1995 and 1994 the Company recorded no income tax provision due to its net losses during these periods. In 1993 the Company recorded an income tax provision with an effective tax rate of 10% which reflected the benefit of net operating loss carryforwards.

FINANCIAL REVIEW - LIQUIDITY AND CAPITAL RESOURCES

At December 31, 1995 the Company had working capital of $12.6 million and cash, cash equivalents and short-term investments of $2.3 million. During 1995, both working capital and cash, cash equivalents and short-term investments decreased by $4.3 million, respectively. These changes were due to the funding of the Company's agreement with NWL and the use of cash in operating activities.

In March 1995, the Company entered into an agreement with NWL Laser-Technologie ("NWL") whereby the Company paid NWL approximately $1.6 million in exchange for a cross-distribution and development agreement, a current minority equity position in NWL and an option to purchase all of the ownership interests in NWL. These assets are carried at cost. If the Company does not exercise its option to purchase NWL by June 1997, there will be no reimbursement of the Company's investment and the Company's equity position will be relinquished. If the Company exercises its option, the remaining purchase price will be paid over three and one half years from the exercise date. As of December 31, 1995 the Company believes that it will exercise its purchase option.

The Company's accounts receivable collection cycle is relatively long, which the Company believes is typical of the surgical systems business. In addition, due to the length of procurement and production lead times and the need for minimum stock levels for certain components and accessories, the Company maintains substantial inventories. For these reasons, the Company's operations require substantial and varying investment of cash resources. At December 31, 1995 the Company's net accounts receivable was 31% lower than at December 31, 1994, primarily due to lower net revenues in the quarter ended December 31, 1995 than in the corresponding quarter in 1994.

Inventories at December 31, 1995 were 37% higher at December 31, 1994. This was due to lower product shipments relative to the prior year coupled with the Company's increased inventory associated with the launch of its Aura laser system. The Company also increased its inventory of products related to photodynamic therapy which was approved by the Food and Drug Administration at the end of December 1995 and for which the Company had expected earlier approval.

In March 1996, the Company re-negotiated its agreement with a bank for a $5 million line of credit that provides for short-term borrowings based on certain eligible accounts receivable. The line of credit, which expires in October 1996, is secured by the assets of the Company and bears interest at the bank's prime rate plus one percentage point. Provisions of this agreement prohibit the payment of dividends and the repurchase of stock and require the Company to maintain certain minimum working capital and net worth levels.

The Company currently has no material commitments for capital expenditures for 1996.

The Company anticipates that current cash resources, internally generated funds, capital lease lines and available bank borrowings will be sufficient to meet liquidity and capital needs at least through 1996.

NEW ACCOUNTING PRONOUNCEMENTS

In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Adoption of SFAS 121 is not expected to have a material impact on the Company's financial position or results of operations.

The Company accounts for its stock option plans and its employee stock purchase plan in accordance with the provisions of the Accounting Principles Board's Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees". In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standards No. 123 (SFAS 123), " Accounting For Stock Based Compensation". SFAS 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its employee stock plans in accordance with the provisions of APB
25. Accordingly, SFAS 123 is not expected to have any material impact on the Company's financial position or results of operations.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Consolidated financial statements of Laserscope at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, the report of independent auditors thereon and Supplementary Data are included as a separate section in this Annual Report on Form 10-K in Item 14, "Exhibits, Financial Statement Schedules and reports on Form 8-K."

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Information with respect to executive officers of Laserscope is set forth in "Item 1 - Business - Executive Officers of the Company" in this Annual Report on Form 10-K. Executive officers of the Company do not serve for set terms, but serve at the pleasure of the Board of Directors subject to Management Continuity Agreements. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH MANAGEMENT AND OTHERS." Members of the Company's Board of Directors serve until the next annual meeting of the Company's shareholders following their election to the Board, or until his or her successor has been elected and qualified.

The names of the Company's directors, and certain information about them as of December 31, 1995, are set forth below:

          Name                      Age            Position
          ----                      ---            --------
Benjamin L. Holmes..............    61    Chairman of the Board and Director
Robert V. McCormick.............    51    President, Chief Executive Officer and
                                          Director
E. Walter Lange.................    63    Director
Rodney Perkins, M.D.............    59    Director
Robert J. Pressley, Ph.D........    63    Director

Benjamin L. Holmes has been a director of the Company since January 1995 and was appointed Chairman of the Board of Directors in June 1992. Mr. Holmes was General Manager of the Medical Products Group of Hewlett-Packard Company ("HP") from 1983, and a Vice President of HP, from 1985 until his retirement in October 1995. Mr. Holmes is a member of the Board of Directors of Project HOPE and the Massachusetts High Technology Council. He is also a member of the Massachusetts Governor's Council on Economic Growth and Technology, Commissioner of the Massachusetts Universal Health Care Commission, and a member of the Board on Health Care Service, Institute of Medicine, National Academy of Sciences. He is also Past Chairman of the Board of Directors of the Health Industry Manufacturers Association (HIMA).

Robert V. McCormick has been President of the Company since December 1991 and Chief Executive Officer since July 1992. Between December 1991 and July 1992 he also served as the Company's Chief Operating Officer. He has been a director of the Company since July 1992. Mr. McCormick also served as the Company's Senior Vice President of Marketing and Field Operations from April 1991 to December 1991. Mr. McCormick was employed by Acuson Corporation, a manufacturer of medical imaging equipment, from 1983 to April 1991 in a variety of sales and marketing executive positions culminating as Vice President of Marketing and Field Operations.

E. Walter Lange has been a Director of the Company since January 1992. Mr. Lange has more than 31 years of experience in the pharmaceutical industry, having served in a variety of executive positions at Eli Lilly & Co. from 1960 to 1991. Most recently, Mr. Lange was Group Vice President of Marketing, Planning and Development and was responsible for Lilly's worldwide product planning, corporate strategic planning, business development and market research.

Rodney Perkins, M.D. is a co-founder of the Company and has been a Director since its founding. Dr. Perkins also served as Chairman of the Board of Directors from its founding until June 1995 and Chief Executive Officer from February to May 1987, and from October 1991 to July 1992. He also served as the President of the Company from October to December 1991. Dr. Perkins, a specialist in otologic surgery, is President of the California Ear Institute at Stanford and has been in private practice since 1968. He is Clinical Associate Professor of Surgery at Stanford University School of Medicine, and is the founder and President of Project HEAR a non-profit medical institute for ear research and education. Dr. Perkins is a founder of Collagen Corporation, a biomaterials company, and a member of its Board of Directors. Dr. Perkins is also a founder and the Chairman of the Board of Directors of ReSound Corporation, a hearing health care company.

Robert J. Pressley, Ph.D. is a co-founder of the Company and has been a Director since its founding. Dr. Pressley founded Silicon Video, a developer of electronic products, and served as its President and Chief Executive Officer from January 1991 to January 1994. Dr. Pressley also founded XMR, Inc., a manufacturer of eximer lasers and laser systems, and served as its Chief Executive Officer from March 1979 until March 1990.

ITEM 11. EXECUTIVE COMPENSATION

                       COMPENSATION OF EXECUTIVE OFFICERS
                           SUMMARY COMPENSATION TABLE

         The following table shows the compensation received by the Company's Chief Executive Officer, the four other most highly compensated executive officers of the Company for 1995 who were serving as executive officers at December 31, 1995, one highly compensated executive officer who was not serving as an executive officer at December 31, 1995 and the compensation received by each such individual for the Company's two prior years.

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                                                      ------------
                                                           ANNUAL COMPENSATION        OPTION/SARS
                                                           -------------------         (SHARES)            ALL OTHER
    NAME AND PRINCIPAL POSITION           YEAR        SALARY(1)         BONUS (2)(3)    (4)(5)          COMPENSATION (6)
    ---------------------------           ----        ---------         ------------  ------------      ----------------
Robert V. McCormick                       1995        $248,060                  --       165,000             $2,004
   President and Chief Executive Officer  1994        $236,250                  --            --             $2,045
                                          1993        $225,000                  --        40,000             $1,927
Thomas B. Boyd                            1995        $168,324(7)               --        45,000             $2,400
   Senior Vice President of Operations    1994        $183,428(8)          $20,000        65,000             $1,471
   and Finance                            1993              --                  --            --                 --

Bonnie Jones                              1995        $107,330                  --        35,000             $1,543
   Vice President of Human Resources      1994        $ 99,750                  --        15,000             $1,496
                                          1993        $ 95,000             $ 9,500        35,000             $1,425

Dennis LaLumandiere                       1995        $119,690                  --        40,000             $1,794
   Vice President of Finance, Chief       1994        $103,500                  --        15,000             $1,548
   Financial Officer                      1993        $ 96,885             $ 9,821         8,500             $1,438

Joseph F. Rondinone                       1995        $131,250                  --            --             $1,312
   Vice President of Research and         1994        $125,000                  --        25,000             $1,250
   Development(9)                         1993        $162,766(10)              --        27,000             $1,136

Eli Wismer                                1995        $150,909             $32,643            --             $1,744
   Vice President of North American       1994        $153,399(12)         $78,160        50,000             $1,927
   Sales & Education(11)                  1993        $193,953(12)         $83,135        20,000             $1,786

- ----------------

(1)      Includes amounts deferred under the Company's 401(k) plan.

(2) Includes bonuses earned in the indicated fiscal year and paid in the subsequent fiscal year. Excludes bonuses paid in the indicated fiscal year but earned in the preceding fiscal year.

(3) Executive officers are entitled to discretionary bonuses based on individual and corporate performance. These bonuses are determined by the Board of Directors based on the recommendation of the Human Resources Committee

(4) The options listed with respect to 1995 long-term compensation awards include options granted upon the repricing of previously granted options. Options to purchase the following number of shares granted to the following persons in 1995 were canceled as a result of their repricing on November 30, 1995: Mr. McCormick--97,500: Mr. LaLumandiere--12,188. Such canceled options have not been included with respect to 1995 long-term compensations award. The repriced options retain the same term and vesting schedule as those options which were replaced.

(5) All options granted in 1993, 1994 and 1995 to new employees and officers of the Company have 5-year terms and become exercisable cumulatively at the rate of 12.5% of the total six months after the vesting commencement date (first date of employment for new employees and date of grant for officers), and 1/48 of the shares subject to the option in equal monthly installments thereafter. All option granted in 1993, 1994 and 1995 to existing employees also have 5-year terms but become exerciseable cumulatively at the rate of 1/48 of the shares subject to the option in equal monthly installments following their respective grant date. All unvested options are subject to earlier termination in the event of the termination of the participant's relationship with the Company. All options were granted at market value on the date of grant. In the event that certain change in control events were to occur, the options would be assumed or equivalent options substituted by a successor corporation, unless the Board of Directors determined that the options should become immediately exercisable. The exercise price may be paid, subject to certain conditions, by delivery of already owned shares or with the proceeds from the sale of the option shares. In addition, the Management Continuity Agreements entered into between the Company and each of its executive officers may affect the vesting and manner of exercise of options granted by the Company to these individuals. See "Transactions with Management and Others."

(6) Consists of the Company's contributions to its 401(k) plan for the benefit of the named executive officers.

(7) Includes $8,331 paid to Mr. Boyd in connection with the relocation of his principal residence to the San Jose metropolitan area.

(8) Includes salary paid to Mr. Boyd during the period beginning on his employment commencement of April 18, 1994 and ending on December 31, 1994 and $79,578 paid to Mr. Boyd in connection with the relocation of his principal residence to the San Jose metropolitan area.

(9)      Mr. Rondinone terminated his employment with the Company in January
         1996.

(10) Includes $47,766 paid to Mr. Rondinone in connection with the relocation of his principal residence to the San Jose metropolitan area.

(11)     Mr. Wismer terminated his employment with the Company in October 1995.

(12) Includes the following amounts paid to Mr. Wismer in connection with the relocation of his principal residence to the San Jose metropolitan area: 1994 -- $13,399 and 1993 --$53,953.

                           STOCK OPTION GRANTS IN 1995

The following table sets forth information for the named executive officers with respect to grants of options to purchase Common Stock of the Company made in 1995 and the value of all options held by such executive officers on December 31, 1995.

                                                                                                 POTENTIAL
                                            INDIVIDUAL GRANTS                                   REALIZABLE
                                            -----------------                                 VALUE AT ASSUMED
                                                    % OF TOTAL                                 ANNUAL RATES OF
                                                     OPTIONS                                       STOCK
                                                    GRANTED TO                               PRICE APPRECIATION
                                        OPTIONS     EMPLOYEES     EXERCISE OR                       FOR
                                        GRANTED     IN FISCAL      BASE PRICE   EXPIRATION     OPTION TERM (3)
NAME                                 (SHARES) (1)    YEAR (2)     (PER SHARE)      DATE        5%         10%
- ----                                 ------------   ----------    -----------   ----------   -------    -------
Robert V. McCormick..............     22,500(4)        3.3%          $4.00        2/17/00    $24,900    $55,000
                                      97,500(5)       14.2%          $2.00        2/17/00    $44,600    $96,700
                                      45,000(6)        6.6%          $2.00       11/30/00    $24,900    $55,000
Thomas B. Boyd...................     45,000(6)        6.6%          $2.00       11/30/00    $24,900    $55,000
Bonnie Jones.....................     35,000(6)        5.1%          $2.00       11/30/00    $19,300    $42,700
Dennis LaLumandiere..............      2,812(4)        0.4%          $4.00        2/17/00    $ 3,100    $ 6,900
                                      12,188(5)        1.8%          $2.00        2/17/00    $ 5,600    $12,100
                                      25,000(6)        3.6%          $2.00       11/30/00    $13,800    $30,500
Joseph F. Rondinone, Ph.D(7) ......       --            --              --             --         --         --
Eli Wismer(8)....................         --            --              --             --         --         --

- ---------------------

(1) For a description of the material terms of the options, see footnote 5 of the Summary Compensation Table.

(2) The Company granted options to employees for an aggregate of 686,000 shares of Common Stock during 1995 excluding 175,453 issued to replace options canceled from the 1984 Employee Stock Option Plan and 405,384 issued to replace options canceled from the 1994 Employee Stock Option Plan.

(3) Gains are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on future performance of the Company's Common Stock, as well as the optionee's continued employment through the vesting period.

(4)      Options listed were granted on February 17, 1995.

(5) Options listed were granted on November 30, 1995 to replace options which were originally granted on February 17, 1995 then canceled on November 30, 1995 due to repricing.

(6)      Options listed were granted on November 30, 1995.

(7)      Dr. Rondinone terminated his employment with the Company in January
         1996

(8)      Mr. Wismer terminated his employment with the Company in October 1995.

                       AGGREGATED OPTION EXERCISES IN 1995
                           AND YEAR-END OPTION VALUES

         The following table sets forth information for the named executive officers with respect to exercises in 1995 of options to purchase Common Stock of the Company.

                                                                      NUMBER OF         VALUE OF UNEXERCISED
                                                                     UNEXERCISED        IN-THE-MONEY OPTIONS
                                      SHARES                     OPTIONS AT 12/31/95:       AT 12/31/95:
                                     ACQUIRED                    --------------------  ---------------------
                                        ON           VALUE          (EXERCISABLE/          (EXERCISABLE/
NAME                                 EXERCISE      REALIZED       UNEXERCISABLE) (1)   UNEXERCISABLE) (1)(2)
- ----                                 --------      --------      --------------------  ---------------------
Robert McCormick.................         --            --        217,083 / 237,917           --   /  --
Thomas B. Boyd...................         --            --         26,041 /  83,959           --   /  --
Bonnie Jones.....................         --            --         41,712 /  65,288           --   /  --
Dennis LaLumandiere..............         --            --         26,103 /  57,397           --   /  --
Joseph F. Rondinone, Ph.D. (3)...         --            --         42,562 /  39,438           --   /  --
Eli Wismer (4)...................         --            --         58,978 /       0           --   /  --

- -----------

(1) Based on the closing price of the Company's Common Stock as reported on the NASDAQ National Market System on December 29, 1995 of $1.938 per share.

(2) The closing price of the Company's Common Stock on the Nasdaq National Market on December 29, 1995 was less than the exercise price of the referenced options.

(3)      Dr. Rondinone terminated his employment with the Company in January
         1996.

(4)      Mr. Wismer terminated his employment with the Company in October 1995.

         HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are currently no employee directors serving on the Human Resources Committee of the Board of Directors. The following non-employee directors serve on the Company's Human Resources Committee: Rodney Perkins, M.D., Robert J. Pressley, Ph.D.

Dr. Perkins purchased an aggregate of 16,667 shares of the Company's Common Stock on September 11, 1989 under the Company's 1984 Stock Purchase Plan at an aggregate price of $75,002. Dr. Perkins purchased such shares through promissory notes in favor of the Company bearing interest at the annual rate 9% and secured by the shares purchased. At December 31, 1995, Dr. Perkins owed an aggregate of $128,603 under such notes, the largest amount of indebtedness owed by him to the Company at any time during 1995.

Dr. Perkins is also Chairman of the Board of Directors and a member of the Board of Directors' Human Resources Committee of ReSound Corporation, a publicly traded hearing health care company. The Company and ReSound Corporation have not conducted any business with each other in the past and the Company does not presently anticipate doing so in the future.

Dr. Perkins was also a founding shareholder of AcuVasive (formerly EnVision Surgical Systems), a manufacturer of microvisualization catheter products ("AcuVasive"). The Company has a commercial relationship with AcuVasive, Mr. McCormick is a member of its Board of Directors and Dr. Perkins and the Company are each holders of AcuVasive's capital stock. See "Transactions with Management and Others."

                            COMPENSATION OF DIRECTORS

Non-employee members of the Board of Directors receive a retainer of $2,000 per quarter and $500 per meeting of the Board of Directors attended. In addition, non-employee members of the Board of Directors receive options to purchase shares of the Company's Common Stock pursuant to its 1990 Directors' Stock Option Plan (the "1990 Directors' Option Plan") and 1995 Directors' Stock Option Plan (the "1995 Directors' Option Plan").

The 1990 Directors' Option Plan, which has been terminated by the Board of Directors with respect to the grant of any future options, provided for the grant of nonstatutory options to nonemployee directors of the Company at an exercise price not less than the fair market value of the Company's Common Stock on the date of grant. Under the 1990 Directors' Option Plan, persons who were non-employee directors as of October 18, 1991, as well as persons who have joined the Board since that date through election by the shareholders of the Company or appointment by the Board of Directors to fill a vacancy, have been granted an option to purchase 45,000 shares of the Company's Common Stock. Options issued pursuant to this plan vest and become exercisable over three years with respect to each optionee who remains a director and expire five years after the date of grant.

The 1995 Directors' Option Plan was approved by the Board of Directors in November 1995 and also provides for the grant of nonstatutory options to non-employee directors of the Company at an exercise price not less than the fair market value of the Company's Common Stock on the date of grant. Under the 1995 Directors' Option Plan, persons who were non-employee directors as of November 30, 1995, as well as persons who have joined the Board since that date through election by the shareholders of the Company or appointment by the Board of Directors to fill a vacancy, have been granted an option to purchase 45,000 shares of the Company's Common Stock. Options issued pursuant to this plan vest and become exercisable over three years with respect to each optionee who remains a director and expire five years after the date of grant.

Directors who are employees of the Company do not receive any additional compensation for their services as a director.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company's Common Stock as of March 20, 1996 as to (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers named in the Summary Compensation Table beginning on page 30, and (iv) all directors and executive officers as a group.

                                                          SHARES BENEFICIALLY OWNED (1)
                                                        --------------------------------
                                                        NUMBER(2)       PERCENT OF TOTAL
                                                        ---------       ----------------
Thomas B. Boyd......................................       35,286              *
Benjamin L. Holmes..................................       61,041              *
Bonnie Jones........................................       53,407              *
Dennis LaLumandiere.................................       34,946              *
E. Walter Lange.....................................       51,250              *
Robert V. McCormick.................................      339,781            4.6%
Rodney Perkins, M.D. ...............................      177,717            2.5%
Robert J. Pressley, Ph.D. ..........................       72,266            1.0%
Joseph F. Rondinone, Ph.D.(3).......................        1,121              *
Eli Wismer(4).......................................       17,378              *
All directors and executive officers as a group
 (12 persons).......................................      850,410           11.0%

- ------------------

*        Less than 1%.

(1) The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the other footnotes to this table.

(2) Includes with respect to each named person the following shares subject to options exercisable within 60 days of March 15, 1996: Mr. Boyd -- 32,812; Mr. Holmes -- 58,541; Ms. Jones -- 49,219; Mr. LaLumandiere --
         32,300; Mr. Lange -- 51,250; Mr. McCormick -- 277,082; Dr. Perkins --
         111,250; Dr. Pressley -- 51,250; Dr. Rondinone -- 0; Mr. Wismer -- 0.

(3)      Dr. Rondinone terminated his employment with the Company in January
         1996.

(4)      Mr. Wismer terminated his employment with the Company in October 1995.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                     TRANSACTIONS WITH MANAGEMENT AND OTHERS

Dr. Perkins was a founding shareholder of AcuVasive (formerly EnVision Surgical Systems), a manufacturer of microvisualization catheter products ("AcuVasive"), and is currently a member of its Board of Directors. The Company is also party to a Product Development and Marketing Agreement with AcuVasive dated June 4, 1993 (the "Development Agreement") pursuant to which AcuVasive has agreed to develop certain microvisualization catheter products for which Laserscope shall have world-wide, exclusive, royalty-free marketing rights provided that Laserscope purchases certain minimum volumes of such products from AcuVasive. Should Laserscope fail to meet such minimums, its market rights under the Development Agreement become non-exclusive. As of December 31, 1995, AcuVasive had not completed and the Company did not expect that AcuVasive would complete the development of such products. In addition, during 1995, the Company loaned AcuVasive $100,000 pursuant to a promissory note. At December 31, 1995, AcuVasive was in default of the payment terms of the note and the Company does not expect to be repaid at least within the next year due to AcuVasive's current lack of financial resources. Robert McCormick is also a director of AcuVasive, and Dr. Perkins and the Company are each holders of AcuVasive's capital stock. From November 1994 to August 1995, Roy Fiebiger was President and Chief Executive Officer of AcuVasive.

In March 1994, the Company entered into Management Continuity Agreements with each of its executive officers, which were amended in December 1994. These agreements provide (1) for continued employment or salary continuation at the Company or its successor for at least twelve (12) months following any Change in Control of the Company (as defined below), at the same salary and with the same benefit program as were in effect prior to such Change in Control, (2) that such executives may, with thirty (30) days written prior notice, resign but will be entitled to receive his or her current salary and level of benefits for the remainder of the twelve (12) months following the Change in Control if, in connection with such Change in Control the executive's duties or responsibilities are materially reduced or executive is asked to relocate to a facility or location more than 50 miles from the Company's current location, (3) that all stock options exercisable for the Company's securities held by such executives shall become immediately vested and shall be exercisable in full in accordance with the provisions of the option agreement and plan pursuant to which such option was granted, and (4) that upon the immediate vesting of stock options, the optionee will have the right (subject to any limitations imposed by Section 16 of the Securities Exchange Act of 1934 or other applicable securities laws and only to the extent permitted by the terms of the applicable option plan) to deliver a non-recourse promissory note (secured only by the pledged shares for repayment), at the prime rate of interest determined as of the date of the note, in payment of the exercise price for the outstanding options. For purposes of the Management Continuity Agreements, a Change in Control of the Company shall be deemed to have occurred upon the happening of any of the following events: (1) any acquisition of twenty percent (20%) or more of the Company's then outstanding voting securities without the approval of the Board of Directors, (2) any merger or consolidation in which the Company is not the surviving entity, (3) approval of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, or (4) a change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are incumbent directors.

The Company has sold Common Stock to certain employees and directors and accepted promissory notes secured by that stock as payment for certain of those shares. These notes originally carried annual interest rates of 9.0% to 9.5%. During 1995 the principal and accrued interest on these notes were refinanced and the notes now carry annual interest rates of 5.79%. See "HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION."

                                                                  INDEBTEDNESS
                                                                 TO THE COMPANY
                                TOTAL SHARES      AGGREGATE           AS OF
                                 PURCHASED         PRICE         12/31/95 (1)(2)
                                ------------      ---------      ---------------
PURCHASER
- ---------
Rodney Perkins, M.D  .........    16,667          $75,001            $128,603
Robert J. Pressley, Ph.D  ....    16,666          $74,997            $128,788

- ----------

(1)      The shares were sold to Drs. Perkins and Pressley in September 1989.

(2) In all cases, the amount shown was also the largest amount of indebtedness owed to the Company at any time during 1995.

(3) Payment in the form of promissory notes in the above transactions was approved in ach case by a majority of the disinterested directors of the Company and such sales were made pursuant to the Company's 1984 Stock Purchase Plan, which was approved by the shareholders of the Company. The original notes were due and payable in June 1991. The notes, which remained unpaid and continued to accrue interest, were refinanced in November 1995 and mature in November 1998.

During 1995 Mr. Holmes received $25,000 in compensation from the Company for consulting services to the Company beyond his duties as Chairman of the Board of Directors.

Non-employee members of the Company's Board of Directors receive cash compensation and options to purchase shares of Common Stock in connection with their service on the Board.

The Company has entered into indemnification agreements with each of its directors and executive officers, which may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' liability insurance if available on reasonable terms.

     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) (1)  Financial Statements:

                                                                                                              Page
                                                                                                              ----
         Report of Ernst & Young LLP,  Independent Auditors.                                                   F-1

         Consolidated Balance Sheets at December 31, 1995 and 1994.                                            F-2

         Consolidated Statements of - Years ended December 31, 1995, 1994 and 1993.                            F-3


         Consolidated Statements of Cash Flows - Years ended December 31, 1995, 1994 and 1993.                 F-4

         Consolidated Statements of Shareholders'  Equity - Years ended December 31, 1995,
         1994 and 1993.                                                                                        F-5

         Notes to Consolidated Financial Statements.                                              F-6 through F-14

    (2) The following financial statement for the years ended December 31, 1995, 1994 and 1993 is submitted herewith:

                                                                                                              Page
                                                                                                              ----
         Schedule II - Valuation and Qualifying Accounts                                                       S-1

         All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto.

    (3) Exhibits included herein (numbered in accordance with Item 601 of Regulation S-K):

Exhibit
Number            Description
- ------            -----------

3.3               Seventh Amended and Restated Articles of Incorporation of
                  Registrant.(1)

3.4               By-laws of Registrant, as amended.(5)

4.1 Common Shares Rights Agreement dated as of October 31, 1991 between Laserscope and American Stock Transfer & Trust Company as Rights Agent.(13)

10.1A 1984 Stock Option Plan, as amended, and forms of Incentive Stock Option Agreement Nonstatutory Stock Option Agreement.(5)

10.1B 1994 Stock Option Plan and forms of Incentive Stock Option Agreement Nonstatutory Stock Option Agreement.(10)

10.2              1984 Stock Purchase Plan and form of Common Stock Purchase
                  Agreement.(2)

10.3              1989 Employee Stock Purchase Plan and form of Subscription
                  Agreement.(5)

10.4              401(k) Plan.(2)

10.6 Net Lease Agreement between the Registrant and Realtec Properties dated October 7, 1987. (2)

10.6A Amendment No. 1 dated January 18, 1990 to Net Lease Agreement between the Registrant and Realtec Properties dated October 7, 1987.(2)

10.6B Net Lease Agreement between Registrant and Realtec Properties dated December 14, 1989.(2)

10.6C Net Lease Agreement between Registrant and Realtec Properties dated June 25, 1990.(4)

10.6D Amendment No. 2 dated November 10, 1992 to Net Lease Agreement between Registrant and Realtec Properties dated October 7, 1987.(6)

10.6E Amendment No. 3 dated April 19, 1994 to Net Lease Agreement between Registrant and Realtec Properties dated October 7, 1987.(8)

10.6F Amendment No. 1 dated April 19, 1994 to Net Lease Agreement between Registrant and Realtec Properties dated June 25, 1990.(8)

10.6G Amendment No. 1 dated April 19, 1994 to Net Lease Agreement between Registrant and Realtec Properties dated December 14, 1989.(10)

10.8              License Agreement between the Registrant and DuPont dated June
                  10, 1986.(2)

10.9 License Agreement between the Registrant and Patlex Corporation dated February 24, 1989.(2)(3)

10.10             Form of Indemnification Agreement.(2)

Exhibit
Number            Description
- -------           -----------

10.11 Business Loan Agreement between the Registrant and Silicon Valley Bank dated June 7, 1991 and Promissory Note, as amended.(5)

10.11A Change in Terms Agreement and Commercial Security Agreement between the Registrant and Silicon Valley Bank dated April 10, 1992 as amended on November 6, 1992.(6)

10.11B Modification to Loan Agreement between the Registrant and Silicon Valley Bank dated April 15, 1993.(7)

10.11C Letter Agreement between the Registrant and Silicon Valley Bank dated May 12, 1993.(7)

10.11D Modification to Loan Agreement between the Registrant and Silicon Valley Bank dated April 15, 1994.(8)

10.11E Letter Agreement between the Registrant and Silicon Valley Bank dated July 29, 1994.(8)

10.11F            Covenant Waiver letter form Silicon Valley Bank dated August
                  1, 1994.(8)

10.11G Modification to Loan Agreement between the Registrant and Silicon Valley Bank dated July 15, 1994.(9)

10.11H Modification to Loan Agreement between the Registrant and Silicon Valley Bank dated August 1, 1995.(11)

10.11I Modification to Loan Agreement between the Registrant and Silicon Valley Bank dated September 22, 1995.(11)

10.11J Modification to Loan Agreement between the Registrant and Silicon Valley Bank dated October 1, 1995.(12)

10.11K Modification to Loan Agreement between the Registrant and Silicon Valley Bank dated March 18, 1996.(12)

10.11L Amended Loan Agreement between the Registrant and Silicon Valley Bank dated March 18, 1996.(12)

10.12 License Agreement between the Registrant and Hughes Aircraft Company effective April 1, 1990.(4)

10.13             1990 Directors' Stock Option Plan and form of Option
                  Agreement.(5)

10.14 Form of Laserscope Management Continuity Agreement, as amended.(10)

10.15 Common Stock Purchase Agreement between the Registrant and EnVision Surgical Systems dated June 4, 1993.(7)

10.16 Preferred Stock Purchase Agreement between the Registrant and EnVision Surgical Systems dated June 4, 1993.(7)

10.17 Product Development and Marketing Agreement between the Registrant and EnVision Surgical Systems dated June 4, 1993.(7)

Exhibit
Number            Description
- -------           -----------

10.18             1995 Directors' Stock Option Plan and form of Option
                  Agreement.(12)

22.1              Subsidiaries of Registrant.(7)

23.1              Consent of Ernst & Young LLP, Independent Auditors (see page
                  30).(12)


(b) Reports on Form 8-K:  None.

(1) Incorporated by reference to identically numbered exhibits filed in response to Item 14(a)(3), "Exhibits," of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1989.

(2) Incorporated by reference to identically numbered exhibits filed in response to Item 16(a), "Exhibits," of the Registrant's Registration Statement on Form S-1 and Amendment No. 1 and Amendment No. 2 thereto (File No. 33-31689), which became effective on November 29, 1989.

(3)      Confidential treatment granted by order effective November 28, 1989.

(4) Incorporated by reference to identically numbered exhibits filed in response to Item 14(a)(3), "Exhibits", of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990.

(5) Incorporated by reference to identically numbered exhibits filed in response to Item 14(a)(3), "Exhibits", of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1991.

(6) Incorporated by reference to identically numbered exhibits filed in response to Item 14(a)(3), "Exhibits", of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992.

(7) Incorporated by reference to identically numbered exhibits filed in response to Item 14(a)(3), "Exhibits", of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.

(8) Incorporated by reference to identically numbered exhibits filed in response to Item 6(a), "Exhibits", of the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1994.

(9) Incorporated by reference to identically numbered exhibits filed in response to Item 6(a), "Exhibits", of the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1994.

(10) Incorporated by reference to identically numbered exhibits filed in response to Item 14(a)(3), "Exhibits", of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994.

(11) Incorporated by reference to identically numbered exhibits filed in response to Item 6(a), "Exhibits", of the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995.

(12)     Filed herewith.

(13) Incorporated by reference to Exhibit 1 of the Registrant's Registration Statement on Form 8-A filed November 15, 1991.

                                  EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-38831, 33-53052) pertaining to the 1990 Director's Stock Option Plan and the Registration Statements (Form S-8 No. 33-33692, 33-53158) pertaining to the 1989 Employee Stock Purchase Plan and 1984 Stock Option Plan and the Registration Statement (Form S-8 No. 33-40506) pertaining to the 1984 Stock Option Plan and the Registration Statements (Form S-8 No. 33-82524, 33-63603) pertaining to the 1994 Stock Option Plan of Laserscope of our report dated January 26, 1996, with respect to the consolidated financial statements, and schedule of Laserscope included in the Annual Report (Form 10-K/A) for the year ended December 31, 1995.

                                                    ERNST & YOUNG LLP

San Jose, California
July 22, 1996

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                    LASERSCOPE

Date: July 22, 1996                                 By: /s/ Robert V. McCormick*
                                                        ------------------------
                                                            Robert V. McCormick
                                                            President and Chief
                                                            Executive Officer

         Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                          Title                           Date
- ------------------------------------------------------------------------------------
/s/ Benjamin L. Holmes*             Chairman of the Board of           July 22, 1996
- ------------------------------      Directors
 (Benjamin L. Holmes)

/s/ Robert V. McCormick*            President, Chief Executive         July 22, 1996
- ------------------------------      Officer and Director
   (Robert V. McCormick)

/s/ Dennis LaLumandiere*            Vice President of Finance          July 22, 1996
- ------------------------------      (Principal Financial and
   (Dennis LaLumandiere)            Accounting Officer)

/s/ E. Walter Lange*                Director                           July 22, 1996
- ------------------------------
   (E. Walter Lange)

/s/ Rodney Perkins*                 Director                           July 22, 1996
- ------------------------------
   (Rodney Perkins, M.D.)

/s/ Robert J. Pressley*             Director                           July 22, 1996
- ------------------------------
   (Robert J. Pressley, Ph.D.)


*By: /s/ Dennis LaLumandiere
     -------------------------
       (Dennis LaLumandiere
        Attorney-in-fact)

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Laserscope

We have audited the accompanying consolidated balance sheets of Laserscope as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Laserscope at December 31, 1995 and 1994 , and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                               ERNST & YOUNG LLP

San Jose, California
January 26, 1996

                                   LASERSCOPE
                           CONSOLIDATED BALANCE SHEETS

                                                                        December 31,
- ---------------------------------------------------------------------------------------------
(dollars in thousands)                                                     1995        1994

ASSETS

Current Assets:
     Cash and cash equivalents                                            $ 2,278     $ 4,604
     Short-term investments                                                     -       1,998
     Accounts receivable, net                                               5,543       8,066
     Inventories                                                           10,292       7,512
     Other current assets                                                     692       1,038
                                                                         --------    --------
     Total current assets                                                  18,805      23,218
Property and equipment, net                                                 2,663       3,320
Investment in NWL                                                           1,681          --
Other assets                                                                  433         783
                                                                         --------    --------
Total assets                                                              $23,582     $27,321
                                                                           ======      ======

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
     Accounts payable                                                    $  1,455    $  1,292
     Accrued compensation                                                   1,156       1,136
     Warranty                                                                 476         677
     Deferred revenue                                                       2,008       2,325
     Other accrued liabilities                                              1,132         950
     Current obligations under capital leases                                  14          13
                                                                          -------    --------
     Total current liabilities                                              6,241       6,393

Obligations under capital leases                                               15          27

Commitments and contingencies

Shareholders' equity:

     Common stock    7,060,634 shares outstanding (6,983,844 in 1994)      37,248      37,074
     Accumulated deficit                                                  (19,296)    (15,744)
     Translation adjustments                                                 (251)       (180)
     Notes receivable from shareholders                                      (375)       (249)
                                                                          -------    --------

     Total shareholders' equity                                            17,326      20,901
                                                                          -------    --------

Total liabilities and shareholders' equity                                $23,582     $27,321
                                                                           ======      ======

See notes to consolidated financial statements

                                   LASERSCOPE
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  Years Ended December 31,

(thousands, except per share amounts)                                       1995             1994            1993
- ------------------------------------------------------------------------------------------------------------------
Net Revenues:

     Products                                                          $  24,974        $  30,671      $  31,946
     Services                                                              5,159            5,649          5,885
                                                                       ---------        ---------      ---------
                                                                          30,133           36,320         37,831
Cost of Sales:

     Products                                                             11,526           13,715         13,115
     Services                                                              3,266            3,203          2,872
                                                                        --------         --------      ---------
                                                                          14,792           16,918         15,987

Gross margin                                                              15,341           19,402         21,844

Operating expenses:

     Research and development                                              3,838            3,589          4,044
     Selling, general and administrative                                  15,333           16,994         17,477
                                                                          ------           ------      ---------
                                                                          19,171           20,583         21,521

Operating income (loss)                                                   (3,830)          (1,181)           323

Interest and other income, net                                               278              250            331
                                                                        --------         --------      ---------

Income (loss) before income taxes                                         (3,552)            (931)           654

Provision for income taxes                                                     -                -             65
                                                                        --------         --------      ---------

Net income (loss)                                                       $ (3,552)        $   (931)     $     589
                                                                        ========         ========      =========

Net income (loss) per share                                             $  (0.51)        $  (0.13)     $    0.09
                                                                        ========         ========      =========

Shares used in per share calculations                                      6,999            6,924          6,834
                                                                        ========         ========      =========

See notes to consolidated financial statements

                                   LASERSCOPE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               Years Ended December 31,

(in thousands)                                                                   1995          1994           1993
- ----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

      Net income (loss)                                                      $ (3,552)      $   (931)     $    589

      Adjustments to reconcile net income (loss) to cash provided (used) by operating activities:

      Depreciation and amortization                                             1,419          1,623         1,714

      Increase (decrease) from changes in:

         Accounts receivable                                                    2,523           (460)       (1,575)
         Inventories                                                           (2,780)           853           487
         Other current assets                                                     346             20            98
         Other assets                                                             350             86          (399)
         Accounts payable                                                         163           (485)         (860)
         Accrued compensation                                                      20           (312)         (143)
         Warranty                                                                (201)          (166)          (75)
         Deferred revenue                                                        (317)          (151)           44
         Other accrued liabilities                                                182           (432)         (723)
                                                                             --------       --------      --------

      Cash used by operating activities                                        (1,847)          (355)          (84)
                                                                             --------       --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES:

      Purchase of held-to-maturity investments                                      -         (3,001)       (3,056)
      Maturity of held-to-maturity investments                                  1,998          3,030         8,174
      Capital expenditures                                                       (762)        (1,684)       (1,383)
      Funding of agreement with NWL                                            (1,681)             -             -
      Other                                                                       (71)            11           (47)
                                                                             --------       --------      --------

      Cash provided (used) by investing activities                               (516)        (1,644)        3,688
                                                                             --------       --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES:

      Payment on obligations under capital leases                                 (11)          (101)         (236)
      Proceeds from the sale of common stock under stock
      plans, net of repurchases and shareholder notes receivable                   48            587           510
                                                                             --------       --------      --------

      Cash provided by financing activities                                        37            486           274
                                                                             --------       --------      --------

      Increase (decrease) in cash and cash equivalents                         (2,326)        (1,513)        3,119

      Cash and cash equivalents, beginning of year                              4,604          6,117         2,998
                                                                             --------       --------      --------

      Cash and cash equivalents, end of year                                 $  2,278       $  4,604      $  6,117
                                                                             ========       ========      ========

See notes to consolidated financial statements

                                   LASERSCOPE
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                        Notes            Total
                                                   Accumulated    Translation     Receivable from     Shareholders'
(dollars in thousands)            Common Stock       Deficit      Adjustments      Shareholders          Equity
- ------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992    $     36,094     $    (15,402)     $       (144)     $       (366)     $     20,182

Issuance of 104,924 shares
   under stock plans, net
   of repayment of notes                 399                                                  111               510

Translation adjustments                                                     (47)                                (47)

Net Income                                                589                                                   589
                                ------------     ------------      ------------      ------------      ------------
Balance at December 31, 1993          36,493          (14,813)             (191)             (255)           21,234

Issuance of 140,665 shares
   under stock plans, net
   of repayment of notes                 581                                                    6               587

Translation adjustments                                                      11                                  11

Net loss                                                 (931)                                                 (931)
                                ------------     ------------      ------------      ------------      ------------
Balance at December 31, 1994          37,074          (15,744)             (180)             (249)           20,901

Issuance of 76,790 shares
   under stock plans, net
   of repayment and
   refinancing of notes                  174                                                 (126)               48

Translation adjustments                                                     (71)                                (71)

Net loss                                               (3,552)                                               (3,552)
                                ------------     ------------      ------------      ------------      ------------
Balance at December 31, 1995    $     37,248     $    (19,296)     $       (251)     $       (375)     $     17,326
                                ============     ============      ============      ============      ============


See notes to consolidated financial statements

                                   LASERSCOPE
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business
The Company operates in one business segment, the medical systems business. The Company develops, manufactures, markets and supports surgical lasers and other surgical systems, related instrumentation and disposable supplies. The Company markets its products and services in over twenty countries worldwide to hospitals, outpatient surgery centers and physicians.

Basis of presentation
The accompanying consolidated financial statements include the Company and its wholly and majority-owned subsidiaries. All intercompany transactions and balances have been eliminated.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash equivalents and short-term investments
The Company invests its excess cash in high-quality debt instruments. The Company considers cash equivalents to be short-term financial instruments that are readily convertible to cash, subject to no more than insignificant interest rate risk and that have original maturities of three months or less. Short-term investments consist of short-term financial instruments with less than one year to maturity.

At December 31, 1994 and December 31, 1995 the Company's cash equivalents were in the form of institutional money market accounts and totaled $3.0 million and $1.1 million, respectively.

Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standard No. 115 (FAS 115), "Accounting for Certain Investments in Debt and Equity Securities". Under FAS 115, management determines the appropriate classification of debt securities at the time of purchase as held-to-maturity, trading, or available-for-sale, and reevaluates such designation as of each balance sheet date. At December 31, 1994, all debt securities were designated as held-to-maturity as management believed it had the positive intent and ability to hold the securities until maturity. Held-to-maturity securities were stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization, as well as any interest on the securities, were included in interest income. At December 31, 1994 the Company's investment in held to maturity securities stated at amortized cost, which approximates their fair value, consisted of corporate debt securities of $2.03 million. At December 31, 1995 the Company had no investments in debt securities.

Revenue recognition and product warranty
The Company generally recognizes revenue related to the sale of systems, instrumentation and disposables at the time of shipment and provides currently for the estimated cost to repair or replace products under warranty provisions in effect at the time of the sale. Service revenue is recognized as the services are provided or pro rata over the period of the applicable contract.

Property and equipment
Property and equipment is stated at cost less accumulated depreciation and amortization.

Equipment is depreciated using principally accelerated methods over estimated useful lives of three to seven years. Equipment under capital leases is amortized over the period of the lease. Leasehold improvements are amortized using the straight-line method over the remaining term of the lease.

Inventories
Inventories are stated at the lower of cost (computed on a first-in, first-out basis) or market.

Net income (loss) per share
Net income (loss) per share is based upon the weighted average number of shares of common stock outstanding and dilutive common equivalent shares from stock options (using the treasury stock method).

Foreign currency translation
The functional currencies of the Company's foreign subsidiaries are their local currencies. Accordingly, all assets and liabilities related to their operations are translated at the current exchange rates at the end of each period. The resulting cumulative translation adjustments are recorded directly to the translation adjustments account included in shareholders' equity. Revenues and expenses are translated at average exchange rates in effect during the period.

New Accounting Pronouncements
In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Adoption of SFAS 121 is not expected to have a material impact on the Company's financial position or results of operations.

The Company accounts for its stock option plans and its employee stock purchase plan in accordance with the provisions of the Accounting principles Board's Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees". In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting For Stock Based Compensation". SFAS 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its employee stock plans in accordance with provisions of APB 25.

Accordingly, SFAS 123 is not expected to have any material impact on the Company's financial position or results of operations.

2.  ACCOUNTS RECEIVABLE

Accounts receivable at December 31 consist of:

(in thousands)                                       1995                1994
- ---------------------------------------------------------------------------------
Trade accounts receivable                         $      6,033     $      8,606
Less:  allowance for doubtful accounts                    (490)            (540)
                                                  ------------     ------------

                                                  $      5,543     $      8,066
                                                  ============     ============

3.  INVENTORIES

Inventories at December 31 consist of:

(in thousands)                                       1995                1994
- ---------------------------------------------------------------------------------
Sub-assemblies and purchased parts                $      7,201     $      4,996
Finished goods                                           3,091            2,516
                                                  ------------     ------------

                                                  $     10,292     $      7,512
                                                  ============     ============

4.  PROPERTY AND EQUIPMENT

Property and equipment at December 31 consists of:

(in thousands)                                                           1995                1994
- ------------------------------------------------------------------------------------------------------
Machinery and equipment                                               $      4,562     $      4,189
Office equipment and furniture                                               6,917            6,535
Leasehold improvements                                                       1,781            1,776
                                                                      ------------     ------------

                                                                            13,260           12,500
Less accumulated depreciation and amortization                             (10,597)          (9,180)
                                                                      ------------     ------------

                                                                      $      2,663     $      3,320
                                                                      ============     ============


5.  INVESTMENT IN NWL

In March 1995, the Company entered into an agreement with NWL Laser-Technologie ("NWL") whereby the Company paid NWL approximately $1.6 million in exchange for a cross-distribution and development agreement, a current minority equity position in NWL and an option to purchase all of the ownership interests in NWL. These assets are carried at cost. If the Company does not exercise its option to purchase NWL by June 1997, there will be no reimbursement of the Company's investment and the Company's equity position will be relinquished. If the Company exercises its option, the remaining purchase price will be paid over three and one half years from the exercise date. As of December 31, 1995 the Company believes it will exercise its purchase option.

6. LEASE OBLIGATIONS

The Company has not entered into any significant lease agreements that have been accounted for as capital leases during the last three years. The Company's capital lease obligations at December 31, 1995 and 1994 were immaterial. Leased equipment and accumulated amortization related to assets under capital leases at December 31 were:

(in thousands)                                                           1995                1994
- ------------------------------------------------------------------------------------------------------
Leased equipment                                                      $      1,545     $      1,545
Accumulated amortization                                                     1,518            1,503

The Company leases its facilities and certain equipment under noncancelable operating leases. Rental expense under these leases amounted to approximately $966,000, $1,070,000 and $960,000 in each of the three years ended December 31, 1995, 1994 and 1993, respectively.

Future minimum lease payments under operating leases were as follows at December 31, 1994:

(in thousands)
- -------------------------------------------------------------------------------
         1996        $        918
         1997                 839
         1998                 817
         1999                 777
         2000                 777
         2001                 130
                     ------------
                     $      4,258
                     ============

7.  SHAREHOLDERS' EQUITY

The Company has 25,000,000 shares of no par value common stock authorized. In addition, the Company has authorized 5,000,000 shares of undesignated preferred stock with rights, preferences and privileges to be determined by the Company's Board of Directors.

1994 and 1984 Stock Option Plans

During 1994 and 1984, the Company adopted stock option plans under which the Board of Directors may grant incentive stock options to purchase shares of common stock to employees of the Company at a price not less than the fair value of the shares as of the date of grant. The Board of Directors may also grant nonstatutory stock options to employees and consultants, including directors who serve as employees or consultants, at not less than 85% of the fair market value of the shares as of the date of grant. All options vest and become exercisable over periods of up to five years and expire five to ten years after the date of grant.

The 1984 Stock Option Plan expired by its terms with respect to any future option grants effective in August 1994. At December 31, 1995 there were 1,032,690 options outstanding and 799,689 options exercisable under this plan with exercise prices ranging from $3.50 to $9.25.

In 1995, the Company allowed non officer employees to cancel outstanding options that had been granted under the 1984 plan but that had not yet become exercisable and replace them with new nonstatutory grants outside of the 1984 plan for a like number with the same exercisability restrictions at the fair market value of the common stock at the date of grant. Employees elected to cancel and receive new grants to purchase an aggregate of 175,453 shares at an exercise price of $2.00. At December 31, 1995 none of these options had been exercised.

The Company has reserved 725,000 shares of common stock for issuance pursuant to its 1994 stock option plan of which 150,000 shares were subject to shareholder approval as of December 31, 1995..

In 1995, the Company allowed employees to cancel outstanding options that had been granted under the 1994 plan but that had not yet become exercisable and replace them with new grants for a like number with the same exercisability restrictions at the fair market value of the common stock at the date of grant. Employees elected to cancel and receive new grants to purchase an aggregate of 455,384 shares at an exercise price of $2.00. These options are included in the cancellations and grants in 1995 in the following table which summarizes plan activity for the year ended December 31, 1995.

                                            Number of Shares
                                        -------------------------
                                        Available       Options              Price Per
                                        For Grant     Outstanding              Share
- -------------------------------------------------------------------------------------------
Balance, December 31, 1994                307,000          18,000           $4.13 - $4.75
Additional shares authorized              400,000               -
Granted                                (1,191,384)      1,191,384           $2.00 - $4.48
Exercised                                    -                  -
Canceled                                  504,799        (504,799)          $3.63 - $4.75
                                       ----------     -----------

Balance, December 31, 1995                 20,415         704,585           $2.00 - $4.75
                                       ==========     ===========

At December 31, 1995, options were exercisable for approximately 75,000 shares at $2.00 to $4.75 per share.

1990 and 1995 Directors' Stock Option Plans

The Company has reserved 600,000 shares of its common stock for issuance pursuant to its 1990 and 1995 Directors' Stock Option Plans in aggregate, 300,000 of which were subject to shareholder approval as of December 31, 1995. Under these plans, non-employee directors of the Company have been granted options to purchase 90,000 shares (45,000 shares pursuant to each plan) of the Company's common stock exercisable at the fair market value of such shares on the respective grant dates. Because the 1990 Directors' Stock Option Plan was terminated in 1995 with respect to any additional grants, new non employee directors receive only a grant under the 1995 Directors' Stock Option Plan. Options issued pursuant to these plans vest and become exercisable over three years from the respective original date of issuance with respect to each optionee who remains a director and expire five years after the date of grant. The following table summarizes activity in the plans during the year ended December 31, 1995:

                                         Available         Options              Price Per
                                         For Grant       Outstanding              Share
- ---------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                 30,000         270,000           $7.13 - $8.13
Additional shares authorized              300,000               -
Granted                                  (180,000)        180,000           $2.00
Exercised                                       -               -
Canceled                                   90,000         (90,000)          $7.13 - $8.13
Expired                                  (120,000)              -
                                       ----------     -----------

Balance, December 31, 1995                120,000         360,000           $2.00 - $8.00
                                       ==========     ===========

At December 31, 1995, options were exercisable for 185,000 shares at $2.00 to $8.00 per share.

1989 Employee Stock Purchase Plan

The Company has reserved 450,000 shares of common stock, (200,000 of which were subject to shareholder approval as of December 31, 1995) for issuance pursuant to its 1989 Employee Stock Purchase Plan. Under this plan, qualified employees, excluding non-employee directors, may purchase up to a specified maximum amount of the Company's common stock through payroll deduction at 85% of its fair market value. At December 31, 1995, approximately 294,000 shares had been purchased under this plan.

1991 Shareholder Rights Plan

In November 1991, the Company adopted a shareholder rights plan and distributed a dividend of one right to purchase one share of common stock (a "Right") for each outstanding share of common stock of the Company. The Rights become exercisable in certain limited circumstances involving a potential business combination transaction of the Company and are initially exercisable at a price of $34 per share. Following certain other events after the Rights have become exercisable, each Right entitles its holder to purchase for $34 an amount of common stock of the Company, or in certain circumstances, securities of the acquirer, having a then current market value of twice the exercise price of the Right. The Rights are redeemable at the Company's option at $0.01 per Right before they become exercisable. Until a Right is exercised, the holder of a Right, as such, has no rights as a shareholder of the Company. The Rights expire on November 20, 2001.

8.  EMPLOYEE SAVINGS AND INVESTMENT PLAN

In October 1989, the Company adopted a 401(k) savings and investment plan which covers all employees. The Company's contributions to the plan have been 50% matching of employee contributions up to 3% of each employee's base compensation and were approximately $109,000, $118,000 and $101,000 in the years ended December 31, 1995, 1994 and 1993, respectively.

9. INCOME TAXES

Significant components of the provision for income taxes were as follows (in thousands):

                                                                      1995        1994        1993
- -------------------------------------------------------------------------------------------------------
Current federal taxes                                                $     -     $     -     $    15
Current state taxes                                                        -           -          50
                                                                     -------     -------     -------

Provision for income taxes                                           $     -     $     -     $    65
                                                                     =======     =======     =======

Pretax losses from foreign operations were $1,185,000, $1,100,000 and $900,000 respectively in 1995, 1994 and 1993.

Income taxes differ from the amount computed by applying the statutory federal income tax rate of 34% to income (loss) before taxes. The reasons for the differences and the tax effect of each are as follows (in thousands):

                                                         1995             1994           1993
- -----------------------------------------------------------------------------------------------------------------------------
Computed expected tax                                $    (1,208)     $      (317)     $        200
Operating loss with no carryback benefit                   1,208              391                 -
State taxes, net of federal benefit                            -                -                33
Benefit of net operating loss carryforward                     -              (74)             (168)
                                                     -----------      -----------      ------------

Provision for income taxes                           $         -      $         -      $         65
                                                     ===========      ===========      ============

The components of the deferred tax asset consist of the following at December 31, (in thousands):


                                                  1995             1994
- ----------------------------------------------------------------------------------------------------------------------
Net operating loss carryforwards                 $      4,000     $      2,763
General business credit carryforwards                   1,000              816
Inventory reserves and adjustments                      1,400            1,354
Other accruals and reserves not
   currently deductible for tax purposes                1,500            1,814
                                                 ------------     ------------
                                                        7,900            6,817
Valuation allowance                                    (7,900)          (6,817)
                                                 ------------     ------------
Net deferred tax asset                           $          -     $          -
                                                 ============     ============

For federal tax purposes, the Company has net operating loss, research and development credit and minimum tax credit carryforwards of $9,000,000, $350,000, and $300,000, respectively, expiring in 1997 through 2010. The Company has net operating loss and research and development credit carryforwards of $1,000,000 and $500,000, respectively, for state tax reporting purposes. The state net operating loss carryforward expires in the year 2000. In addition, the Company has foreign tax loss carryforwards of approximately $3,600,000 which begin to expire in 1998.

10. FINANCIAL INSTRUMENTS WITH MARKET RISK AND CONCENTRATIONS OF CREDIT RISK

The Company's trade receivables are made up of amounts due from its health care industry customers, primarily in the United States. Any concentration of credit risk is substantially alleviated by the Company's credit evaluation and collection practices and the relative lack of concentration as well as geographical dispersion of customer accounts comprising its accounts receivable. Bad debt expense has been insignificant.

The Company's export sales represent sales to unaffiliated customers and are displayed in the following table in approximate percentages of net revenues.

                                      1995                       1994                       1993
- -----------------------------------------------------------------------------------------------------------------------------
EUROPE                                 15%                        10%                        7%
MIDDLE EAST                             1%                         1%                        1%
PACIFIC RIM                             7%                         6%                        5%
                                      ----                       ----                       ----
TOTAL                                  23%                        17%                       13%

The Company also has an Investment Policy approved by its Board of Directors related to its short-term cash investment practices. That policy limits the amount of credit exposure to any one financial institution and restricts investments to certain types of financial instruments based on specified credit criteria.

11.  CONTINGENCIES

The Company is a party to a number of legal proceedings arising in the ordinary course of its business. These actions may include product liability and employee-related issues. While it is not feasible to predict or determine the outcome of the actions brought against it, the Company believes that the ultimate resolution of these claims will not ultimately have a material adverse effect on its financial position or results of operations.

12.  SUBSEQUENT EVENTS (UNAUDITED)

In March 1996, the Company re-negotiated its agreement with a bank for a $5 million line of credit that provides for short-term borrowings based on certain eligible accounts receivable. The line of credit, which expires in October 1996, is secured by the assets of the Company and bears interest at the bank's prime rate plus one percentage point. Provisions of this agreement prohibit the payment of dividends and the repurchase of stock and require the Company to maintain certain minimum working capital and net worth levels.

                                   EXHIBIT G

                    LASERSCOPE QUARTERLY REPORT ON FORM 10-Q
                 FOR THE QUARTERLY PERIOD ENDED MARCH 31, 1996

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------
                                    FORM 10-Q

(Mark One)

         X        Quarterly report pursuant to Section 13 or 15(d) of the
        ---       Securities Exchange Act of 1934
                           For the quarterly period ended March 31,1996 or

        --- Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
                           For the transition period from ______ to ______

                         Commission file number 0-18053

                                   LASERSCOPE

             (Exact name of Registrant as specified in its charter)

             CALIFORNIA                                 77-0049527
      (State of Incorporation)              (I.R.S. Employer Identification No.)

               3052 ORCHARD DRIVE, SAN JOSE, CALIFORNIA 95134-2011
                    (Address of principal executive offices)

                  Registrant's telephone number: (408) 943-0636

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                    Yes X    No
                                       ---
The number of shares of Registrant's common stock issued and outstanding as of April 30, 1996 was 7,060,755. This document consists of 10 pages of which this is page 1.

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----
PART I.  FINANCIAL INFORMATION                                               3
     Item 1.    Condensed Consolidated Balance Sheets                        3

                Condensed Consolidated Statements of Income                  4

                Condensed Consolidated Statements of Cash Flows              5

                Notes to Condensed Consolidated Financial Statements         6


      Item 2.   Management's Discussion and Analysis of
                  Financial Condition and Results of Operations              7


                Results of Operations                                        7

                Liquidity and Capital Resources                              8


PART II.  OTHER INFORMATION                                                  9

  Item 1.       Legal Proceedings                                            9

  Item 2.       Changes in Securities                                        9

  Item 3.       Defaults upon Senior Securities                              9

  Item 4.       Submission of Matters to a Vote of Security Holders          9

  Item 5.       Other Items                                                  9

  Item 6.       Exhibits and Reports on Form  8-K                            9


SIGNATURES                                                                  10

PART I.         FINANCIAL INFORMATION

ITEM 1.  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:

                                   LASERSCOPE
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                 MARCH 31,        DECEMBER 31,
(thousands)                                                           1996             1995
- ----------------------------------------------------------------------------------------------
ASSETS

Current assets:
     Cash and cash equivalents                                   $      2,591     $      2,278
     Accounts receivable, net                                           5,674            5,543
     Inventories                                                        9,497           10,292
     Other current assets                                                 643              692
                                                                 ------------     ------------
              Total current assets                                     18,405           18,805

Property and equipment, net                                             2,478            2,663

Other assets                                                            2,104            2,114
                                                                 ------------     ------------
              Total assets                                       $     22,987     $     23,582
                                                                 ============     ============


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable                                                 $      1,255     $      1,455
Accrued compensation                                                    1,257            1,156
Other current liabilities                                               3,099            3,630
                                                                 ------------     ------------
     Total current liabilities                                          5,611            6,241

Obligations under capital leases                                           12               15
Commitments and contingencies

Shareholders' equity:
         Common stock                                                  37,248           37,248
         Accumulated deficit                                          (19,159)         (19,296)
         Translation adjustments                                         (350)            (251)
         Notes receivable from shareholders                              (375)            (375)
                                                                 ------------     ------------
              Total shareholders' equity                               17,364           17,326
                                                                 ------------     ------------
              Total liabilities and shareholders' equity         $     22,987     $     23,582
                                                                 ============     ============

See notes to condensed consolidated financial statements

                                   LASERSCOPE
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                             THREE MONTHS ENDED
                                                                   MARCH 31,

 (thousands except per share amounts)                       1996              1995
- --------------------------------------------------------------------------------------
Net revenues                                             $      7,722     $      9,215
Cost of sales                                                   3,852            4,383
                                                         ------------     ------------
Gross margin                                                    3,870            4,832

Operating expenses:
     Research and development                                     629              921
     Selling, general and administrative                        3,092            3,723
                                                         ------------     ------------
                                                                3,721            4,644

Operating income                                                  149              188
Interest and other income, net                                      7               99
                                                         ------------     ------------
Income before income taxes                                        156              287
Provision for income taxes                                         19               36
                                                         ------------     ------------
Net income                                               $        137     $        251
                                                         ============     ============

Net income per share                                     $       0.02     $       0.04
                                                         ============     ============

Shares used in per share calculations                           7,295            6,989
                                                         ============     ============

See notes to condensed consolidated financial statements

                                  LASERSCOPE
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                    THREE MONTHS ENDED
                                                                                          MARCH 31,
(thousands)                                                                        1996            1995
- ------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                $        137     $        251

     Adjustments to reconcile net income to cash
         cash provided by operating activities:
         Depreciation and amortization                                                  277              403
         Increase (decrease) from changes in:
              Accounts receivable                                                      (131)             391
              Inventories                                                               795              291
              Other current assets                                                       49                5
              Other assets                                                               10               22
              Accounts payable                                                         (200)             138
              Accrued compensation                                                      101              312
              Other current liabilities                                                (531)            (149)
                                                                               ------------     ------------
Cash provided by operating activities                                                   507            1,664
                                                                               ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                                               (92)            (242)
     Maturities of  held-to-maturity investments                                          -              984
     Other                                                                              (99)               9
                                                                               ------------     ------------
Cash provided (used) by investing activities                                           (191)             751
                                                                               ------------     ------------
CASH USED BY FINANCING ACTIVITIES:

     Payments on obligations under capital leases                                        (3)               -
                                                                               ------------     ------------
Increase in cash and cash equivalents                                                   313            2,415
Cash and cash equivalents, beginning of period                                        2,278            4,604
                                                                               ------------     ------------
Cash and cash equivalents, end of period                                       $      2,591     $      7,019
                                                                               ============     ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid during the period for:
              Interest                                                         $          3     $         20
              Income taxes                                                     $         25     $         22


See notes to condensed consolidated financial statements

         NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:

         1. The accompanying condensed consolidated financial statements include Laserscope (the "Company") and its wholly and majority-owned subsidiaries. All intercompany transactions and balances have been eliminated. While the financial information in this report is unaudited, in the opinion of management, all adjustments (which included only normal recurring adjustments) necessary to present fairly the financial position and results of operations as of and for the periods indicated have been recorded. It is suggested that these consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto for the year ended December 31, 1995 included in the Company's annual report. The results of operations for the three month period ended March 31, 1996 are not necessarily indicative of the results expected for the full year.

         2.       Inventory was comprised of the following:

                                                                     MARCH 31,      DECEMBER 31,
                                                                       1996             1996
                                                                  ------------      ------------
                   Sub-assemblies and purchased parts             $      6,558      $      7,201
                   Finished goods                                        2,939             3,091
                                                                  ------------      ------------
Total                                                             $      9,497      $     10,292
                                                                  ============      ============

         3. Net income per share is based upon the weighted average number of shares of common stock outstanding and dilutive common equivalent shares from stock options (using the treasury stock method).

         4. The Company invests its excess cash in high-quality debt instruments. The Company considers cash equivalents to be financial instruments that are readily convertible to cash, subject to no more than insignificant interest rate risk and that have original maturities of three months or less. Short-term investments consist of financial instruments with less than one year to maturity. At March 31, 1996 and December 31, 1995 the Company's cash equivalents were in the form of institutional money market accounts and totaled $1.05 million and $3.02 million, respectively. At March 31, 1996 and December 31, 1995 the Company had no investment in short-term financial instruments.

         5. Subsequent event: During April 1996, the Company and Heraeus MED, GmbH signed a definitive agreement for Heraeus Surgical, Inc.(a wholly-owned subsidiary of Heraeus MED, GmbH) to be acquired by the Company. The transaction is subject to approval by the shareholders of the Company as well as the obtaining of necessary governmental consents. Heraeus MED will receive approximately 4.6 million shares of newly issued Laserscope common stock and a $2.00 million cash payment in exchange for all of the outstanding shares of Heraeus Surgical, Inc. and certain assets and liabilities of Heraeus MED's German laser distribution organization.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS:

Except for the historical information contained in this Quarterly Report on Form 10-Q, the matters discussed herein are forward-looking statements subject to certain risks and uncertainties that could cause the actual results to differ materially for those projected. Factors that could cause actual results to differ materially include, but are not limited to, the timing of orders and shipments, the Company's ability to balance its inventory and production schedules, the timely development and market acceptance of new products and surgical/therapeutic procedures, the impact of competitive products and pricing, the Company's ability to expand further into international markets, public policy relating to health care reform in the United States and other countries, approval of its products by government agencies such as the United States Food and Drug Administration as well as government agencies in other countries, the Company's ability to integrate successfully acquired businesses and other risks included from time to time in the Company's press announcements and public disclosure filings with the United States Securities and Exchange Commission, copies of which are available upon request from Laserscope's Investor Relations Department. The Company assumes no obligation to update any forward-looking statements contained herein.

RESULTS OF OPERATIONS:

The following discussion should be read in conjunction with the unaudited consolidated financial statements and notes thereto included in Part I -- Item 1 of this Quarterly Report and the audited financial statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 1995 contained in the Company's Annual Report on Form 10-K.

Net revenues for the quarter ended March 31, 1996 were $7.72 million, a decrease of 16% from net revenues of $9.22 million in the corresponding quarter of 1995. Net revenues decreased during the first quarter of 1996 relative to the first quarter of 1995 as a combined result of higher unit shipments of the Company's KTP/YAG Surgical Laser Systems at lower average selling prices, lower shipments of disposable supplies and instrumentation and, to a lesser extent, lower sales of services.

Revenues from the sales of capital equipment comprised approximately 39% of total net revenues during the quarter ended March 31, 1996 compared to approximately 35% of total net revenues during the corresponding period in 1995. Although the revenues from sales of capital increased as a proportion of total net revenues, in absolute dollars these revenues decreased. While laser unit shipments were 11% higher in the first quarter of 1996 relative to the first quarter of 1995, average unit prices decreased during this period as a combined result of greater shipments of lower priced Aura office laser units as well as increased shipments to independent international distributors. The Company believes that the continuing trend toward reduced health care costs in the United States is still a factor which continues to impact negatively capital equipment procurement by its customers, particularly its hospital customers in the United States. As a result, the Company expects that its revenue mix trends for capital equipment in the United States will continue to shift toward its lower priced Aura office laser.

Revenues from the sales of disposable supplies, instrumentation and service comprised approximately 61% of total net revenues during the quarter ended March 31, 1996, compared to approximately 65% of total net revenues in the corresponding period in 1995. The decrease is primarily the result of lower shipments of its side-firing devices used in prostate surgeries due to fewer prostate surgeries using laser surgical techniques being performed during the quarter ended March 31, 1996 than in the corresponding quarter of 1995. The Company believes that this was caused principally by increased drug treatment of those patients with mild to moderate prostate disorders as well as adoption of alternative electrosurgical techniques to perform prostate surgeries.

The Company believes that acceptance of lasers in aesthetic surgery, dermatology, urology, ear, nose and throat surgery, will continue to be important to its business. In addition, the adoption of photodynamic therapy by medical practitioners will be important. The Company continues to invest in developing new instrumentation for emerging surgical applications and to educate surgeons in the United States and internationally to encourage the adoption of such new applications. Finally, penetration of the international market, although increasing, has been limited and the Company continues to view this as a significant opportunity.

Gross margin as a percentage of net revenues for the quarter ended March 31, 1996 was 50%, compared to 52% for the corresponding quarter in 1995. The decrease is due in part to a higher proportion of revenues from sales to independent international distributors during the first quarter of 1996 than in the corresponding quarter of 1995. These revenues generally generate lower gross margins than those generated by revenues from sales through the Company's direct sales force. In addition, the Company continued to balance its inventories with product demand and it reduced production volumes in the first quarter of 1996 relative the first quarter of 1995 which further negatively impacted gross margins during the first quarter of 1996. The Company expects that gross margin as a percentage of revenues for the remainder of

1996 may vary from quarter to quarter as it continues to balance production volumes and inventory levels with product demand and as product and distribution mix varies.

Research and development expenses, which are the result of activities related to the development of new laser, instrumentation and disposable products and the enhancement of the Company's existing products were approximately 32% lower in the first quarter of 1996 when compared to the corresponding quarter of 1995. As a percentage of net revenues these expenses were 8% and 10% in the quarters ended March 31, 1996 and March 31, 1995, respectively. This decrease is the combined result of expense control measures implemented by the Company during the fourth quarter of 1995 and reduced spending on the Company's Aura office laser which the Company shipped commercially commencing in December 1995. The Company expects to continue to make significant investments in research and development during 1996 and beyond.

Selling, general and administrative expenses in absolute terms decreased approximately 17% in the quarter ended March 31, 1996 compared to the corresponding quarter of 1995 although they did not decrease significantly as a percentage of net revenues. The reduction in the expense level is the combined result of lower direct selling expenses resulting from a higher proportion of its revenues being generated from sales to independent international distributors and expense reduction measures implemented by the Company during the fourth quarter of 1995. In absolute terms, the Company expects these amounts to continue to be lower in 1996 than in the corresponding periods in 1995 unless the Company's revenue base increases significantly. However, as a percentage of revenues, selling, general and administrative expenses are expected to remain at relatively high levels during 1996 since the Company expects to continue to invest significant amounts in international expansion, marketing programs and educational support.

During the quarters ended March 31, 1996 and 1995 the Company recorded income tax provisions representing effective tax rates of 12% and 13%, respectively. The amounts are below the combined federal and state rates primarily as a result of the utilization of available net operating loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES:

Total assets and liabilities as of March 31, 1996 were $22.99 million and $5.61 million respectively, compared to assets and liabilities of $23.58 million and $6.24 million at December 31, 1995. Working capital increased $0.23 million from $12.56 million at December 31, 1995 to $12.79 million at March 31, 1996 while cash and cash equivalents increased $0.31 million during the period. The net increase in cash and cash equivalents was primarily due to cash provided by operating activities of $0.51 million. The Company anticipates that future changes in cash and working capital will be dependent on the levels of its business.

At March 31, 1996, cash and cash equivalents amounted to approximately $2.59 million. The Company currently has in place a $5.00 million revolving bank line of credit which expires October 1996 and under which no borrowings were outstanding at March 31, 1996.

The Company's need for capital is affected by the current and anticipated demand for its products as well as procurement and production lead times in its manufacturing operations. Changes in these factors can have a significant impact on capital requirements.

From time to time, the Company may also consider the acquisition of, or evaluate investments in, certain products and businesses complementary to the Company's business. Any such acquisition or investment may require additional capital resources. During April 1996, the Company and Heraeus MED, GmbH signed a definitive agreement for Heraeus Surgical, Inc.(a wholly-owned subsidiary of Heraeus MED, GmbH) to be acquired by the Company. The transaction is subject to approval by the shareholders of the Company as well as the obtaining of necessary governmental consents. Heraeus MED will receive approximately 4.6 million shares of newly issued Laserscope common stock and a $2.00 million cash payment in exchange for all of the outstanding shares of Heraeus Surgical, Inc. and certain assets and liabilities of Heraeus MED's German laser distribution organization. The Company is exploring alternatives for financing its acquisition of Heraeus Surgical, Inc. including debt, equity or the use of the Company's currently existing cash resources. In the event the Company finances the Heraeus Surgical, Inc. acquisition using its existing cash resources, the Company anticipates while its remaining cash resources will be sufficient to fund its short term operating needs, additional financing either through the Company's bank line of credit or otherwise would be required for the Company's currently envisioned long term needs.

PART II. OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

The Company is a party to a number of legal proceedings arising in the ordinary course of business. While it is not feasible to predict or determine the outcome of the actions brought against it, the Company believes that the ultimate resolution of these claims will not ultimately have a material adverse effect on its financial position or results of operations.

ITEM 2. CHANGES IN SECURITIES

                  Not applicable.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

                  Not applicable.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                  Not applicable.

ITEM 5.  OTHER ITEMS

                  Not applicable.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

         (a) Exhibits filed herewith (numbered in accordance with Item 601 of Regulation S-K):

Exhibit
Number                             Description
- -------                            -----------
10.14           Form of Laserscope Management Continuity Agreement, as amended.
10.19           Acquisition of Heraeus Laser Business Agreement.

         (b)      Reports on Form 8-K:  None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  LASERSCOPE

                                  Registrant


                                  /s/ Dennis LaLumandiere
                                  ----------------------------------
                                  Dennis LaLumandiere
                                  Vice President of Finance
                                    and Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

Date:  May 15, 1996

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OF LASERSCOPE

                        SPECIAL MEETING OF SHAREHOLDERS

The undersigned shareholder of Laserscope, a California corporation (the "Company"), hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, each dated July __, 1996, and hereby appoints Robert V. McCormick and Dennis LaLumandiere or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Shareholders of Laserscope to be held on August 29, 1996 at 9:00 a.m., local time, at the executive offices of Laserscope, 3052 Orchard Drive, San Jose, California 95134-2011 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the following matters, and, in their discretion, upon such other matters that may properly come before the meeting and any adjournment(s) thereof.




                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------

[X]  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR APPROVAL OF THE AGREEMENT AND THE TRANSACTIONS AND AGREEMENTS CONTEMPLATED THEREIN; (2) FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1994 STOCK OPTION PLAN AND THE RESERVATION OF 975,000 SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER; (3) FOR APPROVAL OF THE COMPANY'S 1995 DIRECTORS' STOCK OPTION PLAN AND THE RESERVATION OF 300,000 SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER.

1. Proposals to approve the acquisition agreement between the Company and Heraeus Med GmbH dated April 23, 1996 (the "Agreement") and the transactions and agreements contemplated therein.

                  FOR               AGAINST          ABSTAIN

                  [ ]                 [ ]              [ ]

2. Proposal to approve an amendment to the Company's 1994 Stock Option Plan to increase the number of shares of common stock reserved for issuance thereunder by 975,000 shares.

                  FOR               AGAINST          ABSTAIN

                  [ ]                 [ ]              [ ]

3. Proposal to approve the adoption of the Company's 1995 Directors' Stock Option Plan and the reservation of 300,000 shares of common stock for issuance thereunder.

                  FOR               AGAINST          ABSTAIN

                  [ ]                 [ ]              [ ]

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.



SIGNATURE(S) _____________________________________ DATE _______________


NOTE: This Proxy should be marked, dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.